MORGAN STANLEY ABS CAPITAL I INC.,

Depositor,

COUNTRYWIDE HOME LOANS SERVICING LP,

Servicer,

SAXON MORTGAGE SERVICES, INC.,

Servicer,

NC CAPITAL CORPORATION,

Responsible Party,

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee

POOLING AND SERVICING AGREEMENT

Dated as of January 1, 2007

MORGAN STANLEY ABS CAPITAL I INC. TRUST 2007-NC1

MORTGAGE PASS-THROUGH CERTIFICATES,

SERIES 2007-NC1

[

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES

Section 2.01	Conveyance of Mortgage Loans
Section 2.02	Acceptance by the Trustee of the Mortgage Loans
Section 2.03	Representations and Warranties; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans
Section 2.04	Execution and Delivery of Certificates
Section 2.05	REMIC Matters
Section 2.06	Representations and Warranties of the Depositor
Section 2.07	Enforcement of Obligations for Breach of Mortgage Loan Representations.

ARTICLE III

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 3.01	Servicers to Service Mortgage Loans.
Section 3.02	Subservicing Agreements between a Servicer and Subservicers
Section 3.03	Successor Subservicers
Section 3.04	Liability of the Servicers
Section 3.05	No Contractual Relationship between Subservicers and the Trustee
Section 3.06	Assumption or Termination of Subservicing Agreements by Trustee
Section 3.07	Collection of Certain Mortgage Loan Payments
Section 3.08	Subservicing Accounts
Section 3.09	Collection of Taxes, Assessments and Similar Items; Escrow Accounts
Section 3.10	Collection Accounts
Section 3.11	Withdrawals from the Collection Accounts
Section 3.12	Investment of Funds in the related Collection Account and the Distribution Account
Section 3.13	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage
Section 3.14	Enforcement of “Due-on-Sale” Clauses; Assumption Agreements
Section 3.15	Realization upon Defaulted Mortgage Loans
Section 3.16	Release of Mortgage Files
Section 3.17	Title, Conservation and Disposition of REO Property
Section 3.18	Notification of Adjustments
Section 3.19	Access to Certain Documentation and Information Regarding the Mortgage Loans
Section 3.20	Documents, Records and Funds in Possession of the Servicers to Be Held for the Trustee
Section 3.21	Servicing Compensation
Section 3.22	Annual Statement as to Compliance
Section 3.23	Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants’ Attestation Report
Section 3.24	Trustee to Act as Servicer
Section 3.25	Compensating Interest
Section 3.26	Credit Reporting; Gramm-Leach-Bliley Act
Section 3.27	Optional Purchase of Delinquent Mortgage Loans

ARTICLE IV

DISTRIBUTIONS AND ADVANCES BY THE SERVICER

Section 4.01	Advances
Section 4.02	Priorities of Distribution
Section 4.03	Monthly Statements to Certificateholders
Section 4.04	Certain Matters Relating to the Determination of LIBOR
Section 4.05	Allocation of Applied Realized Loss Amounts
Section 4.06	Swap Account

ARTICLE V

THE CERTIFICATES

Section 5.01	The Certificates
Section 5.02	Certificate Register; Registration of Transfer and Exchange of Certificates
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates
Section 5.04	Persons Deemed Owners
Section 5.05	Access to List of Certificateholders’ Names and Addresses
Section 5.06	Maintenance of Office or Agency

ARTICLE VI

THE DEPOSITOR AND THE SERVICERS

Section 6.01	Respective Liabilities of the Depositor and the Servicer
Section 6.02	Merger or Consolidation of the Depositor or the Servicers
Section 6.03	Limitation on Liability of the Depositor, the Servicers and Others
Section 6.04	Limitation on Resignation of a Servicer
Section 6.05	Additional Indemnification by the Servicers; Third Party Claims

ARTICLE VII

DEFAULT

Section 7.01	Events of Default
Section 7.02	Trustee to Act; Appointment of Successor
Section 7.03	Notification to Certificateholders

ARTICLE VIII

CONCERNING THE TRUSTEE

Section 8.01	Duties of the Trustee
Section 8.02	Certain Matters Affecting the Trustee
Section 8.03	Trustee Not Liable for Certificates or Mortgage Loans
Section 8.04	Trustee May Own Certificates
Section 8.05	Trustee’s Fees and Expenses
Section 8.06	Eligibility Requirements for the Trustee
Section 8.07	Resignation and Removal of the Trustee
Section 8.08	Successor Trustee
Section 8.09	Merger or Consolidation of the Trustee
Section 8.10	Appointment of Co-Trustee or Separate Trustee
Section 8.11	Tax Matters
Section 8.12	Periodic Filings
Section 8.13	Tax Treatment of Swap Payments and Swap Termination Payments
Section 8.14	Distributions on the REMIC Regular Interests
Section 8.15	Certain Interest Shortfalls on the REMIC Regular Interests.
Section 8.16	Allocation of Realized Losses to the REMIC Regular Interests.

ARTICLE IX

TERMINATION

Section 9.01	Termination upon Liquidation or Purchase of the Mortgage Loans
Section 9.02	Final Distribution on the Certificates
Section 9.03	Additional Termination Requirements

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01	Amendment
Section 10.02	Recordation of Agreement; Counterparts
Section 10.03	Governing Law
Section 10.04	Intention of Parties
Section 10.05	Notices
Section 10.06	Severability of Provisions
Section 10.07	Assignment; Sales; Advance Facilities
Section 10.08	Limitation on Rights of Certificateholders
Section 10.09	Inspection and Audit Rights
Section 10.10	Certificates Nonassessable and Fully Paid
Section 10.11	Rule of Construction
Section 10.12	Waiver of Jury Trial
Section 10.13	Rights of the Swap Provider
Section 10.14
Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB

SCHEDULES

Schedule I	Mortgage Loan Schedule
Schedule II	Representations and Warranties of Countrywide Servicing, as Servicer
Schedule III	Representations and Warranties of the Responsible Party as to the Mortgage Loans
Schedule IV	Representations and Warranties of the Responsible Party as to the Responsible Party
Schedule V	Representations and Warranties of Morgan Stanley ABS Capital I Inc. as to the Mortgage Loans
Schedule VI	Representations and Warranties of Saxon, as Servicer

EXHIBITS

Exhibit A	Form of Class A, Class M and Class B Certificate
Exhibit B	Form of Class P Certificate
Exhibit C	Form of Residual Certificates
Exhibit D	Form of Class X Certificate
Exhibit E	Form of Initial Certification of Trustee
Exhibit F	Form of Document Certification and Exception Report of Trustee
Exhibit G	Form of Residual Transfer Affidavit
Exhibit H	Form of Transferor Certificate
Exhibit I	Form of Rule 144A Letter
Exhibit J	Form of Request for Release
Exhibit K	Form of Contents for Each Mortgage File
Exhibit L	Form of Certification to be provided with Form 10-K
Exhibit M	Form of Certification to be provided by the Trustee to be provided to Depositor
Exhibit N	Form of Certification to be provided by Saxon to the Depositor
Exhibit O	Form of Servicer Power of Attorney
Exhibit P	Servicing Criteria
Exhibit Q	Additional Form 10-D Disclosure
Exhibit R	Additional Form 10-K Disclosure
Exhibit S	Form 8-K Disclosure Information
Exhibit T	Interest Rate Swap Agreement
Exhibit U	Purchase Agreement
Exhibit V	Form of Additional Disclosure Notification
Exhibit W-1	Form of Saxon Servicer Reports
Exhibit W-2	Form of Countrywide Servicing Servicer Reports
Exhibit X	Form of Countrywide Amendment to Regulation AB
Exhibit Y	Representations and Warranties Agreement
Exhibit Z	Interest Rate Cap Agreement

THIS POOLING AND SERVICING AGREEMENT, dated as of January 1, 2007, among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation, as depositor (the “Depositor”), COUNTRYWIDE HOME LOANS SERVICING LP, a Texas limited partnership, as a servicer (“Countrywide Servicing”), SAXON MORTGAGE SERVICES, INC., a Texas corporation, as a servicer (“Saxon” and together with Countrywide Servicing, the “Servicers”), NC CAPITAL CORPORATION, a California corporation, as responsible party (the “Responsible Party”), and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

PRELIMINARY STATEMENT

The Depositor is the owner of the Trust Fund that is hereby conveyed to the Trustee in return for the Certificates.

REMIC I

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the Trust Fund (exclusive of the Excess Reserve Fund Account and, for the avoidance of doubt, the Supplemental Interest Trust and the Swap Agreement) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-I Interest will represent the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, the Uncertificated REMIC I Pass-Through Rate, the initial Uncertificated Principal Balance, and for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests. None of the REMIC I Regular Interests will be certificated.

Designation	Uncertificated REMIC I Pass-Through Rate	Initial Uncertificated Principal Balance	Latest Possible Maturity Date(1)
I	(2)	$158,280,212.97	November 2036
I-1-A	(2)	$5,376,801.32	November 2036
I-1-B	(2)	$5,376,801.32	November 2036
I-2-A	(2)	$5,150,793.94	November 2036
I-2-B	(2)	$5,150,793.94	November 2036
I-3-A	(2)	$4,932,030.80	November 2036
I-3-B	(2)	$4,932,030.80	November 2036
I-4-A	(2)	$4,722,629.87	November 2036
I-4-B	(2)	$4,722,629.87	November 2036
I-5-A	(2)	$4,522,187.83	November 2036
I-5-B	(2)	$4,522,187.83	November 2036
I-6-A	(2)	$4,330,318.79	November 2036
I-6-B	(2)	$4,330,318.79	November 2036
I-7-A	(2)	$4,146,653.56	November 2036
I-7-B	(2)	$4,146,653.56	November 2036
I-8-A	(2)	$3,986,430.23	November 2036
I-8-B	(2)	$3,986,430.23	November 2036
I-9-A	(2)	$19,054,858.27	November 2036
I-9-B	(2)	$19,054,858.27	November 2036
I-10-A	(2)	$4,294,053.80	November 2036
I-10-B	(2)	$4,294,053.80	November 2036
I-11-A	(2)	$2,771,450.53	November 2036
I-11-B	(2)	$2,771,450.53	November 2036
I-12-A	(2)	$2,655,924.48	November 2036
I-12-B	(2)	$2,655,924.48	November 2036
I-13-A	(2)	$2,545,260.32	November 2036
I-13-B	(2)	$2,545,260.32	November 2036
I-14-A	(2)	$2,455,064.89	November 2036
I-14-B	(2)	$2,455,064.89	November 2036
I-15-A	(2)	$17,805,984.83	November 2036
I-15-B	(2)	$17,805,984.83	November 2036
I-16-A	(2)	$2,909,240.29	November 2036
I-16-B	(2)	$2,909,240.29	November 2036
I-17-A	(2)	$1,426,451.27	November 2036
I-17-B	(2)	$1,426,451.27	November 2036
I-18-A	(2)	$1,369,301.64	November 2036
I-18-B	(2)	$1,369,301.64	November 2036
I-19-A	(2)	$1,322,715.81	November 2036
I-19-B	(2)	$1,322,715.81	November 2036
I-20-A	(2)	$1,556,295.96	November 2036
I-20-B	(2)	$1,556,295.96	November 2036
I-21-A	(2)	$11,037,242.00	November 2036
I-21-B	(2)	$11,037,242.00	November 2036
I-22-A	(2)	$1,609,253.25	November 2036
I-22-B	(2)	$1,609,253.25	November 2036
I-23-A	(2)	$644,558.62	November 2036
I-23-B	(2)	$644,558.62	November 2036
I-24-A	(2)	$621,002.05	November 2036
I-24-B	(2)	$621,002.05	November 2036
I-25-A	(2)	$606,652.51	November 2036
I-25-B	(2)	$606,652.51	November 2036
I-26-A	(2)	$865,764.57	November 2036
I-26-B	(2)	$865,764.57	November 2036
I-27-A	(2)	$1,568,957.77	November 2036
I-27-B	(2)	$1,568,957.77	November 2036
I-28-A	(2)	$601,028.99	November 2036
I-28-B	(2)	$601,028.99	November 2036
I-29-A	(2)	$454,018.97	November 2036
I-29-B	(2)	$454,018.97	November 2036
I-30-A	(2)	$437,946.76	November 2036
I-30-B	(2)	$437,946.76	November 2036
I-31-A	(2)	$427,192.20	November 2036
I-31-B	(2)	$427,192.20	November 2036
I-32-A	(2)	$572,499.33	November 2036
I-32-B	(2)	$572,499.33	November 2036
I-33-A	(2)	$971,170.61	November 2036
I-33-B	(2)	$971,170.61	November 2036
I-34-A	(2)	$416,124.46	November 2036
I-34-B	(2)	$416,124.46	November 2036
I-35-A	(2)	$330,696.25	November 2036
I-35-B	(2)	$330,696.25	November 2036
I-36-A	(2)	$319,304.67	November 2036
I-36-B	(2)	$319,304.67	November 2036
I-37-A	(2)	$308,301.32	November 2036
I-37-B	(2)	$308,301.32	November 2036
I-38-A	(2)	$297,673.10	November 2036
I-38-B	(2)	$297,673.10	November 2036
I-39-A	(2)	$287,407.38	November 2036
I-39-B	(2)	$287,407.38	November 2036
I-40-A	(2)	$277,491.99	November 2036
I-40-B	(2)	$277,491.99	November 2036
I-41-A	(2)	$267,915.05	November 2036
I-41-B	(2)	$267,915.05	November 2036
I-42-A	(2)	$258,665.22	November 2036
I-42-B	(2)	$258,665.22	November 2036
I-43-A	(2)	$251,155.05	November 2036
I-43-B	(2)	$251,155.05	November 2036
I-44-A	(2)	$254,661.57	November 2036
I-44-B	(2)	$254,661.57	November 2036
I-45-A	(2)	$250,534.88	November 2036
I-45-B	(2)	$250,534.88	November 2036
I-46-A	(2)	$225,187.83	November 2036
I-46-B	(2)	$225,187.83	November 2036
I-47-A	(2)	$215,769.27	November 2036
I-47-B	(2)	$215,769.27	November 2036
I-48-A	(2)	$208,310.44	November 2036
I-48-B	(2)	$208,310.44	November 2036
I-49-A	(2)	$202,547.05	November 2036
I-49-B	(2)	$202,547.05	November 2036
I-50-A	(2)	$207,912.09	November 2036
I-50-B	(2)	$207,912.09	November 2036
I-51-A	(2)	$205,044.70	November 2036
I-51-B	(2)	$205,044.70	November 2036
I-52-A	(2)	$181,105.55	November 2036
I-52-B	(2)	$181,105.55	November 2036
I-53-A	(2)	$173,201.03	November 2036
I-53-B	(2)	$173,201.03	November 2036
I-54-A	(2)	$167,214.18	November 2036
I-54-B	(2)	$167,214.18	November 2036
I-55-A	(2)	$162,252.22	November 2036
I-55-B	(2)	$162,252.22	November 2036
I-56-A	(2)	$163,708.60	November 2036
I-56-B	(2)	$163,708.60	November 2036
I-57-A	(2)	$160,498.10	November 2036
I-57-B	(2)	$160,498.10	November 2036
I-58-A	(2)	$145,336.06	November 2036
I-58-B	(2)	$145,336.06	November 2036
I-59-A	(2)	$139,374.38	November 2036
I-59-B	(2)	$139,374.38	November 2036
I-60-A	(2)	$134,553.08	November 2036
I-60-B	(2)	$134,553.08	November 2036
I-61-A	(2)	$3,708,492.69	November 2036
I-61-B	(2)	$3,708,492.69	November 2036
II	(2)	$320,055,893.20	November 2036
II-1-A	(2)	$10,872,337.28	November 2036
II-1-B	(2)	$10,872,337.28	November 2036
II-2-A	(2)	$10,415,331.66	November 2036
II-2-B	(2)	$10,415,331.66	November 2036
II-3-A	(2)	$9,972,974.50	November 2036
II-3-B	(2)	$9,972,974.50	November 2036
II-4-A	(2)	$9,549,548.48	November 2036
II-4-B	(2)	$9,549,548.48	November 2036
II-5-A	(2)	$9,144,238.07	November 2036
II-5-B	(2)	$9,144,238.07	November 2036
II-6-A	(2)	$8,756,263.01	November 2036
II-6-B	(2)	$8,756,263.01	November 2036
II-7-A	(2)	$8,384,876.69	November 2036
II-7-B	(2)	$8,384,876.69	November 2036
II-8-A	(2)	$8,060,891.87	November 2036
II-8-B	(2)	$8,060,891.87	November 2036
II-9-A	(2)	$38,530,500.53	November 2036
II-9-B	(2)	$38,530,500.53	November 2036
II-10-A	(2)	$8,682,932.20	November 2036
II-10-B	(2)	$8,682,932.20	November 2036
II-11-A	(2)	$5,604,102.37	November 2036
II-11-B	(2)	$5,604,102.37	November 2036
II-12-A	(2)	$5,370,499.12	November 2036
II-12-B	(2)	$5,370,499.12	November 2036
II-13-A	(2)	$5,146,727.03	November 2036
II-13-B	(2)	$5,146,727.03	November 2036
II-14-A	(2)	$4,964,344.41	November 2036
II-14-B	(2)	$4,964,344.41	November 2036
II-15-A	(2)	$36,005,175.07	November 2036
II-15-B	(2)	$36,005,175.07	November 2036
II-16-A	(2)	$5,882,724.66	November 2036
II-16-B	(2)	$5,882,724.66	November 2036
II-17-A	(2)	$2,884,402.53	November 2036
II-17-B	(2)	$2,884,402.53	November 2036
II-18-A	(2)	$2,768,841.26	November 2036
II-18-B	(2)	$2,768,841.26	November 2036
II-19-A	(2)	$2,674,640.84	November 2036
II-19-B	(2)	$2,674,640.84	November 2036
II-20-A	(2)	$3,146,959.24	November 2036
II-20-B	(2)	$3,146,959.24	November 2036
II-21-A	(2)	$22,318,216.85	November 2036
II-21-B	(2)	$22,318,216.85	November 2036
II-22-A	(2)	$3,254,043.25	November 2036
II-22-B	(2)	$3,254,043.25	November 2036
II-23-A	(2)	$1,303,350.88	November 2036
II-23-B	(2)	$1,303,350.88	November 2036
II-24-A	(2)	$1,255,717.55	November 2036
II-24-B	(2)	$1,255,717.55	November 2036
II-25-A	(2)	$1,226,701.59	November 2036
II-25-B	(2)	$1,226,701.59	November 2036
II-26-A	(2)	$1,750,647.63	November 2036
II-26-B	(2)	$1,750,647.63	November 2036
II-27-A	(2)	$3,172,562.48	November 2036
II-27-B	(2)	$3,172,562.48	November 2036
II-28-A	(2)	$1,215,330.36	November 2036
II-28-B	(2)	$1,215,330.36	November 2036
II-29-A	(2)	$918,063.93	November 2036
II-29-B	(2)	$918,063.93	November 2036
II-30-A	(2)	$885,564.59	November 2036
II-30-B	(2)	$885,564.59	November 2036
II-31-A	(2)	$863,818.00	November 2036
II-31-B	(2)	$863,818.00	November 2036
II-32-A	(2)	$1,157,641.02	November 2036
II-32-B	(2)	$1,157,641.02	November 2036
II-33-A	(2)	$1,963,787.34	November 2036
II-33-B	(2)	$1,963,787.34	November 2036
II-34-A	(2)	$841,438.09	November 2036
II-34-B	(2)	$841,438.09	November 2036
II-35-A	(2)	$668,695.20	November 2036
II-35-B	(2)	$668,695.20	November 2036
II-36-A	(2)	$645,660.48	November 2036
II-36-B	(2)	$645,660.48	November 2036
II-37-A	(2)	$623,410.78	November 2036
II-37-B	(2)	$623,410.78	November 2036
II-38-A	(2)	$601,919.65	November 2036
II-38-B	(2)	$601,919.65	November 2036
II-39-A	(2)	$581,161.52	November 2036
II-39-B	(2)	$581,161.52	November 2036
II-40-A	(2)	$561,111.76	November 2036
II-40-B	(2)	$561,111.76	November 2036
II-41-A	(2)	$541,746.40	November 2036
II-41-B	(2)	$541,746.40	November 2036
II-42-A	(2)	$523,042.48	November 2036
II-42-B	(2)	$523,042.48	November 2036
II-43-A	(2)	$507,856.30	November 2036
II-43-B	(2)	$507,856.30	November 2036
II-44-A	(2)	$514,946.78	November 2036
II-44-B	(2)	$514,946.78	November 2036
II-45-A	(2)	$506,602.27	November 2036
II-45-B	(2)	$506,602.27	November 2036
II-46-A	(2)	$455,348.42	November 2036
II-46-B	(2)	$455,348.42	November 2036
II-47-A	(2)	$436,303.33	November 2036
II-47-B	(2)	$436,303.33	November 2036
II-48-A	(2)	$421,220.96	November 2036
II-48-B	(2)	$421,220.96	November 2036
II-49-A	(2)	$409,566.90	November 2036
II-49-B	(2)	$409,566.90	November 2036
II-50-A	(2)	$420,415.46	November 2036
II-50-B	(2)	$420,415.46	November 2036
II-51-A	(2)	$414,617.35	November 2036
II-51-B	(2)	$414,617.35	November 2036
II-52-A	(2)	$366,210.40	November 2036
II-52-B	(2)	$366,210.40	November 2036
II-53-A	(2)	$350,226.82	November 2036
II-53-B	(2)	$350,226.82	November 2036
II-54-A	(2)	$338,120.92	November 2036
II-54-B	(2)	$338,120.92	November 2036
II-55-A	(2)	$328,087.43	November 2036
II-55-B	(2)	$328,087.43	November 2036
II-56-A	(2)	$331,032.35	November 2036
II-56-B	(2)	$331,032.35	November 2036
II-57-A	(2)	$324,540.45	November 2036
II-57-B	(2)	$324,540.45	November 2036
II-58-A	(2)	$293,881.54	November 2036
II-58-B	(2)	$293,881.54	November 2036
II-59-A	(2)	$281,826.52	November 2036
II-59-B	(2)	$281,826.52	November 2036
II-60-A	(2)	$272,077.47	November 2036
II-60-B	(2)	$272,077.47	November 2036
II-61-A	(2)	$7,498,879.16	November 2036
II-61-B	(2)	$7,498,879.16	November 2036
P	(3)	$100.00	November 2036
___________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “Uncertificated REMIC I Pass-Through Rate” herein.
(3)	The REMIC I Regular Interest LT-P will not be entitled to distributions of interest.

REMIC II

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC I Regular Interests) for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The R-II Interest will represent the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC II Pass-Through Rate, the Initial Uncertificated Principal Balance, and for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests. None of the REMIC II Regular Interests will be certificated.

Designation	Uncertificated REMIC II Pass-Through Rate	Initial Uncertificated Principal Balance	Latest Possible Maturity Date(1)
LT-AA	(2)	$612,503,852.22	November 2036
LT-A1	(2)	$1,602,795.00	November 2036
LT-A2a	(2)	$1,634,700.00	November 2036
LT-A2b	(2)	$508,450.00	November 2036
LT-A2c	(2)	$675,900.00	November 2036
LT-A2d	(2)	$421,925.00	November 2036
LT-M1	(2)	$250,000.00	November 2036
LT-M2	(2)	$290,625.00	November 2036
LT-M3	(2)	$96,875.00	November 2036
LT-M4	(2)	$125,000.00	November 2036
LT-M5	(2)	$118,750.00	November 2036
LT-M6	(2)	$68,750.00	November 2036
LT-B1	(2)	$100,000.00	November 2036
LT-B2	(2)	$46,875.00	November 2036
LT-B3	(2)	$78,125.00	November 2036
LT-B4	(2)	$53,125.00	November 2036
LT-ZZ	(2)	$6,428,183.62	November 2036
LT-IO	(2)	(3)	November 2036
LT-P	(4)	$100.00	November 2036
LT-1SUB	(2)	$9,306.56	November 2036
LT-1GRP	(2)	$41,362.21	November 2036
LT-2SUB	(2)	$18,818.83	November 2036
LT-2GRP	(2)	$83,638.22	November 2036
LT-XX	(2)	$624,850,805.02	November 2036
___________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “Uncertificated REMIC II Pass-Through Rate” herein.
(3)	REMIC II Regular Interest LT-IO will not have an Uncertificated Principal Balance, but will accrue interest on its Uncertificated Notional Amount, as defined herein.
(4)	The REMIC II Regular Interest LT-P will not be entitled to distributions of interest.

REMIC III

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The R-III Interest will represent the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions. The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for each Class of Certificates or REMIC III Regular Interests that represents one or more of the “regular interests” in REMIC III created hereunder:

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class A-1	$320,559,000.00	(2)	November 2036
Class A-2a	$326,940,000.00	(2)	November 2036
Class A-2b	$101,690,000.00	(2)	November 2036
Class A-2c	$135,180,000.00	(2)	November 2036
Class A-2d	$84,385,000.00	(2)	November 2036
Class M-1	$50,000,000.00	(2)	November 2036
Class M-2	$58,125,000.00	(2)	November 2036
Class M-3	$19,375,000.00	(2)	November 2036
Class M-4	$25,000,000.00	(2)	November 2036
Class M-5	$23,750,000.00	(2)	November 2036
Class M-6	$13,750,000.00	(2)	November 2036
Class B-1	$20,000,000.00	(2)	November 2036
Class B-2	$9,375,000.00	(2)	November 2036
Class B-3	$15,625,000.00	(2)	November 2036
Class B-4	$10,625,000.00	(2)	November 2036
Class X Interest(3)	$35,628,861.67	(2)	November 2036
Class P Interest	$100.00	N/A(4)	November 2036
Class IO Interest	(5)	(6)	November 2036

___________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)
The Class X Interest will not accrue interest on its Certificate Principal Balance, but will accrue interest at the Class X Pass-Through Rate on the Notional Amount of the Class X Interest outstanding from time to time which shall equal the aggregate Uncertificated Principal Balance of the REMIC II Regular Interests (other than REMIC II Regular Interest LT-P and REMIC II Regular Interest LT-IO).

(4)	The Class P Interest will not be entitled to distributions of interest.
(5)
For federal income tax purposes, the Class IO Interest will not have an Uncertificated Principal Balance, but will have a notional amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest LT-IO.

(6)	For federal income tax purposes, the Class IO Interest will not have a Pass-Through Rate, but will be entitled to 100% of the amounts distributed on REMIC II Regular Interest LT-IO.

REMIC IV

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the Class X Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC IV”. The R-IV Interest will represent the sole class of “residual interests” in REMIC IV for purposes of the REMIC Provisions. The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for the Class X Certificates:

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class X	$ 35,628,861.67	(2)	November 2036

(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	The Class X Certificates will not have a Pass-Through Rate, but will be entitled to 100% of amounts distributed on the Class X Interest.

REMIC V

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC V”. The R-V Interest will represent the sole class of “residual interests” in REMIC V for purposes of the REMIC Provisions. The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for the Class P Certificates:

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class P	$100.00	(2)	November 2036
___________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	The Class P Certificates will not have a Pass-Through Rate, but will be entitled to 100% of amounts distributed on the Class P Interest.

REMIC VI

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the Class IO Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC VI”. The R-VI Interest will represent the sole class of “residual interests” in REMIC VI for purposes of the REMIC Provisions. The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for REMIC VI Regular Interest Swap-IO:

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Swap-IO	N/A	(2)	November 2036
___________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	REMIC VI Regular Interest Swap-IO will not have a Pass-Through Rate, but will be entitled to 100% of amounts distributed on the Class IO Interest.

The minimum denomination for each Class of Certificates, other than the Class P, Class R, Class R-X and Class X Certificates, will be $25,000 with integral multiples of $1 in excess thereof. The minimum denomination for the Class P and the Class X Certificates will each be a 1% Percentage Interest in such Class. The Class R and Class R-X Certificates will represent a 100% Percentage Interest in such Class.

It is expected that each Class of Certificates will receive its final distribution of principal and interest on or prior to the Final Scheduled Distribution Date.

Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates	All Classes of Certificates other than the Physical Certificates.

Class A Certificates	Class A-1, Class A-2a, Class A-2b, Class A-2c and Class A-2d.

Delay Certificates	None.

ERISA-Restricted
Certificates	Residual Certificates, Class P Certificates and Class X Certificates; any certificate with a rating below the lowest applicable permitted rating under the Underwriters’ Exemption.

Non-Delay Certificates	Class A, Class X and Subordinated Certificates.

Offered Certificates	All Classes of Certificates other than the Private Certificates.

Physical Certificates	Class P, Class X and Residual Certificates.

Private Certificates	Class P, Class X and Residual Certificates.

Rating Agencies	Moody’s and Standard & Poor’s.

Regular Certificates	All Classes of Certificates other than the Residual Certificates.

Residual Certificates	Class R and Class R-X Certificates.

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates.

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Accepted Servicing Practices”: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

“Account”: Any of the related Collection Accounts, the Distribution Account, any Escrow Account, the Excess Reserve Fund Account or the Swap Account. Each Account shall be an Eligible Account.

“Accrued Certificate Interest Distribution Amount”: With respect to any Distribution Date for each Class of Offered Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class’s share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

“Adjustable Rate Mortgage Loan”: An adjustable rate Mortgage Loan.

“Adjusted Net Mortgage Rate”: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

“Adjustment Date”: As to any Adjustable Rate Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Facility”: A financing or other facility as described in Section 10.07.

“Advancing Person”: The Person to whom any Servicer’s rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 10.07.

“Affiliate”: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement and all amendments or supplements hereto.

“Amount Held for Future Distribution”: As to the Certificates on any Distribution Date, the aggregate amount held in each Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

“Analytics Company”: Intex Solutions, Inc., or any other bond analytics service provider identified to the Trustee by the Depositor.

“Applied Realized Loss Amount”: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Offered Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

“Appraised Value”: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee’s name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

“Available Funds”: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received by the related Servicer on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received by the related Servicer during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received by the related Servicer during the related Prepayment Period together with all Compensating Interest, if applicable, thereon (excluding any Prepayment Charges); (iv) all Substitution Adjustment Amounts with respect to the substitutions of Mortgage Loans that occur with respect to such Distribution Date; (v) amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Mortgage Loan repurchased with respect to such Distribution Date; (vi) the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01; and (vii) the Closing Date Deposit Amount; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicers, the Depositor or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

“Balloon Loan”: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

“Basic Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Subordinated Amount, if any, for such Distribution Date.

“Basis Risk CarryForward Amount”: With respect to each Class of Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of Offered Certificates is based upon a Loan Group Cap or the WAC Cap, the excess of (i) the Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to any Loan Group Cap or WAC Cap (that is, had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date and the resulting amount being reduced by allocated Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls) over (ii) the Accrued Certificate Interest Distribution Amount received on such Distribution Date on such Class of Certificates at, with respect to each Class of Group I Class A Certificates, the lesser of the Group I Loan Cap or the WAC Cap, with respect to each Class of Group II Class A Certificates, the lesser of the Group II Loan Cap or the WAC Cap, and with respect to each other Class of Offered Certificates, the WAC Cap, as applicable, for such Distribution Date and (B) the Basis Risk CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

“Basis Risk Payment”: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk CarryForward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for amounts paid from the Excess Reserve Fund Account to pay any Basis Risk CarryForward Amount or any Swap Termination Payment) plus any Net Swap Payments and Interest Rate Cap Payments used to pay Basis Risk CarryForward Amounts.

“Best’s”: Best’s Key Rating Guide, as the same shall be amended from time to time.

“Book-Entry Certificates”: As specified in the Preliminary Statement.

“Business Day”: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York, California or Delaware, (b) a State in which any Servicer’s servicing operations are located, or (c) the State in which the Trustee’s operations are located, are authorized or obligated by law or executive order to be closed.

“Cap Provider”: Morgan Stanley Capital Services Inc., a Delaware corporation, and its successors in interest.

“Certificate”: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

“Certificate Balance”: With respect to any Class of Certificates, other than the Class X or Residual Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of the Unpaid Realized Loss Amount for such Class or Classes for such Distribution Date). With respect to the Class X Certificates and the Class X Interest and any Distribution Date, the excess, if any, of (i) the then Stated Principal Balance of the Mortgage Loans over (ii) the then aggregate Certificate Balance of the Class A Certificates, Class M Certificates and Class P Certificates. The Residual Certificates have no Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

“Certificate Register”: The register maintained pursuant to Section 5.02.

“Certificateholder” or “Holder”: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

“Class”: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

“Class A Certificate Group”: The Group I Class A Certificates or the Group II Class A Certificates, as applicable.

“Class A Certificates”: As specified in the Preliminary Statement.

“Class A Principal Allocation Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, determined as follows: (A) with respect to the Group I Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group I Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date and (B) with respect to the Group II Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group II Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Class A Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 55.00% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class A-1 Certificates”: All Certificates bearing the class designation of “Class A-1,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class A-2a Certificates”: All Certificates bearing the class designation of “Class A-2a,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class A-2b Certificates”: All Certificates bearing the class designation of “Class A-2b,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class A-2c Certificates”: All Certificates bearing the class designation of “Class A-2c,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class A-2d Certificates”: All Certificates bearing the class designation of “Class A-2d,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class B Certificates”: The Class B-1, Class B-2, Class B-3 and Class B-4 Certificates.

“Class B-1 Certificates”: All Certificates bearing the class designation of “Class B-1,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class B-1 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 88.60% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class B-2 Certificates”: All Certificates bearing the class designation of “Class B-2,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class B-2 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date) and (I) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 90.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class B-3 Certificates”: All Certificates bearing the class designation of “Class B-3,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class B-3 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (J) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 92.60% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class B-4 Certificates”: All Certificates bearing the class designation of “Class B-4,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class B-4 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date), (J) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount for such Distribution Date) and (K) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 94.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class Certificate Balance”: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

“Class IO Distribution Amount”: For purposes of clarity, the Class IO Distribution Amount for any Distribution Date shall equal the amount payable to the Swap Account on such Distribution Date in excess of the amount payable on the Class IO Interest on such Distribution Date.

“Class IO Interest”: An uncertificated interest in the Trust Fund held by the Trustee, evidencing a REMIC Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class IO Shortfalls”: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest (prior to any reduction for Basis Risk Payments or Swap Termination Payments) on such Distribution Date, all as further provided in Section 8.13.

“Class M Certificates”: The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

“Class M-1 Enhancement Percentage”: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balances of the Class M and Class B Certificates (other than the Class M-1 Certificates) and (ii) the Subordinated Amount, in each case after taking into account the distributions of the related Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account on that Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date.

“Class M-1 Certificates”: All Certificates bearing the class designation of “Class M-1,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-1 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 63.00% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class M-2 Certificates”: All Certificates bearing the class designation of “Class M-2,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-2 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 72.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class M-3 Certificates”: All Certificates bearing the class designation of “Class M-3,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-3 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 75.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class M-4 Certificates”: All Certificates bearing the class designation of “Class M-4,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-4 Principal Distribution Amount” With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date) and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 79.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class M-5 Certificates”: All Certificates bearing the class designation of “Class M-5,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-5 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 83.20% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class M-6 Certificates”: All Certificates bearing the class designation of “Class M-6,” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the right to receive the related Basis Risk CarryForward Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class M-6 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 85.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,250,039.81.

“Class P Certificates”: All Certificates bearing the class designation of “Class P”.

“Class P Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class R Certificates”: All Certificates bearing the class designation of “Class R,” and evidencing ownership of the Class R-I Interest, the Class R-II Interest and the Class R-III Interest.

“Class R-I Interest”: The uncertificated residual interest in REMIC I.

“Class R-II Interest”: The uncertificated residual interest in REMIC II.

“Class R-III Interest”: The uncertificated residual interest in REMIC III.

“Class R-IV Interest”: The uncertificated residual interest in REMIC IV.

“Class R-V Interest”: The uncertificated residual interest in REMIC V.

“Class R-VI Interest”: The uncertificated residual interest in REMIC VI.

“Class R-X Certificates”: All Certificates bearing the class designation of “Class R-X,” and evidencing ownership of the Class R-IV Interest, the Class R-V Interest and the Class R-VI Interest.

“Class X Certificates”: All Certificates bearing the class designation “Class X” and evidencing (i) a REMIC Regular Interest in REMIC III, (ii) the obligation to pay Basis Risk Shortfall and (iii) the obligation to pay any Class IO Distribution Amount.

“Class X Distributable Amount”: On any Distribution Date, the sum of (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Certificates which is distributable as a Subordination Reduction Amount, minus (iii) any amounts paid from the Excess Reserve Fund Account to pay any Basis Risk CarryForward Amount or any Swap Termination Payment (that is not a Senior Defaulted Swap Termination Payment) payable to the Swap Provider.

“Class X Interest”: An uncertificated interest in the Trust Fund held by the Trustee, evidencing a REMIC Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Closing Date”: January 26, 2007.

“Closing Date Deposit Amount”: $3,696.89 deposited by the Depositor into the Distribution Account on the Closing Date. $17.17 of the Closing Date Deposit Amount shall be attributable to interest in respect of the Group I Mortgage Loans and $2,599.49 of the Closing Date Deposit Amount shall be attributable to principal in respect of the Group I Mortgage Loans. $6.98 of the Closing Date Deposit amount shall be attributable to interest in respect of the Group II Mortgage Loans and $1,073.25 of the Closing Date Deposit Amount shall be attributable to principal in respect of the Group II Mortgage Loans.

“Code”: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

“Collection Account”: As defined in Section 3.10(a).

“Combined Loan to Value Ratio” or “CLTV”: As of any date and as to any Second Lien Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Mortgage Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Mortgage Loan.

“Commission”: The United States Securities and Exchange Commission.

“Compensating Interest”: For any Distribution Date, the lesser of (a) the amount by which such Prepayment Interest Shortfall exceeds all Prepayment Interest Excess for such Distribution Date on the Mortgage Loans serviced by the applicable Servicer and (b) the amount of the aggregate Servicing Fee paid to or retained by the applicable Servicer for such Distribution Date.

“Condemnation Proceeds”: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

“Convertible Mortgage Loan”: Any individual Adjustable Rate Mortgage Loan which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

“Corporate Trust Office”: The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attn: Trust Administration-MS07C1, facsimile no. (714) 656-2626, and which is the address to which notices to and correspondence with the Trustee should be directed.

“Corresponding Certificate”: With respect to:

(i)	REMIC II Regular Interest LT-A1, the Class A-1 Certificates;
(ii)	REMIC II Regular Interest LT-A2a, the Class A-2a Certificates;
(iii)	REMIC II Regular Interest LT-A2b, the Class A-2b Certificates;
(iv)	REMIC II Regular Interest LT-A2c, the Class A-2c Certificates;
(v)	REMIC II Regular Interest LT-A2d, the Class A-2d Certificates;
(vi)	REMIC II Regular Interest LT-M1, the Class M-1 Certificates;
(vii)	REMIC II Regular Interest LT-M2, the Class M-2 Certificates;
(viii)	REMIC II Regular Interest LT-M3, the Class M-3 Certificates;
(ix)	REMIC II Regular Interest LT-M4, the Class M-4 Certificates;
(x)	REMIC II Regular Interest LT-M5, the Class M-5 Certificates;
(xi)	REMIC II Regular Interest LT-M6, the Class M-6 Certificates;
(xii)	REMIC II Regular Interest LT-B1, the Class B-1 Certificates;
(xiii)	REMIC II Regular Interest LT-B2, the Class B-2 Certificates;
(xiv)	REMIC II Regular Interest LT-B3, the Class B-3 Certificates;
(xv)	REMIC II Regular Interest LT-B4, the Class B-4 Certificates;
(xvi)	REMIC II Regular Interest LT-P, the Class P Certificates.

“Countrywide Amendment Regulation AB”: The Amendment Regulation AB, dated as of January 26, 2006, by and among Countrywide Servicing, Countrywide Home Loans, Inc. and the Sponsor.

“Countrywide Servicing”: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest.

“Cumulative Loss Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date through the last day of the related Prepayment Period and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

“Cumulative Loss Trigger Event”: With respect to any Distribution Date, a Cumulative Loss Trigger Event exists if the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Prepayment Period, divided by (y) the Cut-off Date Pool Principal Balance, exceeds the applicable cumulative loss percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In	Cumulative Loss Percentage
February 2009 through January 2010	1.400% for the first month, plus an additional 1/12th of 1.700% for each month thereafter (e.g., 2.250% in August 2009)
February 2010 through January 2011	3.100% for the first month, plus an additional 1/12th of 1.700% for each month thereafter (e.g., 3.950% in August 2010)
February 2011 through January 2012	4.800% for the first month, plus an additional 1/12th of 1.400% for each month thereafter (e.g., 5.500% in August 2011)
February 2012 through January 2013	6.200% for the first month, plus an additional 1/12th of 0.750% for each month thereafter (e.g., 6.575% in August 2012)
February 2013 through January 2014	6.950% for the first month, plus an additional 1/12th of 0.050% for each month thereafter (e.g., 6.975% in August 2013)
February 2014 and thereafter	7.000%

“Custodial File”: With respect to each Mortgage Loan, the file retained by the Trustee consisting of items (i)-(viii) as listed on Exhibit K hereto.

“Cut-off Date”: January 1, 2007.

“Cut-off Date Pool Principal Balance”: The aggregate Stated Principal Balance of all Mortgage Loans as of the Cut-off Date plus the portion of the Closing Date Deposit Amount allocable to principal.

“Cut-off Date Principal Balance”: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

“Data Tape Information”: The information provided by the Responsible Party as of the Cut-off Date to the Trustee and the Depositor or the Sponsor setting forth the following information with respect to each Mortgage Loan: (1) the Mortgagor’s name; (2) as to each Mortgage Loan, the Scheduled Principal Balance as of the Cut-off Date; (3) the Mortgage Rate Cap; (4) the Index; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the type of Mortgaged Property; (7) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (8) the “paid through date” based on payments received from the related Mortgagor; (9) the original principal amount of the Mortgage Loan; (10) with respect to Adjustable Rate Mortgage Loans, the Maximum Mortgage Rate; (11) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan, First Lien Mortgage Loan or Second Lien Mortgage Loan); (12) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (13) a code indicating the documentation style (i.e., full, asset verification, income verification and no documentation); (14) the credit risk score (FICO score); (15) the loan credit grade classification (as described in the underwriting guidelines); (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate; (17) the Mortgage Rate at origination; (18) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date; (19) the value of the Mortgaged Property; (20) a code indicating the type of Prepayment Charges applicable to such Mortgage Loan (including any prepayment penalty term), if any; (21) with respect to each Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap; (22) with respect to each First Lien Mortgage Loan, the LTV at origination and with respect to each Second Lien Mortgage Loan, the CLTV at origination; (23)  if such Mortgage Loan is covered by a primary mortgage insurance policy or a lender-paid primary mortgage insurance policy, the primary mortgage insurance rate; (24) Points and Fees (as defined in the Purchase Agreement). With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

“Defaulted Swap Termination Payment”: Any Swap Termination Payment required to be paid by the Supplemental Interest Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the defaulting party or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

“Definitive Certificates”: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

“Delay Certificates”: As specified in the Preliminary Statement.

“Deleted Mortgage Loan”: As defined in Section 2.03.

“Delinquency Trigger Event”: With respect to any Distribution Date, a Delinquency Trigger Event exists if the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate Stated Principal Balance of 60+ Day Delinquent Mortgage Loans (including Mortgage Loans in foreclosure and Mortgage Loans related to REO Property) and (y) (1) until the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date equals or exceeds 35.55% of the prior period’s Senior Enhancement Percentage and (2) after the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date equals or exceeds 43.24% of the prior period’s Class M-1 Enhancement Percentage.

“Denomination”: With respect to each Certificate, the amount set forth on the face thereof as the “Initial Certificate Balance of this Certificate” or the Percentage Interest appearing on the face thereof.

“Depositor: Morgan Stanley ABS Capital I Inc., a Delaware corporation, and its successors in interest.

“Depository”: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

“Depository Institution”: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated “P-1” by Moody’s, “F1+” by Fitch and “A-1” by Standard & Poor’s (to the extent they are Rating Agencies hereunder).

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 18th day (or if such day is not a Business Day, the immediately preceding Business Day) in the case of Countrywide Servicing, and the 15th day (or if such day is not a Business Day, the immediately preceding Business Day) in the case of Saxon, in the calendar month in which such Distribution Date occurs.

“Distribution Account”: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.07(d) in the name of the Trustee for the benefit of the Certificateholders and designated “Deutsche Bank National Trust Company in trust for registered Holders of Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 Mortgage Pass-Through Certificates, Series 2007-NC1”. Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

“Distribution Account Deposit Date”: As to any Distribution Date, 12:00 noon New York City time on the second Business Day immediately preceding such Distribution Date.

“Distribution Date”: The 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in February 2007.

“Document Certification and Exception Report”: The report attached to Exhibit F hereto.

“Due Date”: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

“Eligible Account”: Either (i) an account maintained with a federal or state chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee. Each Eligible Account shall be a separate account.

“Eligible Institution”: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated “A-1+” by Standard & Poor’s if the amounts on deposit are to be held in the account for no more than 365 days (or at least “A-2” by Standard & Poor’s if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least “AA-” by Standard & Poor’s if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least “P-1” by Moody’s and “F1+” by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicers and the Trustee) (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement).

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA-Qualifying Underwriting”: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption (“PTE”) 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

“ERISA-Restricted Certificate”: As specified in the Preliminary Statement.

“Escrow Account”: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

“Escrow Payments”: As defined in Section 3.09(b).

“Event of Default”: As defined in Section 7.01.

“Excess Reserve Fund Account”: The separate Eligible Account created and maintained by the Trustee pursuant to Sections 3.07(b) and 3.07(c) in the name of the Trustee for the benefit of the Regular Certificateholders and designated “Deutsche Bank National Trust Company in trust for registered Holders of Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1”. Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

“Excess Subordinated Amount”: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Expense Fee Rate”: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Trustee Fee Rate and any lender-paid primary mortgage insurance fee rate, if applicable.

“Expense Fees”: As to each Mortgage Loan, the sum of the Servicing Fee, the Trustee Fee and any lender-paid primary mortgage insurance fee, if applicable.

“Extra Principal Distribution Amount”: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Subordination Deficiency for such Distribution Date.

“Fannie Mae”: The Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guides”: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicer’s Guide and all amendments or additions thereto.

“FDIC”: The Federal Deposit Insurance Corporation, or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Responsible Party or the Depositor, as applicable, as contemplated by this Agreement), a determination made by the applicable Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the applicable Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. Each Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

“Final Scheduled Distribution Date”: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date in November 2036.

“First Lien Mortgage Loan”: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

“Fixed Rate Mortgage Loan”: A fixed rate Mortgage Loan.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

“Gross Margin”: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

“Group I Class A Certificates”: The Class A-1 Certificates.

“Group I Loan Cap”: With respect to the Group I Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans minus the Swap Payment Rate, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period. With respect to any Distribution Date and the REMIC III Regular Interests the ownership of which is represented by the Class A-1 Certificates, a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the Uncertificated REMIC II Pass-Through Rate on REMIC II Regular Interest LT-1GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest immediately prior to such Distribution Date.

“Group I Mortgage Loans”: The Mortgage Loans identified on the Mortgage Loan Schedule as Group I Mortgage Loans. The aggregate Stated Principal Balance of the Group I Mortgage Loans as of the Cut-off Date is equal to $413,622,062.08.

“Group II Class A Certificates”: The Class A-2a Certificates, the Class A-2b Certificates, the Class A-2c Certificates and the Class A-2d Certificates, collectively.

“Group II Loan Cap”: With respect to the Group II Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans minus the Swap Payment Rate, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period. With respect to any Distribution Date and the REMIC III Regular Interests the ownership of which is represented by the Group II Class A Certificates, a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the Uncertificated REMIC II Pass-Through Rate on REMIC II Regular Interest LT-2GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest immediately prior to such Distribution Date.

“Group II Mortgage Loans”: The Mortgage Loans identified on the Mortgage Loan Schedule as Group II Mortgage Loans. The aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date is equal to $836,382,226.85.

“Index”: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

“Insurance Policy”: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

“Insurance Proceeds”: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Accrual Period”: With respect to each Class of Non-Delay Certificates and the Corresponding Certificates and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). For purposes of computing interest accruals on each Class of Non-Delay Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

“Interest Rate Adjustment Date”: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Rate is adjusted.

“Interest Rate Cap Agreement”: The interest rate cap agreement, dated as of the Closing Date, between the Cap Provider and the Supplemental Interest Trust Trustee, a copy of which is attached hereto as Exhibit Z.

“Interest Rate Cap Payment”: With respect to the Offered Certificates and the first 11 Distribution Dates, the amount, if any, equal to the product, determined on an “actual/360” basis, of (i) the excess, if any, of the One-Month LIBOR rate (determined in accordance with the Interest Rate Cap Agreement) as of the related reset date and over the Cap Rate (as defined in the Interest Rate Cap Agreement), (ii) the notional amount set forth on Schedule A to the Interest Rate Cap Agreement for such Distribution Date and (iii) the multiplier set forth on Schedule A to such Interest Rate Cap Agreement.

“Interest Rate Swap Agreement”: The interest rate swap agreement, dated as of the Closing Date, between the Swap Provider and the Supplemental Interest Trust Trustee, a copy of which is attached hereto as Exhibit T.

“Interest Remittance Amount”: With respect to any Distribution Date and the Mortgage Loans in a Loan Group, that portion of Available Funds attributable to interest received or advanced relating to the Mortgage Loans in that Loan Group, net of any Net Swap Payments and any Swap Termination Payments (other than Defaulted Swap Termination Payments) payable to the Swap Provider from Available Funds with respect to such Distribution Date.

“Investment Account”: As defined in Section 3.12(a).

“Investor-Based Exemption”: Any of Prohibited Transaction Class Exemption (“PTCE”) 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”), or any comparable exemption available under Similar Law.

“Late Collections”: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“LIBOR”: With respect to any Interest Accrual Period for the Offered Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

“LIBOR Determination Date”: With respect to any Interest Accrual Period for the Offered Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

“Liquidated Mortgage Loan”: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which either (a) was liquidated in the calendar month preceding the month of such Distribution Date and as to which the applicable Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property, or (b) is a Second Lien Mortgage Loan (1) that is delinquent 180 days or longer, (2) for which the related first lien mortgage loan is not a Mortgage Loan, and (3) as to which the applicable Servicer has certified to the Trustee that it does not believe there is a reasonable likelihood that any further net proceeds will be received or recovered with respect to such Second Lien Mortgage Loan.

“Liquidation Proceeds”: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee’s sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

“Loan Group”: The Group I Mortgage Loans or the Group II Mortgage Loans, as applicable.

“Loan Group Cap”: The Group I Loan Cap or the Group II Loan Cap, as applicable.

“Loan-to-Value Ratio” or “LTV”: With respect to any First Lien Mortgage Loan, the ratio (expressed as a percentage) of the original outstanding principal amount of the First Lien Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, and (b) if the First Lien Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

“London Business Day”: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

“Marker Rate”: With respect to the Class X Interest and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC II Pass-Through Rates for REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ, with the per annum rate on each such REMIC II Regular Interest (other than REMIC II Regular Interest LT-ZZ) subject to a cap equal to the Pass-Through Rate on the Corresponding Certificate for the purpose of this calculation; and with the per annum rate on REMIC II Regular Interest LT-ZZ subject to a cap of zero for the purpose of this calculation; provided, however, that for this purpose, the calculation of the Uncertificated REMIC II Pass-Through Rate and the related cap with respect to each such REMIC II Regular Interest (other than REMIC II Regular Interest LT-ZZ) shall be multiplied by a fraction, the numerator of which is the actual number of days in the Interest Accrual Period and the denominator of which is thirty (30).

“Maximum Mortgage Rate”: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

“Minimum Mortgage Rate”: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

“Monthly Statement”: The statement delivered to the Certificateholders pursuant to Section 4.03.

“Moody’s”: Moody’s Investors Service, Inc, and its successors in interest. If Moody’s is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Moody’s shall be Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody’s may hereafter furnish to the Depositor, the Trustee and the Servicers.

“Morgan Stanley”: Morgan Stanley, a Delaware corporation.

“Mortgage”: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

“Mortgage File”: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

“Mortgage Loan”: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

“Mortgage Loan Schedule”: A schedule of Mortgage Loans delivered to the Trustee and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) the number and type of residential units constituting the Mortgaged Property; (4) the current Mortgage Rate; (5) the current net Mortgage Rate; (6) the current Scheduled Payment; (7) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) with respect to each Adjustable Rate Mortgage Loan, the next Interest Rate Adjustment Date; (12) with respect to each Adjustable Rate Mortgage Loan, the lifetime Mortgage Interest Rate Cap; (13) whether the Mortgage Loan is convertible or not; (14) the Servicing Fee; (15) whether such Mortgage Loan is a Group I Mortgage Loan or a Group II Mortgage Loan; (16) the date such Mortgage Loan was sold by the Responsible Party to the Sponsor; (17) whether such Mortgage Loan provides for a Prepayment Charge as well as the term and amount of such Prepayment Charge, if any; (18) with respect to each First Lien Mortgage Loan, the LTV at origination and with respect to each Second Lien Mortgage Loan, the CLTV at origination; (19) the applicable Servicer’s name; and (20) the date on which servicing of the Mortgage Loan was transferred to the applicable Servicer.

“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate”: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loan.

“Mortgage Rate Caps”: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

“Mortgaged Property”: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note

“Mortgagor”: The obligor(s) on a Mortgage Note.

“Net Monthly Excess Cash Flow”: For any Distribution Date, the portion of Available Funds remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

“Net Prepayment Interest Shortfall”: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) all Prepayment Interest Excess for such Distribution Date and (ii) Compensating Interest payments made with respect to such Distribution Date.

“Net Swap Payment”: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Supplemental Interest Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

“Net Swap Receipt”: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Swap Provider to the Supplemental Interest Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

“NIM Issuer”: The entity established as the issuer of the NIM Securities.

“NIM Securities”: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

“NIM Trustee”: The trustee for the NIM Securities.

“90+ Day Delinquent Mortgage Loan”: (i) Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, three months or more past due (without giving effect to any grace period), including, without limitation, such Mortgage Loans that are subject to bankruptcy proceedings, (ii) each Mortgage Loan in foreclosure and (iii) all REO Property.

“Non-Delay Certificates”: As specified in the Preliminary Statement.

“Non-Permitted Transferee”: A Person other than a Permitted Transferee.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the applicable Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds, or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Nonrecoverable Servicing Advance”: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

“Notice of Final Distribution”: The notice to be provided pursuant to Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

“Notional Amount”: Immediately prior to any Distribution Date with respect to the Class X Interest, the aggregate Uncertificated Principal Balance of the REMIC II Regular Interests (other than the REMIC II Regular Interest LT-P and REMIC II Regular Interest LT-IO).

“Offered Certificates”: As specified in the Preliminary Statement.

“Officer’s Certificate”: A certificate signed by an officer of any Servicer or a Subservicer with responsibility for the servicing of the Mortgage Loans required to be serviced by such Servicer or a Subservicer and listed on a list delivered to the Trustee pursuant to this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may be in-house counsel for a Servicer or a Subservicer, reasonably acceptable to the Trustee (and/or such other Persons as may be set forth herein), provided, that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of such Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in such Servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with such Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

“Optional Termination Date”: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 5% or less of the Cut-off Date Pool Principal Balance.

“OTS”: Office of Thrift Supervision, and any successor thereto.

“Outstanding”: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

(i)  Certificates theretofore canceled by the Trustee or delivered to the Trustee for cancellation; and

(ii)  Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

“Outstanding Mortgage Loan”: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

“Ownership Interest”: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

“P&I Advance”: As to any Mortgage Loan or REO Property, any advance made by the applicable Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

“Pass-Through Margin”: With respect to each Class of Regular Certificates except as set forth in the following sentence, the following percentages: Class A-1, 0.1300%; Class A-2a, 0.0500%; Class A-2b, 0.1000%; Class A-2c, 0.1400%; Class A-2d, 0.2200%; Class M-1, 0.2600%; Class M-2, 0.2700%; Class M-3, 0.3000%; Class M-4, 0.3800%; Class M-5, 0.4000%; Class M-6, 0.4500%; Class B-1, 0.9500%; Class B-2, 1.5000%; Class B-3, 2.2500%; and Class B-4, 2.2500%. On the first Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to: Class A-1, 0.2600%; Class A-2a, 0.1000%; Class A-2b, 0.2000%; Class A-2c, 0.2800%; Class A-2d, 0.4400%; Class M-1, 0.3900%; Class M-2, 0.4050%; Class M-3, 0.4500%; Class M-4, 0.5700%; Class M-5, 0.6000%; Class M-6, 0.6750%; Class B-1, 1.4250%; Class B-2, 2.2500%; Class B-3, 3.3750%; and Class B-4, 3.3750%.

“Pass Through-Rate”: With respect to:

(i)  the Class A-1 Certificates, the least of (i) one-month LIBOR plus the applicable Pass-Through Margin, (ii) the Group I Loan Cap, and (iii) the WAC Cap;

(ii)  the Class A-2a Certificates, the least of (i) one-month LIBOR plus the applicable Pass-Through Margin, (ii) the Group II Loan Cap, and (iii) the WAC Cap;

(iii)  the Class A-2b Certificates, the least of (i) LIBOR plus the applicable Pass-Through Margin, (ii) the Group II Loan Cap, and (iii) the WAC Cap;

(iv)  the Class A-2c Certificates, the least of (i) LIBOR plus the applicable Pass-Through Margin, (ii) the Group II Loan Cap, and (iii) the WAC Cap;

(v)  the Class A-2d Certificates, the least of (i) LIBOR plus the applicable Pass-Through Margin, (ii) the Group II Loan Cap, and (iii) the WAC Cap;

(vi)  the Class M-1 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(vii)  the Class M-2 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(viii)  the Class M-3 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(ix)  the Class M-4 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(x)  the Class M-5 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(xi)  the Class M-6 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(xii)  the Class B-1 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(xiii)  the Class B-2 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(xiv)  the Class B-3 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap;

(xv)  the Class B-4 Certificates, the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap; and

(xvi)  the Class X Interest, a per annum rate equal to the percentage equivalent of a fraction, the numerator of which is the sum of the amounts calculated pursuant to clauses (A) through (R) below, and the denominator of which is the aggregate Uncertificated Principal Balance of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ. For purposes of calculating the Pass-Through Rate for the Class X Certificates, the numerator is equal to the sum of the following components:

(A)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-AA minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-AA;

(B)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-A1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-A1;

(C)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-A2a, minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-A2a;

(D)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-A2b, minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-A2b;

(E)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-A2c, minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-A2c;

(F)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-A2d, minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-A2d;

(G)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M1;

(H)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M2 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M2;

(I)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M3 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M3;

(J)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M4 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M4;

(K)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M5 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M5;

(L)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-M6 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-M6;

(M)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-B1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-B1;

(N)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-B2 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-B2;

(O)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-B3 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-B3;

(P)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-B4 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-B4;

(Q)  the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-ZZ minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-ZZ; and

(R)  100% of the interest on REMIC II Regular Interest LT-P.

The Class X Certificates shall be entitled to 100% of amounts distributed on the Class X Interest.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

“Periodic Mortgage Rate Cap”: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by any Servicer, the Trustee or any of their respective Affiliates:

(i)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  demand and time deposits in, certificates of deposit of, or bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution and rated “P-1” by Moody’s, “F1+” by Fitch, and “A-1+” by Standard & Poor’s (to the extent they are Rating Agencies hereunder and are so rated by such Rating Agency);

(iii)  repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

(iv)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)  units of money market funds, including money market funds advised by the Depositor, the Trustee or an Affiliate thereof, that have been rated “Aaa” by Moody’s, “AAAm” by Standard & Poor’s and at least “AA” by Fitch (to the extent they are Rating Agencies hereunder and such funds are so rated by such Rating Agency); and

(vii)  if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing “Aaa” or “AAA” rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person, a U.S. Person that is a partnership for U.S. federal income tax purposes, any partner in which, directly or indirectly (other than through a U.S. corporation) is not a U.S. Person, (vi) an “electing large partnership” within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

“Person”: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

“Physical Certificates”: As specified in the Preliminary Statement.

“Pool Stated Principal Balance”: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

“Prepayment Charge”: Any prepayment premium, penalty or charge collected by any Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related Mortgage Note.

“Prepayment Interest Excess”: With respect to any Distribution Date, any interest collected by a Servicer with respect to any Mortgage Loan serviced by such Servicer as to which a Principal Prepayment in Full occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment in Full.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, the sum of, for each Mortgage Loan that was during the portion of the Prepayment Period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or from the day following the Cut-off Date, in the case of the first Distribution Date) through the last day of such month, the subject of a Principal Prepayment which is not accompanied by an amount equal to one month of interest that would have been due on such Mortgage Loan on the Due Date in the following month and which was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding such Due Date an amount equal to the product of (a) the Mortgage Rate net of the Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the calendar month in which the related Prepayment Period begins.

“Prepayment Period”: With respect to any Distribution Date, the period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from and including the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs.

“Principal Distribution Amount”: For any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

“Principal Prepayment”: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received by any Servicer in advance of its scheduled Due Date, excluding any Prepayment Charge thereon.

“Principal Prepayment in Full”: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

“Principal Remittance Amount”: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each scheduled payment of principal on a Mortgage Loan due during such Due Period and received by the Servicers on or prior to the related Determination Date or advanced by the applicable Servicer for the related Remittance Date, and all Principal Prepayments received during the related Prepayment Period; (ii) all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal actually collected by the Servicers during the related Prepayment Period; (iii) the portion of the Repurchase Price allocable to principal with respect to each Mortgage Loan, repurchased with respect to such Distribution Date; (iv) all Substitution Adjustment Amounts allocable to principal received in connection with the substitutions of Mortgage Loans with respect to such Distribution Date; (v) with respect to the Distribution Date in February 2007 only, the portion of the Closing Date Deposit Amount allocable to principal; and (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal).

“Private Certificates”: As specified in the Preliminary Statement.

“Prospectus Supplement”: The Prospectus Supplement, dated January 19, 2007, relating to the Offered Certificates.

“PTCE 95-60”: As defined in Section 5.02(b).

“Purchase Agreement”: The Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, between Morgan Stanley Capital Inc. and NC Capital Corporation.

“Rating Agency”: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, “Rating Agency” shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor, the Trustee and the Servicers.

“Realized Losses”: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the applicable Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

“Record Date”: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that, for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

“Reference Bank”: As defined in Section 4.04.

“Regular Certificates”: As specified in the Preliminary Statement.

“Regulation AB”: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I Group I Regular Interests”: REMIC I Regular Interest I and REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-61-B as designated in the Preliminary Statement hereto.

“REMIC I Group II Regular Interests”: REMIC I Regular Interest II and REMIC I Regular Interest II-1-A through REMIC I Regular Interest II-61-B as designated in the Preliminary Statement hereto.

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC I Regular Interests are set forth in the Preliminary Statement hereto. The REMIC I Regular Interests consist of the REMIC I Group I Regular Interests, REMIC I Group II Regular Interests and REMIC I Regular Interest P.

“REMIC II”: The segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee, for the benefit of the Holders of the REMIC II Regular Interests and the Holders of the Class R (as holders of the Class R-II Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC II Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest LT-AA minus the Marker Rate, divided by (b) 12.

“REMIC II Marker Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ.

“REMIC II Overcollateralization Amount”: With respect to any date of determination, (i) 0.50% of the aggregate Uncertificated Principal Balances of the REMIC II Regular Interests minus (ii) the aggregate of the Uncertificated Principal Balances of REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-P, in each case as of such date of determination.

“REMIC II Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate of the Uncertificated Principal Balances of REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3 and REMIC II Regular Interest LT-B4, and the denominator of which is the aggregate of the Uncertificated Principal Balances of REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ.

“REMIC II Regular Interests”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a “regular interest” in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The REMIC II Regular Interests are as follows: REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4, REMIC II Regular Interest LT-ZZ, REMIC II Regular Interest LT-P, REMIC II Regular Interest LT-1SUB, REMIC II Regular Interest LT-1GRP, REMIC II Regular Interest LT-2SUB, REMIC II Regular Interest LT-2GRP and REMIC II Regular Interest LT-XX.

“REMIC II Regular Interest LT-ZZ Maximum Interest Deferral Amount”: With respect to any Distribution Date, the excess of (i) accrued interest at the Uncertificated REMIC II Pass-Through Rate applicable to REMIC II Regular Interest LT-ZZ for such Distribution Date on a balance equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT-ZZ minus the REMIC II Overcollateralization Amount, in each case for such Distribution Date, over (ii) the Uncertificated Accrued Interest on REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3 and REMIC II Regular Interest LT-B4 for such Distribution Date, with the rate on each such REMIC II Regular Interest subject to a cap equal to the related Pass-Through Rate.

“REMIC II Sub WAC Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC II Regular Interest LT-1SUB, REMIC II Regular Interest LT-1GRP, REMIC II Regular Interest LT-2SUB, REMIC II Regular Interest LT-2GRP and REMIC II Regular Interest LT-XX.

“REMIC II Subordinated Balance Ratio”: The ratio among the Uncertificated Principal Balances of each REMIC II Regular Interest ending with the designation “SUB”, equal to the ratio between, with respect to each such REMIC II Regular Interest, the excess of (x) the aggregate Stated Principal Balance of the Group I Mortgage Loans and the Group II Mortgage Loans, as applicable, over (y) the current Certificate Principal Balance of the related Senior Certificates.

“REMIC II Targeted Overcollateralization Amount”: 0.50% of the Targeted Overcollateralization Amount.

“REMIC III”: The segregated pool of assets consisting of all of the REMIC II Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC III Certificateholders pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC III Certificate”: Any Regular Certificate (other than a Class X Certificate or a Class P Certificate) or Class R Certificate.

“REMIC III Certificateholder”: The Holder of any REMIC III Certificate.

“REMIC III Regular Interest”: The Class X Interest, Class P Interest and Class IO Interest.

“REMIC IV”: The segregated pool of assets consisting of the Class X Interest conveyed in trust to the Trustee, for the benefit of the Class X Certificateholders pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC V”: The segregated pool of assets consisting of the Class P Interest conveyed in trust to the Trustee, for the benefit of the Class P Certificateholders pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC VI”: The segregated pool of assets consisting of the Class IO Interest conveyed in trust to the Trustee, for the benefit of REMIC VI Regular Interest Swap-IO pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC VI Regular Interest Swap-IO”: A Regular Interest in REMIC VI entitled to 100% of amounts distributed on the Class IO Interest.

“REMIC Opinion”: Shall mean an Opinion of Counsel to the effect that the proposed action will not have an adverse affect on any REMIC created hereunder.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

“REMIC Regular Interest”: Any REMIC I Regular Interest, REMIC II Regular Interest, Regular Certificate, REMIC III Regular Interest or Class IO Interest.

“Remittance Date”: With respect to Countrywide Servicing and any Distribution Date, the second Business Day immediately preceding such Distribution Date. With respect to Saxon and any Distribution Date, the 21st day (or if such day is a Saturday, then it shall be the first Business Day immediately preceding that day, or if such day is a Sunday, then it shall be the immediately following Business Day) of the month of each related Distribution Date.

“REO Disposition”: The final sale by the applicable Servicer of any REO Property.

“REO Imputed Interest”: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

“REO Mortgage Loan”: A Mortgage Loan where title to the related Mortgaged Property has been obtained by the applicable Servicer in the name of the Trustee on behalf of the Certificateholders.

“REO Property”: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

“Replacement Swap Provider Payment”: Any payments that have been received by the Supplemental Interest Trust as a result of entering into a replacement interest rate swap agreement.

“Reportable Event”: As defined in Section 8.12(g).

“Representations and Warranties Agreement”: The Representations and Warranties Agreement, dated the Closing Date, between the Depositor and the Sponsor, a copy of which is attached hereto as Exhibit Y.

“Repurchase Price”: With respect to any Mortgage Loan repurchased by the Depositor or the Responsible Party, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances, (iv) all costs and expenses incurred by the Trustee arising out of or based upon such breach, including without limitation, costs and expenses relating to the Trustee’s enforcement of the repurchase obligation of the Depositor or the Responsible Party hereunder, and (v) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law. In addition to the Repurchase Price, the Responsible Party is obligated to make certain payments for material breaches of representations and warranties as further set forth in Section 2.03(n) in this Agreement.

“Request for Release”: The Request for Release submitted by the applicable Servicer to the Trustee, substantially in the form of Exhibit J.

“Residual Certificates”: As specified in the Preliminary Statement.

“Responsible Officer”: When used with respect to the Trustee, any managing director, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

“Responsible Party”: NC Capital Corporation, a California corporation, and its successors in interest.

“Rule 144A Letter”: As defined in Section 5.02(b).

“Sarbanes Certification”: As defined in Section 8.12(c).

“Saxon”: Saxon Mortgage Services, Inc., a Texas corporation, and its successors in interest.

“Scheduled Payment”: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

“Second Lien Mortgage Loan”: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

“Securities Act”: The Securities Act of 1933, as amended.

“Senior Enhancement Percentage”: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Class Certificate Balance of the Class X Certificates, in each case after taking into account the distribution of the Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account on that Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

“Senior Specified Enhancement Percentage”: As of any date of determination, 45.00%.

“Servicers”: Saxon and Countrywide Servicing, and if a successor servicer to either is appointed hereunder, such successor. When the term “Servicer” is used in this Agreement in connection with the administration of servicing obligations with respect to any Mortgage Loan, Mortgaged Property, REO Property or Mortgage File, “Servicer” shall mean the Person identified as the Servicer of such Mortgage Loan on the Mortgage Loan Schedule.

“Servicer Remittance Report”: As defined in Section 4.03(d).

“Servicing Advances”: The reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by the applicable Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property, (ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Sections 3.01, 3.09, 3.13 and 3.15. The Servicing Advances shall also include any reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by the applicable Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. Neither Servicer shall be required to make any Nonrecoverable Servicing Advances.

“Servicing Criteria”: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit P hereto, except with respect to Countrywide Servicing, “servicing criteria” shall have the meaning set forth in the Countrywide Amendment Regulation AB.

“Servicing Fee”: With respect to each Servicer, each Mortgage Loan serviced by such Servicer and for any calendar month, an amount equal to one month’s interest at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the close of business on the date immediately preceding the first day of the related Due Period. Such fee shall be payable monthly, solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties, to the extent permitted by Section 3.11) of such Scheduled Payment collected by such Servicer, or as otherwise provided under Section 3.11.

“Servicing Fee Rate”: With respect to each Mortgage Loan, 0.50% per annum.

“Servicing File”: With respect to each Mortgage Loan, the file retained by the applicable Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Trustee in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit K hereto.

“Servicing Function Participant”: As defined in Section 3.23(a).

“Servicing Officer”: Any officer of any Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by such Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

“Similar Law”: As defined in Section 5.02(b).

“60+ Day Delinquent Mortgage Loan”: (i) Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), including, without limitation, such Mortgage Loans that are subject to bankruptcy proceedings, (ii) each Mortgage Loan in foreclosure and (iii) all REO Property.

“Specified Subordinated Amount”: Prior to the Stepdown Date, an amount equal to 2.85% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 5.70% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of Offered Certificates has been reduced to zero, to a minimum amount equal to 0.50% of the Cut-off Date Pool Principal Balance; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of Offered Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

“Sponsor”: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest, as purchaser of the Mortgage Loans under the Purchase Agreement.

“Standard & Poor’s”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor’s is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Standard & Poor’s shall be Standard & Poor’s, 55 Water Street, New York, New York 10041, Attention: Residential Mortgage Surveillance Group - Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, or such other address as Standard & Poor’s may hereafter furnish to the Depositor, the Trustee and the Servicers.

“Standard & Poor’s Glossary”: The Standard & Poor’s LEVELS® Glossary, as may be in effect from time to time.

“Startup Day”: The Closing Date.

“Stated Principal Balance”: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date (whether or not received), minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the related Servicer on or prior to the related Determination Date or advanced by the related Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

“Stepdown Date”: The later to occur of (i) the earlier to occur of (a) the Distribution Date in February 2010 and (b) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans applied to reduce the Stated Principal Balances of the Mortgage Loans for the applicable Distribution Date but prior to any allocation of the Principal Distribution Amount and principal payments from the Swap Account to the Certificates on such Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

“Subcontractor”: Any third-party or Affiliated vendor, subcontractor or other Person utilized by a Servicer, a Subservicer or the Trustee, as applicable, that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans. With respect to Countrywide Servicing, “Subcontractor” shall have the meaning set forth in the Countrywide Amendment Regulation AB.

“Subordinated Amount”: With respect to any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the Offered Certificates and the Class P Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

“Subordinated Certificates”: As specified in the Preliminary Statement.

“Subordination Deficiency”: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

“Subordination Reduction Amount”: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and (b) the Net Monthly Excess Cash Flow.

“Subsequent Recovery”: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be treated as Liquidation Proceeds and included as part of the Principal Remittance Amount for the related Distribution Date.

“Subservicer”: Any Person that services Mortgage Loans on behalf of a Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by a Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB. With respect to Countrywide Servicing, “Subservicer” shall have the meaning set forth in the Countrywide Amendment Regulation AB.

“Subservicing Account”: As defined in Section 3.08.

“Subservicing Agreements”: As defined in Section 3.02(a).

“Substitute Mortgage Loan”: A Mortgage Loan (i) substituted by the Depositor or the Responsible Party for a Deleted Mortgage Loan that satisfies the criteria set forth in the definition of “Qualified Substitute Mortgage Loan” in the Purchase Agreement or (ii) substituted by the Depositor for a Deleted Mortgage Loan, which, if substituted by the Depositor, must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit J, (a) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the Deleted Mortgage Loan; (b) be accruing interest at a rate no lower than and not more than 1% per annum higher than, that of the Deleted Mortgage Loan; (c) have a Loan-to-Value Ratio or a Combined Loan-to-Value Ratio, as applicable, no higher than that of the Deleted Mortgage Loan; (d) have a remaining term to maturity no greater than (and not more than one year less than that of) the Deleted Mortgage Loan; and (e) comply with each applicable representation and warranty set forth in Section 2.03 and in the Representations and Warranties Agreement.

“Substitution Adjustment Amount”: As defined in Section 2.03.

“Supplemental Interest Trust”: A separate trust established hereby into which the Depositor shall deposit the Interest Rate Swap Agreement and the Interest Rate Cap Agreement.

“Supplemental Interest Trust Trustee”: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

“Swap Account”: As defined in Section 4.06.

“Swap Assets”: Collectively, the Swap Account, the Interest Rate Swap Agreement, REMIC VI Regular Interest Swap-IO and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.06.

“Swap LIBOR”: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Interest Swap Agreement), (ii)  two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the Offered Certificates divided by (b) 30.

“Swap Payment Allocation”: For any Class of Certificates and any Distribution Date, that Class’s pro rata share of the Net Swap Receipts, if any, for that Distribution Date, based on the Class Certificate Balances of the Classes of Certificates.

“Swap Payment Rate”: For any Distribution Date, a fraction, the numerator of which is any Net Swap Payment and Swap Termination Payment (other than a Defaulted Swap Termination Payment) owed to the Swap Provider for such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans at the beginning of the related Due Period, multiplied by 12.

“Swap Provider”: Morgan Stanley Capital Services Inc., a Delaware corporation, and its successors in interest.

“Swap Termination Payment”: Any payment payable by the Supplemental Interest Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement).

“Tax Matters Person”: The Holder of the Class R Certificates designated as “tax matters person” of REMIC I, REMIC II and REMIC III in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1. The Holder of the Class R-X Certificates designated as “tax matters person” of REMIC IV, REMIC V and REMIC VI in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

“Tax Service Contract”: As defined in Section 3.09(a).

“Telerate Page 3750”: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

“Total Monthly Excess Spread”: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest on the Mortgage Loans received by the Servicers on or prior to the related Determination Date (other than Prepayment Interest Excess) or advanced by the Servicers for the related Remittance Date (net of Expense Fees) over (ii) the sum of (A) the amounts payable to the Certificates pursuant to Section 4.02(a)(i) on such Distribution Date, (B) any Net Swap Payments to the Swap Provider and (C) any Swap Termination Payment (other than a Defaulted Swap Termination Payment that is not a Senior Defaulted Swap Termination Payment) to the Swap Provider.

“Transfer”: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

“Transfer Affidavit”: As defined in Section 5.02(c).

“Transferor Certificate”: As defined in Section 5.02(b).

“Trigger Event”: Either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

“Trust”: The express trust created hereunder in Section 2.01(c).

“Trust Fund”: The corpus of the trust created hereunder consisting of (i) the Mortgage Loans and all principal outstanding as the close of business on the Cut-off Date (after giving effect to payments of principal due on or prior to the Cut-off Date, whether or not received) and interest due and accrued on the Mortgage Loan after the Cut-off Date (or, if the Due Date for any Mortgage Loan is other than on the first day of the month, after the Due Date immediately preceding the Cut-off Date); (ii) the Collection Accounts, the Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Closing Date Deposit Amount; (v) the Interest Rate Swap Agreement; (vi) the Swap Assets; (vii) the Depositor’s rights under the Representations and Warranties Agreement; (viii) the Interest Rate Cap Agreement; and (ix) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

“Trust REMIC”: Any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI.

“Trustee”: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

“Trustee Fee”: As to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Trustee Fee Rate and (b) (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the close of business on the date immediately preceding the related Due Period and (ii) with respect to the Distribution Date in February 2007 only, the portion of the Closing Date Deposit Amount allocable to principal.

“Trustee Fee Rate”: With respect to each Mortgage Loan, 0.0036% per annum.

“Trustee Float Period”: With respect to the Distribution Date and the related amounts in the Distribution Account, the period commencing on the Business Day immediately preceding such Distribution Date and ending on such Distribution Date.

“Uncertificated Accrued Interest”: With respect to each Uncertificated REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated Pass-Through Rate on the Uncertificated Principal Balance of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Prepayment Interest Shortfalls and shortfalls resulting from application of the Relief Act (allocated to such REMIC Regular Interests as set forth in Section 8.14).

“Uncertificated Notional Amount”: With respect to REMIC II Regular Interest LT-IO and each Distribution Date listed below, the aggregate Uncertificated Principal Balance of the REMIC 1 Regular Interests ending with the designation “A” listed below:

Distribution Date	REMIC I Regular Interests
1st through 12th	I-1-A through I-61-A and II-1-A through II-61-A
13	I-2-A through I-61-A and II-2-A through II-61-A
14	I-3-A through I-61-A and II-3-A through II-61-A
15	I-4-A through I-61-A and II-4-A through II-61-A
16	I-5-A through I-61-A and II-5-A through II-61-A
17	I-6-A through I-61-A and II-6-A through II-61-A
18	I-7-A through I-61-A and II-7-A through II-61-A
19	I-8-A through I-61-A and II-8-A through II-61-A
20	I-9-A through I-61-A and II-9-A through II-61-A
21	I-10-A through I-61-A and II-10-A through II-61-A
22	I-11-A through I-61-A and II-11-A through II-61-A
23	I-12-A through I-61-A and II-12-A through II-61-A
24	I-13-A through I-61-A and II-13-A through II-61-A
25	I-14-A through I-61-A and II-14-A through II-61-A
26	I-15-A through I-61-A and II-15-A through II-61-A
27	I-16-A through I-61-A and II-16-A through II-61-A
28	I-17-A through I-61-A and II-17-A through II-61-A
29	I-18-A through I-61-A and II-18-A through II-61-A
30	I-19-A through I-61-A and II-19-A through II-61-A
31	I-20-A through I-61-A and II-20-A through II-61-A
32	I-21-A through I-61-A and II-21-A through II-61-A
33	I-22-A through I-61-A and II-22-A through II-61-A
34	I-23-A through I-61-A and II-23-A through II-61-A
35	I-24-A through I-61-A and II-24-A through II-61-A
36	I-25-A through I-61-A and II-25-A through II-61-A
37	I-26-A through I-61-A and II-26-A through II-61-A
38	I-27-A through I-61-A and II-27-A through II-61-A
39	I-28-A through I-61-A and II-28-A through II-61-A
40	I-29-A through I-61-A and II-29-A through II-61-A
41	I-30-A through I-61-A and II-30-A through II-61-A
42	I-31-A through I-61-A and II-31-A through II-61-A
43	I-32-A through I-61-A and II-32-A through II-61-A
44	I-33-A through I-61-A and II-33-A through II-61-A
45	I-34-A through I-61-A and II-34-A through II-61-A
46	I-35-A through I-61-A and II-35-A through II-61-A
47	I-36-A through I-61-A and II-36-A through II-61-A
48	I-37-A through I-61-A and II-37-A through II-61-A
49	I-38-A through I-61-A and II-38-A through II-61-A
50	I-39-A through I-61-A and II-39-A through II-61-A
51	I-40-A through I-61-A and II-40-A through II-61-A
52	I-41-A through I-61-A and II-41-A through II-61-A
53	I-42-A through I-61-A and II-42-A through II-61-A
54	I-43-A through I-61-A and II-43-A through II-61-A
55	I-44-A through I-61-A and II-44-A through II-61-A
56	I-45-A through I-61-A and II-45-A through II-61-A
57	I-46-A through I-61-A and II-46-A through II-61-A
58	I-47-A through I-61-A and II-47-A through II-61-A
59	I-48-A through I-61-A and II-48-A through II-61-A
60	I-49-A through I-61-A and II-49-A through II-61-A
61	I-50-A through I-61-A and II-50-A through II-61-A
62	I-51-A through I-61-A and II-51-A through II-61-A
63	I-52-A through I-61-A and II-52-A through II-61-A
64	I-53-A through I-61-A and II-53-A through II-61-A
65	I-54-A through I-61-A and II-54-A through II-61-A
66	I-55-A through I-61-A and II-55-A through II-61-A
67	I-56-A through I-61-A and II-56-A through II-61-A
68	I-57-A through I-61-A and II-57-A through II-61-A
69	I-58-A through I-61-A and II-58-A through II-61-A
70	I-59-A through I-61-A and II-59-A through II-61-A
71	I-60-A and I-61-A and II-60-A and II-61-A
72	I-61-A and II-61-A
thereafter	$0.00

With respect to the Class IO Interest and any Distribution Date, an amount equal to the Uncertificated Notional Amount of the REMIC II Regular Interest LT-IO.

“Uncertificated Principal Balance”: With respect to each REMIC Regular Interest (other than REMIC II Regular Interest LT-IO), the principal amount of such REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each such REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Principal Balance. On each Distribution Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 8.14 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 8.14. The Uncertificated Principal Balance of each REMIC Regular Interest shall never be less than zero.

“Uncertificated Pass-Through Rate”: The Uncertificated REMIC I Pass-Through Rate or Uncertificated REMIC II Pass-Through Rate.

“Uncertificated REMIC I Pass-Through Rate”: With respect to REMIC I Regular Interest I, a per annum rate equal to the weighted average Adjusted Net Mortgage Rate of the Group I Mortgage Loans. With respect to each REMIC I Group I Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average Adjusted Net Mortgage Rate of the Group I Mortgage Loans multiplied by 2, subject to a maximum rate of 10.100%. With respect to each REMIC I Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average Adjusted Net Mortgage Rate of the Group I Mortgage Loans over (ii) 10.100% and (y) 0.00%. With respect to REMIC I Regular Interest II, a per annum rate equal to the weighted average Adjusted Net Mortgage Rate of the Group II Mortgage Loans. With respect to each REMIC I Group II Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average Adjusted Net Mortgage Rate of the Group II Mortgage Loans multiplied by 2, subject to a maximum rate of 10.100%. With respect to each REMIC I Group II Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average Adjusted Net Mortgage Rate of the Group II Mortgage Loans over (ii) 10.100% and (y) 0.00%.

“Uncertificated REMIC II Pass-Through Rate”: With respect to REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4, REMIC II Regular Interest LT-ZZ, REMIC II Regular Interest LT-1SUB, REMIC II Regular Interest LT-2SUB, and REMIC II Regular Interest LT-XX, a per annum rate (but not less than zero) equal to the weighted average of (w) with respect to REMIC I Regular Interest I, REMIC I Regular Interest II, the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest for each such Distribution Date, (x) with respect to REMIC I Regular Interests ending with the designation “B”, the weighted average of the Uncertificated REMIC I Pass-Through Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interests for each such Distribution Date and (y) with respect to REMIC I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC I Regular Interest listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1st through 11th	I-1-A through I-61-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-61-A	Uncertificated REMIC I Pass-Through Rate
12	I-1-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
13	I-2-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-2-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate Uncertificated REMIC I Pass-Through Rate
	I-1-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A	Uncertificated REMIC I Pass-Through Rate
14	I-3-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-3-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A and I-2-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A and II-2-A	Uncertificated REMIC I Pass-Through Rate
15	I-4-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-4-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-3-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-3-A	Uncertificated REMIC I Pass-Through Rate
16	I-5-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-5-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-4-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-4-A	Uncertificated REMIC I Pass-Through Rate
17	I-6-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-6-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-5-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-5-A	Uncertificated REMIC I Pass-Through Rate
18	I-7-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-7-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-6-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-6-A	Uncertificated REMIC I Pass-Through Rate
19	I-8-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-8-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-7-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-7-A	Uncertificated REMIC I Pass-Through Rate
20	I-9-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-9-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-8-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-8-A	Uncertificated REMIC I Pass-Through Rate
21	I-10-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-10-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-9-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-9-A	Uncertificated REMIC I Pass-Through Rate
22	I-11-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-11-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-10-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-10-A	Uncertificated REMIC I Pass-Through Rate
23	I-12-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-12-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-11-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-11-A	Uncertificated REMIC I Pass-Through Rate
24	I-13-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-13-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-12-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-12-A	Uncertificated REMIC I Pass-Through Rate
25	I-14-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-14-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-13-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-13-A	Uncertificated REMIC I Pass-Through Rate
26	I-15-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-15-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-14-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-14-A	Uncertificated REMIC I Pass-Through Rate
27	I-16-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-16-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-15-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-15-A	Uncertificated REMIC I Pass-Through Rate
28	I-17-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-17-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-16-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-16-A	Uncertificated REMIC I Pass-Through Rate
29	I-18-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-18-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-17-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-17-A	Uncertificated REMIC I Pass-Through Rate
30	I-19-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-19-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-18-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-18-A	Uncertificated REMIC I Pass-Through Rate
31	I-20-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-20-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-19-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-19-A	Uncertificated REMIC I Pass-Through Rate
32	I-21-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-21-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-20-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-20-A	Uncertificated REMIC I Pass-Through Rate
33	I-22-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-22-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-21-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-21-A	Uncertificated REMIC I Pass-Through Rate
34	I-23-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-23-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-22-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-22-A	Uncertificated REMIC I Pass-Through Rate
35	I-24-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-24-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-23-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-23-A	Uncertificated REMIC I Pass-Through Rate
36	I-25-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-25-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-24-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-24-A	Uncertificated REMIC I Pass-Through Rate
37	I-26-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-26-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-25-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-25-A	Uncertificated REMIC I Pass-Through Rate
38	I-27-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-27-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-26-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-26-A	Uncertificated REMIC I Pass-Through Rate
39	I-28-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-28-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-27-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-27-A	Uncertificated REMIC I Pass-Through Rate
40	I-29-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-29-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-28-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-28-A	Uncertificated REMIC I Pass-Through Rate
41	I-30-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-30-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-29-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-29-A	Uncertificated REMIC I Pass-Through Rate
42	I-31-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-31-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-30-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-30-A	Uncertificated REMIC I Pass-Through Rate
43	I-32-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-32-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-31-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-31-A	Uncertificated REMIC I Pass-Through Rate
44	I-33-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-33-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-32-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-32-A	Uncertificated REMIC I Pass-Through Rate
45	I-34-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-34-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-33-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-33-A	Uncertificated REMIC I Pass-Through Rate
46	I-35-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-35-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-34-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-34-A	Uncertificated REMIC I Pass-Through Rate
47	I-36-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-36-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-35-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-35-A	Uncertificated REMIC I Pass-Through Rate
48	I-37-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-37-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-36-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-36-A	Uncertificated REMIC I Pass-Through Rate
49	I-38-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-38-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-37-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-37-A	Uncertificated REMIC I Pass-Through Rate
50	I-39-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-39-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-38-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-38-A	Uncertificated REMIC I Pass-Through Rate
51	I-40-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-40-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-39-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-39-A	Uncertificated REMIC I Pass-Through Rate
52	I-41-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-41-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-40-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-40-A	Uncertificated REMIC I Pass-Through Rate
53	I-42-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-42-A through II-41-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-41-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-21-A	Uncertificated REMIC I Pass-Through Rate
54	I-43-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-43-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-42-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-42-A	Uncertificated REMIC I Pass-Through Rate
55	I-44-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-44-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-43-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-43-A	Uncertificated REMIC I Pass-Through Rate
56	I-45-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-45-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-44-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-44-A	Uncertificated REMIC I Pass-Through Rate
57	I-46-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-46-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-45-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-45-A	Uncertificated REMIC I Pass-Through Rate
58	I-47-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-47-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-46-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-46-A	Uncertificated REMIC I Pass-Through Rate
59	I-48-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-48-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-47-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-47-A	Uncertificated REMIC I Pass-Through Rate
60	I-49-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-49-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-48-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-48-A	Uncertificated REMIC I Pass-Through Rate
61	I-50-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-50-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-49-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-49-A	Uncertificated REMIC I Pass-Through Rate
62	I-51-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-51-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-50-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-50-A	Uncertificated REMIC I Pass-Through Rate
63	I-52-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-52-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-51-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-51-A	Uncertificated REMIC I Pass-Through Rate
64	I-53-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-53-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-52-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-52-A	Uncertificated REMIC I Pass-Through Rate
65	I-54-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-54-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-53-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-53-A	Uncertificated REMIC I Pass-Through Rate
66	I-55-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-55-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-54-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-54-A	Uncertificated REMIC I Pass-Through Rate
67	I-56-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-56-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-55-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-55-A	Uncertificated REMIC I Pass-Through Rate
68	I-57-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-57-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-56-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-56-A	Uncertificated REMIC I Pass-Through Rate
69	I-58-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-58-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-57-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-57-A	Uncertificated REMIC I Pass-Through Rate
70	I-59-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-59-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-58-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-58-A	Uncertificated REMIC I Pass-Through Rate
71	I-60-A and I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-60-A and II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-59-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-59-A	Uncertificated REMIC I Pass-Through Rate
72	I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-60-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-60-A	Uncertificated REMIC I Pass-Through Rate
thereafter	I-1-A through I-61-A	Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-61-A	Uncertificated REMIC I Pass-Through Rate
With respect to REMIC II Regular Interest LT-1GRP, a per annum rate (but not less than zero) equal to the weighted average of (w) with respect to REMIC I Regular Interest I, the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest for each such Distribution Date, (x) with respect to REMIC I Group I Regular Interests ending with the designation “B”, the weighted average of the Uncertificated REMIC I Pass-Through Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Principal Balance of each such REMIC I Regular Interest for each such Distribution Date and (y) with respect to REMIC I Group I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for such REMIC I Regular Interests listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1st through 11th	I-1-A through I-61-A	Uncertificated REMIC I Pass-Through Rate

12	I-1-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate

13	I-2-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A	Uncertificated REMIC I Pass-Through Rate

14	I-3-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A and I-2-A	Uncertificated REMIC I Pass-Through Rate

15	I-4-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-3-A	Uncertificated REMIC I Pass-Through Rate

16	I-5-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-4-A	Uncertificated REMIC I Pass-Through Rate

17	I-6-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-5-A	Uncertificated REMIC I Pass-Through Rate

18	I-7-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-6-A	Uncertificated REMIC I Pass-Through Rate

19	I-8-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-7-A	Uncertificated REMIC I Pass-Through Rate

20	I-9-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-8-A	Uncertificated REMIC I Pass-Through Rate

21	I-10-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-9-A	Uncertificated REMIC I Pass-Through Rate

22	I-11-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-10-A	Uncertificated REMIC I Pass-Through Rate

23	I-12-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-11-A	Uncertificated REMIC I Pass-Through Rate

24	I-13-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-12-A	Uncertificated REMIC I Pass-Through Rate

25	I-14-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-13-A	Uncertificated REMIC I Pass-Through Rate

26	I-15-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-14-A	Uncertificated REMIC I Pass-Through Rate

27	I-16-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-15-A	Uncertificated REMIC I Pass-Through Rate

28	I-17-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-16-A	Uncertificated REMIC I Pass-Through Rate

29	I-18-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-17-A	Uncertificated REMIC I Pass-Through Rate

30	I-19-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-18-A	Uncertificated REMIC I Pass-Through Rate

31	I-20-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-19-A	Uncertificated REMIC I Pass-Through Rate

32	I-21-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-20-A	Uncertificated REMIC I Pass-Through Rate

33	I-22-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-21-A	Uncertificated REMIC I Pass-Through Rate

34	I-23-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-22-A	Uncertificated REMIC I Pass-Through Rate

35	I-24-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-23-A	Uncertificated REMIC I Pass-Through Rate

36	I-25-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-24-A	Uncertificated REMIC I Pass-Through Rate

37	I-26-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-25-A	Uncertificated REMIC I Pass-Through Rate

38	I-27-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-26-A	Uncertificated REMIC I Pass-Through Rate

39	I-28-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-27-A	Uncertificated REMIC I Pass-Through Rate

40	I-29-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-28-A	Uncertificated REMIC I Pass-Through Rate

41	I-30-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-29-A	Uncertificated REMIC I Pass-Through Rate

42	I-31-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-30-A	Uncertificated REMIC I Pass-Through Rate

43	I-32-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-31-A	Uncertificated REMIC I Pass-Through Rate

44	I-33-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-32-A	Uncertificated REMIC I Pass-Through Rate

45	I-34-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-33-A	Uncertificated REMIC I Pass-Through Rate

46	I-35-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-34-A	Uncertificated REMIC I Pass-Through Rate

47	I-36-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-35-A	Uncertificated REMIC I Pass-Through Rate

48	I-37-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-36-A	Uncertificated REMIC I Pass-Through Rate

49	I-38-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-37-A	Uncertificated REMIC I Pass-Through Rate

50	I-39-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-38-A	Uncertificated REMIC I Pass-Through Rate

51	I-40-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-39-A	Uncertificated REMIC I Pass-Through Rate

52	I-41-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-40-A	Uncertificated REMIC I Pass-Through Rate

53	I-42-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-41-A	Uncertificated REMIC I Pass-Through Rate

54	I-43-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-42-A	Uncertificated REMIC I Pass-Through Rate

55	I-44-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-43-A	Uncertificated REMIC I Pass-Through Rate

56	I-45-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-44-A	Uncertificated REMIC I Pass-Through Rate

57	I-46-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-45-A	Uncertificated REMIC I Pass-Through Rate

58	I-47-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-46-A	Uncertificated REMIC I Pass-Through Rate

59	I-48-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-47-A	Uncertificated REMIC I Pass-Through Rate

60	I-49-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-48-A	Uncertificated REMIC I Pass-Through Rate

61	I-50-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-49-A	Uncertificated REMIC I Pass-Through Rate

62	I-51-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-50-A	Uncertificated REMIC I Pass-Through Rate

63	I-52-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-51-A	Uncertificated REMIC I Pass-Through Rate

64	I-53-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-52-A	Uncertificated REMIC I Pass-Through Rate

65	I-54-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-53-A	Uncertificated REMIC I Pass-Through Rate

66	I-55-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-54-A	Uncertificated REMIC I Pass-Through Rate

67	I-56-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-55-A	Uncertificated REMIC I Pass-Through Rate

68	I-57-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-56-A	Uncertificated REMIC I Pass-Through Rate

69	I-58-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-57-A	Uncertificated REMIC I Pass-Through Rate

70	I-59-A through I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-58-A	Uncertificated REMIC I Pass-Through Rate

71	I-60-A and I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-59-A	Uncertificated REMIC I Pass-Through Rate

72	I-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	I-1-A through I-60-A	Uncertificated REMIC I Pass-Through Rate

thereafter	I-1-A through I-61-A	Uncertificated REMIC I Pass-Through Rate

With respect to REMIC II Regular Interest LT-2GRP, a per annum rate (but not less than zero) equal to the weighted average of (w) with respect to REMIC I Regular Interest II, the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest for each such Distribution Date, (x) with respect to REMIC I Group II Regular Interests ending with the designation “B”, the weighted average of the Uncertificated REMIC I Pass-Through Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Principal Balance of each such REMIC I Regular Interest for each such Distribution Date and (y) with respect to REMIC I Group II Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for such REMIC I Regular Interests listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1st through 11th	II-1-A through II-61-A	Uncertificated REMIC I Pass-Through Rate

12	II-1-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate

13	II-2-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A	Uncertificated REMIC I Pass-Through Rate

14	II-3-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A and II-2-A	Uncertificated REMIC I Pass-Through Rate

15	II-4-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-3-A	Uncertificated REMIC I Pass-Through Rate

16	II-5-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-4-A	Uncertificated REMIC I Pass-Through Rate

17	II-6-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-5-A	Uncertificated REMIC I Pass-Through Rate

18	II-7-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-6-A	Uncertificated REMIC I Pass-Through Rate

19	II-8-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-7-A	Uncertificated REMIC I Pass-Through Rate

20	II-9-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-8-A	Uncertificated REMIC I Pass-Through Rate

21	II-10-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-9-A	Uncertificated REMIC I Pass-Through Rate

22	II-11-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-10-A	Uncertificated REMIC I Pass-Through Rate

23	II-12-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-11-A	Uncertificated REMIC I Pass-Through Rate

24	II-13-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-12-A	Uncertificated REMIC I Pass-Through Rate

25	II-14-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-13-A	Uncertificated REMIC I Pass-Through Rate

26	II-15-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-14-A	Uncertificated REMIC I Pass-Through Rate

27	II-16-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-15-A	Uncertificated REMIC I Pass-Through Rate

28	II-17-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-16-A	Uncertificated REMIC I Pass-Through Rate

29	II-18-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-17-A	Uncertificated REMIC I Pass-Through Rate

30	II-19-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-18-A	Uncertificated REMIC I Pass-Through Rate

31	II-20-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-19-A	Uncertificated REMIC I Pass-Through Rate

32	II-21-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-20-A	Uncertificated REMIC I Pass-Through Rate

33	II-22-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-21-A	Uncertificated REMIC I Pass-Through Rate

34	II-23-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-22-A	Uncertificated REMIC I Pass-Through Rate

35	II-24-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-23-A	Uncertificated REMIC I Pass-Through Rate

36	II-25-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-24-A	Uncertificated REMIC I Pass-Through Rate

37	II-26-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-25-A	Uncertificated REMIC I Pass-Through Rate

38	II-27-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-26-A	Uncertificated REMIC I Pass-Through Rate

39	II-28-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-27-A	Uncertificated REMIC I Pass-Through Rate

40	II-29-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-28-A	Uncertificated REMIC I Pass-Through Rate

41	II-30-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-29-A	Uncertificated REMIC I Pass-Through Rate

42	II-31-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-30-A	Uncertificated REMIC I Pass-Through Rate

43	II-32-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-31-A	Uncertificated REMIC I Pass-Through Rate

44	II-33-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-32-A	Uncertificated REMIC I Pass-Through Rate

45	II-34-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-33-A	Uncertificated REMIC I Pass-Through Rate

46	II-35-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-34-A	Uncertificated REMIC I Pass-Through Rate

47	II-36-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-35-A	Uncertificated REMIC I Pass-Through Rate

48	II-37-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-36-A	Uncertificated REMIC I Pass-Through Rate

59	II-38-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-37-A	Uncertificated REMIC I Pass-Through Rate

50	II-39-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-38-A	Uncertificated REMIC I Pass-Through Rate

51	II-40-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-39-A	Uncertificated REMIC I Pass-Through Rate

52	II-41-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-40-A	Uncertificated REMIC I Pass-Through Rate

53	II-42-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-41-A	Uncertificated REMIC I Pass-Through Rate

54	II-43-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-42-A	Uncertificated REMIC I Pass-Through Rate

55	II-44-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-43-A	Uncertificated REMIC I Pass-Through Rate

56	II-45-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-44-A	Uncertificated REMIC I Pass-Through Rate

57	II-46-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-45-A	Uncertificated REMIC I Pass-Through Rate

58	II-47-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-46-A	Uncertificated REMIC I Pass-Through Rate

59	II-48-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-47-A	Uncertificated REMIC I Pass-Through Rate

60	II-49-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-48-A	Uncertificated REMIC I Pass-Through Rate

61	II-50-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-49-A	Uncertificated REMIC I Pass-Through Rate

62	II-51-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-50-A	Uncertificated REMIC I Pass-Through Rate

63	II-52-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-51-A	Uncertificated REMIC I Pass-Through Rate

64	II-53-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-52-A	Uncertificated REMIC I Pass-Through Rate

65	II-54-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-53-A	Uncertificated REMIC I Pass-Through Rate

66	II-55-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-54-A	Uncertificated REMIC I Pass-Through Rate

67	II-56-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-55-A	Uncertificated REMIC I Pass-Through Rate

68	II-57-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-56-A	Uncertificated REMIC I Pass-Through Rate

69	II-58-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-57-A	Uncertificated REMIC I Pass-Through Rate

70	II-59-A through II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-58-A	Uncertificated REMIC I Pass-Through Rate

71	II-60-A and II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-59-A	Uncertificated REMIC I Pass-Through Rate

72	II-61-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC I Pass-Through Rate
	II-1-A through II-60-A	Uncertificated REMIC I Pass-Through Rate

thereafter	II-1-A through II-61-A	Uncertificated REMIC I Pass-Through Rate

With respect to REMIC II Regular Interest LT-IO, and (i) the 1st Distribution Date through the 11th Distribution Date, the excess of (x) the weighted average of the Uncertificated REMIC I Pass-Through Rates for REMIC I Regular Interests including the designation “A”, over (y) the weighted average of the Uncertificated REMIC I Pass-Through Rates for REMIC I Regular Interests including the designation “A”, (ii) the 12th Distribution Date through the 72nd Distribution Date, the excess of (x) the weighted average of the Uncertificated REMIC I Pass-Through Rates for REMIC I Regular Interests including the designation “A”, over (y) 2 multiplied by Swap LIBOR and (iii) thereafter, 0.00%.

“Uncertificated REMIC Regular Interest”: The REMIC I Regular Interests, the REMIC II Regular Interests, the Class IO Interest, the Class X Interest, the Class P Interest and the REMIC VI Regular Interest Swap-IO.

“Underwriters’ Exemption”: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (2002), or any successor exemption.

“Underwriting Guidelines”: The underwriting guidelines attached to the Purchase Agreement.

“Unpaid Interest Amount”: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates prior to the current Distribution Date remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

“Unpaid Realized Loss Amount”: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amount with respect to such Class over (ii) the sum of (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

“U.S. Person”: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the Holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

“WAC Cap”: With respect to the Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans minus the Swap Payment Rate, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period. For federal income tax purposes, the equivalent of the foregoing shall be expressed as a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the Uncertificated REMIC II Pass-Through Rate on REMIC II Regular Interest LT-1SUB and REMIC II Regular Interest LT-2SUB, in each case as determined for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of each such REMIC II Regular Interest immediately prior to such Distribution Date.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans. (a)  The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund, and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund. On the Closing Date, the Depositor shall pay, without any right of reimbursement from the Trust, to the Cap Provider the “Fixed Amount” (as defined in the Interest Rate Cap Agreement) due and payable to the Cap Provider pursuant to the terms of the Interest Rate Cap Agreement.

(b)  In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Trustee for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

(i)  the original Mortgage Note bearing all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee, endorsed “Pay to the order of _____________, without recourse” and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of a Mortgage Note for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised in writing by the Responsible Party, that state law does not so allow;

(ii)  the original of any guaranty executed in connection with the Mortgage Note;

(iii)  the original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Responsible Party, shall deliver or cause to be delivered to the Trustee a photocopy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an officer’s certificate of the Responsible Party or evidence of certification on the face of such photocopy of such Mortgage or a certificate from an escrow company, a title company or closing attorney stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (B) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(iv)  the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or a certified true copy of such agreement submitted for recording;

(v)  the original Assignment of Mortgage for each Mortgage Loan endorsed in blank;

(vi)  the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator to the last endorsee with evidence of recording thereon or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Responsible Party, shall deliver or cause to be delivered a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an officer’s certificate of the Responsible Party or evidence of certification on the face of such photocopy of such intervening assignment or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of Mortgage or a copy of such intervening assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of Mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

(vii)  the original or a photocopy of mortgagee title insurance policy or a copy of the related policy binder or commitment for title issued by the title insurance company; and

(viii)  the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

The Responsible Party shall cause to be delivered to the Trustee the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 120 days from the Closing Date.

From time to time, the Depositor or the applicable Servicer, as applicable, shall forward to the Trustee, additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of this Agreement upon receipt of such documents. All such mortgage documents held by the Trustee as to each Mortgage Loan shall constitute the “Custodial File”.

On or prior to the Closing Date, the Responsible Party shall deliver to the Trustee, Assignments of Mortgage, in blank, for each Mortgage Loan. The Responsible Party shall cause the Assignments of Mortgage and complete recording information to be provided to the applicable Servicer in a reasonably acceptable manner. No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the applicable Servicer of the complete recording information for a Mortgage, the applicable Servicer shall promptly submit or cause to be submitted for recording, at the expense of the Responsible Party and at no expense to the Trust Fund, the Trustee, the applicable Servicer, or the Depositor, in the appropriate public office for real property records, each Assignment of Mortgage referred to in Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan (i) if the Trustee and each Rating Agency have received an Opinion of Counsel, satisfactory in form and substance to the Trustee and each Rating Agency to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee’s interest in the related Mortgage Note or (ii) the Rating Agencies have each notified the Depositor in writing that not recording any such Assignments of Mortgage would not cause the initial ratings on any Offered Certificates to be downgraded or withdrawn; provided, however, that no Servicer shall be held responsible or liable for any loss that occurs because an Assignment of Mortgage was not recorded, except to the extent the applicable Servicer has prior knowledge of the act or omission that causes such loss. Unless the Depositor gives the applicable Servicer notice to the contrary, the Depositor is deemed to have given such Servicer notice that the condition set forth in clause (ii) above is applicable. However, with respect to the Assignments of Mortgage referred to in clauses (i) and (ii) above, if foreclosure proceedings occur against a Mortgaged Property, the applicable Servicer shall record such Assignment of Mortgage at the expense of the Responsible Party (and at no expense to such Servicer) as required pursuant to the Purchase Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to “Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement dated as of January 1, 2007, Morgan Stanley ABS Capital I Inc. Trust 2007-NC1”. In the event that any such Assignment of Mortgage is lost or returned unrecorded because of a defect therein, the Responsible Party shall promptly cause to be delivered a substitute Assignment of Mortgage to cure such defect and thereafter cause each such assignment to be duly recorded.

In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Trustee within 90 days following the Closing Date, and in the event that the Responsible Party does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Depositor, the related Mortgage Loan shall, upon the request of the Depositor, be repurchased by the Responsible Party at the price and in the manner specified in Section 2.03. The foregoing repurchase obligation shall not apply in the event that the Responsible Party cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the Responsible Party shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of an officer of the Responsible Party, confirming that such document has been accepted for recording.

Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Responsible Party shall be deemed to have been satisfied upon delivery by the Responsible Party to the Trustee, prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

(c)  The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the “Trust”) to be known, for convenience, as “MORGAN STANLEY ABS CAPITAL I INC. TRUST 2007-NC1” and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, the representation and warranty set forth in paragraph (aaa) of Schedule III. The Trust’s fiscal year is the calendar year.

(d)  The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans and the Representations and Warranties Agreement) pursuant to Section 2.01(a). The Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust is hereby directed to enter into the Interest Rate Swap Agreement and the Interest Rate Cap Agreement.

(e)  The Depositor shall use reasonable efforts to assist the Trustee in enforcing the obligations of the Sponsor under the Representations and Warranties Agreement.

Section 2.02  Acceptance by the Trustee of the Mortgage Loans. The Trustee shall acknowledge, on the Closing Date, receipt by the Trustee of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee shall maintain possession of the related Mortgage Notes in the State of California unless otherwise permitted by the Rating Agencies. Furthermore, the Trustee (solely in its capacity as Trustee hereunder), on behalf of the Trust, hereby assumes the obligations of the Depositor under the Representations and Warranties Agreement from and after the Closing Date and solely insofar as they relate to the Mortgage Loans.

In connection with the Closing Date, the Trustee shall be required to deliver via facsimile (with original to follow the next Business Day) to the Depositor and the Servicers an Initial Certification prior to the Closing Date, or, with the Depositor’s consent, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each applicable Mortgage Loan. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

Within 90 days after the Closing Date, the Trustee shall, for the benefit of the Holders of the Certificates, ascertain that all documents identified in the Document Certification and Exception Report in the form attached hereto as Exhibit F are in its possession, and shall deliver to the Depositor and the Servicers a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents identified in the Document Certification and Exception Report and required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2), (7) and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information respecting such Mortgage Loan accurately reflects the information set forth in the Custodial File; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

The Trustee shall retain possession and custody of the Custodial File in accordance with and subject to the terms and conditions set forth herein. The applicable Servicer shall promptly deliver to the Trustee, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of such Servicer from time to time.

The Responsible Party shall deliver to the applicable Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the Trustee, including but not limited to such documents as the title insurance policy and any other Mortgage Loan Documents upon return from the public recording office. Such documents shall be delivered by the Responsible Party at the Responsible Party’s expense to such Servicer.

Section 2.03  Representations and Warranties; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans. (a) Countrywide Servicing hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor and the Trustee, as of the dates set forth in such Schedule and Saxon hereby makes the representations and warranties set forth in Schedule VI hereto to the Depositor and the Trustee as of the dates set forth in such Schedule. Upon discovery by any of the parties hereto of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

(b)  The Responsible Party hereby makes the representations and warranties, set forth in Schedule III and Schedule IV hereto, to the Depositor, the Servicers and the Trustee as of the dates set forth in such Schedules.

(c)  The Depositor hereby makes the representations and warranties set forth in Schedule V hereto to the Trustee as of the dates set forth in such Schedule.

(d)  It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee, and shall inure to the benefit of the parties to whom the representations and warranties were made notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by any of the parties to this Agreement of a breach of any of the foregoing representations and warranties that materially and adversely affect the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the party discovering such breach shall give prompt written notice to the other parties.

(e)  Within 30 days of the earlier of either discovery by or notice to the Responsible Party that any Mortgage Loan does not conform to the requirements as determined in the Trustee’s review of the related Custodial File or within 60 days of the earlier of either discovery by or notice to the Responsible Party of any breach of a representation or warranty, set forth in Section 2.03(b), that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Responsible Party shall use its best efforts to cause to be remedied a material defect in a document constituting part of a Mortgage File or promptly to cure such breach in all material respects and, if such defect or breach cannot be remedied, the Responsible Party shall, at the Depositor’s option as specified in writing and provided to the Responsible Party and the Trustee, (i) if such 30 or 60 day period, as applicable, expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage Loan at the Repurchase Price; provided, however, that any such substitution pursuant to clause (i) above shall not be effected prior to the delivery to the Trustee of a Request for Release substantially in the form of Exhibit J, and the delivery of the Mortgage File to the Trustee for any such Substitute Mortgage Loan. Notwithstanding the foregoing, a breach (i) which causes a Mortgage Loan not to constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code or (ii) by the Responsible Party of any of the representations and warranties set forth in paragraphs (g), (i), (uu), (zz), (aaa), (eee), (fff), (ggg), (hhh), (iii), (jjj), (lll), (mmm), (nnn), (ooo) and (ppp) of Schedule III, in each case, will be deemed automatically to materially and adversely affect the value of such Mortgage Loan and the interests of the Trustee and Certificateholders in such Mortgage Loan. In the event that the Trustee receives notice of a breach by the Responsible Party of any of the representations and warranties set forth in paragraphs (g), (i), (uu), (zz), (aaa), (eee), (fff), (ggg), (hhh), (iii), (jjj), (lll), (mmm), (nnn), (ooo) and (ppp) of Schedule III, the Trustee shall give notice of such breach to the Responsible Party and request the Responsible Party to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of the Responsible Party receipt of such notice. The Responsible Party shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice with respect to each such Mortgage Loan, and in any case such repurchase shall occur or shall be deemed to occur on the last day of the applicable Prepayment Period preceding the Distribution Date on which the Repurchase Price is to be distributed.

Notwithstanding the foregoing, a breach by the Depositor of any of the representations and warranties set forth in paragraphs (b), (c), (d) and (e) of Schedule V, in each case, will be deemed automatically to materially and adversely affect the value of such Mortgage Loan and the interests of the Trustee and Certificateholders in such Mortgage Loan. In the event that the Trustee receives notice of a breach by the Depositor of any representations and warranties set forth in paragraphs (b), (c), (d) and (e) of Schedule V, the Trustee shall notify the Depositor to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of the Depositor’s receipt of such notice. If, by the end of such sixty (60) day period, the Depositor fails to repurchase such Mortgage Loan, the Trustee shall pursue all legal remedies available to the Trustee against the Depositor under this Agreement.

(f)  Within 90 days of the earlier of either discovery by or notice to the Depositor of any breach of a representation or warranty set forth on Schedule III hereto that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Depositor shall use its best efforts to promptly cure such breach in all material respects and, if such defect or breach cannot be remedied, the Depositor shall purchase such Mortgage Loan at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan.

(g)  In the event any Mortgage Loan does not conform to the requirements as determined in the Trustee’s review of the related Custodial File, the Trustee shall notify the Responsible Party, the Servicers, the Trustee (if applicable) and the Depositor by delivery of the certification of Trustee required by Section 2.02 to such parties, which shall be a request that the Responsible Party correct or cure such defect as required under this Agreement, and if the Responsible Party fails or is unable to correct or cure the defect within the period set forth in this Agreement, the Trustee shall notify the Depositor and the Trustee of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after such notice to the Depositor and the Trustee of such failure by the Responsible Party to correct or cure, the Trustee shall notify the Responsible Party to repurchase the Mortgage Loan at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan, in each case, pursuant to the terms of this Agreement, as applicable. If, within ten (10) Business Days of receipt of such notice by the Responsible Party, the Responsible Party fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee against the Responsible Party under this Agreement, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

(h)  Any substitution of a Substitute Mortgage Loan by the Responsible Party shall be made in accordance with the substitution procedures set forth in the Purchase Agreement, which provisions shall be as set forth in such agreements as if they were set forth herein. With respect to any Substitute Mortgage Loan or Loans substituted by the Depositor or the Responsible Party, the Sponsor, the Depositor or the Responsible Party, as applicable, shall deliver to the Trustee for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by Section 2.01. Notwithstanding anything to the contrary set forth in this Agreement, no substitution under this Agreement is permitted to be made (a) in any calendar month after the Determination Date for such month or (b) if the substitution were to be made on or after the second anniversary of the Closing Date. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the Depositor or the Responsible Party, as applicable, on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the Sponsor, the Depositor or the Responsible Party, as applicable, shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

(i)  Based upon information provided by the Depositor or the Responsible Party, as applicable, the applicable Servicer, shall include information regarding the removal of the Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans in its Servicer Remittance Report delivered to the Trustee pursuant to Section 4.03(d) for the Determination Date immediately following the receipt of such information the extent such information is required to be included in such Servicer Remittance Report. Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and, if the substitution is made by the Sponsor or the Depositor, as applicable, the Sponsor or the Depositor, as applicable, shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Section 2.03(b) with respect to such Substitute Mortgage Loan. Upon receipt of a Request for Release in connection with any such substitution and certification by the applicable Servicer to the Trustee that the deposit into the related Collection Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph, the Trustee shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the Responsible Party and the Trustee shall execute and deliver at the direction of the Depositor or the Responsible Party, as applicable, such instruments of transfer or assignment prepared by the Sponsor, the Depositor or the Responsible Party, as applicable, in each case without recourse, representation or warranty, as shall be necessary to vest title in the Sponsor, the Depositor or the Responsible Party, as applicable, of the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

(j)  For any month in which the Sponsor, the Depositor or the Responsible Party substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the applicable Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The amount of such shortage, plus an amount equal to the sum of (i) any accrued and unpaid interest on the Deleted Mortgage Loans and (ii) all unreimbursed Servicing Advances with respect to such Deleted Mortgage Loans, or the amount of any similar shortage with respect to a Substitute Mortgage Loan substituted by the Responsible Party under this Agreement (collectively, the “Substitution Adjustment Amount”), shall be deposited into the related Collection Account by the Sponsor, the Depositor or the Responsible Party, as applicable, on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

(k)  In addition to such repurchase or substitution obligation, the Responsible Party shall indemnify the Depositor and its Affiliates, the Servicers, the Sponsor, the Trustee and the Trust and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach by the Responsible Party of any of its representations and warranties or obligations contained in this Agreement.

(l)  In the event that any Mortgage Loan shall have been repurchased pursuant to this Agreement or the Representations and Warranties Agreement, the Repurchase Price therefor shall be deposited by the applicable Servicer in the related Collection Account pursuant to Section 3.10 on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which such Mortgage Loan was repurchased and upon such deposit of the Repurchase Price and receipt of a Request for Release in the form of Exhibit J hereto, indicating such deposit, the Trustee shall release the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the applicable Servicer, and the Trustee shall execute and deliver at such Person’s direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, representation or warranty, as shall be necessary to transfer title from the Trustee.

(m)  Any Mortgage Loan repurchased pursuant to this Section 2.03 will be removed from the Trust Fund. The applicable Servicer shall include information regarding such repurchase in its Servicer Remittance Report delivered to the Trustee pursuant to Section 4.03(d) for the Determination Date immediately following receipt of information regarding such repurchase, to the extent such information is required to be included in such Servicer Remittance Report. For purposes of determining the applicable Repurchase Price, any such repurchase shall occur or shall be deemed to occur as of the last day of the applicable Prepayment Period.

It is understood and agreed by the parties hereto that the obligation of the Depositor or the Responsible Party under this Agreement to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations set forth herein, shall constitute the sole remedies against such Persons respecting such breach available to Certificateholders, the Depositor (if applicable), or the Trustee on their behalf.

The provisions of this Section 2.03 shall survive delivery of the respective Custodial Files to the Trustee for the benefit of the Certificateholders.

Section 2.04  Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

Section 2.05  REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The “Startup Day” for purposes of the REMIC Provisions shall be the Closing Date. The “latest possible maturity date” is the Distribution Date occurring in November 2036, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. For federal income tax purposes, any amount distributed on the Offered Certificates on any Distribution Date in respect of any Basis Risk CarryForward Amounts shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable.

Section 2.06  Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee and the Servicers that as of the date of this Agreement or as of such date specifically provided herein:

(a)  The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)  The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

(c)  This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)  No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

(e)  None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, (i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

(f)  There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor’s reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

(g)  The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

(h)  Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.06 shall survive delivery of the respective Custodial Files to the Trustee and shall inure to the benefit of the Trustee.

Section 2.07  Enforcement of Obligations for Breach of Mortgage Loan Representations.

Upon discovery by any of the parties hereto of a breach of a representation or warranty made by the Sponsor pursuant to the Representations and Warranties Agreement, the party discovering such breach shall give prompt written notice thereof to the other parties to this Agreement and the Sponsor. The Trustee shall pursue all legal remedies available to the Trustee with respect to such breach under the Representations and Warranties Agreement, as may be necessary or appropriate to enforce the rights of the Trust with respect thereto, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

ARTICLE III

ADMINISTRATION AND SERVICING
OF MORTGAGE LOANS

Section 3.01  Servicers to Service Mortgage Loans.

(a)  For and on behalf of the Certificateholders, each Servicer shall service and administer the Mortgage Loans for which it is acting as Servicer in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that such Servicer, any Subservicer or any Affiliate of such Servicer or any Subservicer may have with the related Mortgagor;

(ii)  the ownership or non ownership of any Certificate by such Servicer or any Affiliate of such Servicer;

(iii)  such Servicer’s obligation to make P&I Advances or Servicing Advances; or

(iv)  such Servicer’s or any Subservicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, each Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, each Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the applicable Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed in lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. Each Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. Each Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the applicable Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement. Each Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the Trustee shall execute, at the written request of a Servicer, and furnish to such Servicer and any Subservicer such documents provided to the Trustee as are necessary or appropriate to enable such Servicer or any Subservicer to carry out its servicing and administrative duties hereunder, and the Trustee hereby grants to each Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties, including a power of attorney in the form of Exhibit O hereto to take title to Mortgaged Properties after foreclosure in the name of and on behalf of the Trustee. The Trustee shall execute a separate power of attorney in favor of each Servicer for the purposes described herein to the extent necessary or desirable to enable each Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of any Servicer or any Subservicers under such powers of attorney. Notwithstanding anything contained herein to the contrary, no Servicer or Subservicer shall without the Trustee’s consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating such Servicer’s or Subservicer’s, as applicable, representative capacity, or (ii) take any action with the intent to, or which actually does cause, the Trustee to be registered to do business in any state.

(b)  Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, each Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by a Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

(c)  Notwithstanding anything in this Agreement to the contrary, a Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01) and neither Servicer shall (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions, or (iii) except as provided in Section 3.07(a), waive any Prepayment Charges. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the applicable Servicer, a default is reasonably foreseeable, such Servicer may accept payment from the related Mortgagor of an amount less than the Stated Principal Balance of such Mortgage Loan in final satisfaction thereof, if in that Servicer’s determination such action is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action).

(d)  Each Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release such Servicer from the responsibilities or liabilities arising under this Agreement.

(e)  In the event that the Mortgage Loan Documents relating to any Mortgage Loan contain provisions requiring the related Mortgagor to submit to binding arbitration with respect to any disputes arising in connection with such Mortgage Loan, the applicable Servicer shall be entitled to waive any such provisions on behalf of the Trust and to send written notice of such waiver to the related Mortgagor, although the Mortgagor may still require arbitration of such disputes at its option.

Notwithstanding anything to the contrary contained in Sections 3.02(a), 3.02(d), 3.02(e), 3.03, 3.22, 3.23, 4.03(d), 6.02, 8.12 and 10.14, the obligations of Countrywide Servicing with respect to the Mortgage Loans and Regulation AB shall be solely as set forth in the Countrywide Amendment Regulation AB with respect to the servicing of the Mortgage Loans.

Section 3.02  Subservicing Agreements between a Servicer and Subservicers. (a) Each Servicer may enter into subservicing agreements with Subservicers for the servicing and administration of the Mortgage Loans (“Subservicing Agreements”). Each Servicer represents and warrants to the other parties hereto that, except as otherwise set forth herein, no Subservicing Agreement is in effect as of the Closing Date with respect to any Mortgage Loans required to be serviced by it hereunder. The applicable Servicer shall give notice to the Depositor and the Trustee of any such Subservicer and Subservicing Agreement, which notice shall contain all information (including without limitation a copy of such Subservicing Agreement) reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). No Subservicing Agreement shall be effective until 30 days after such written notice is received by both the Depositor and the Trustee. The Trustee shall not be required to review or consent to such Subservicing Agreements and shall have no liability in connection therewith.

(b)  Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. Each Servicer will examine each Subservicing Agreement to which it is a party and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. Each Servicer and the respective Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to such Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. Each Servicer shall deliver to the Trustee and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon such Servicer’s execution and delivery of such instruments.

(c)  As part of its servicing activities hereunder, each Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement to which such Servicer is a party, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as such Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. Each Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

(d)  Each Servicer shall cause any Subservicer engaged by such Servicer (or by any Subservicer) for the benefit of the Depositor and the Trustee to comply with the provisions of this Section 3.02 and with Sections 3.22, 3.23, 6.02 and 6.05 of this Agreement to the same extent as if such Subservicer were such Servicer, and to provide the information required with respect to such Subservicer under Section 8.12 of this Agreement. Such Servicer shall be responsible for obtaining from each such Subservicer and delivering to applicable Persons any servicer compliance statement required to be delivered by such Subservicer under Section 3.22 and any assessment of compliance report and related accountant’s attestation required to be delivered by such Subservicer under Section 3.23, in each case as and when required to be delivered.

(e)  Subject to the conditions set forth in this Section 3.02(e), each Servicer and any Subservicer engaged by such Servicer is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by such Servicer or any such Subservicer, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 3.23(d), (i) the identity of each such Subcontractor, if any, that is “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by such Servicer or any such Subservicer of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, such Servicer shall cause any such Subcontractor used by such Servicer (or by any such Subservicer) for the benefit of the Depositor and the Trustee to comply with the provisions of Section 3.23 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 3.23, in each case as and when required to be delivered.

Notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such affiliate or third-party vendor meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Subservicer for purposes of this Agreement, the engagement of such Subservicer shall not be effective unless and until notice is given pursuant to Section 3.02(a) and such Servicer shall comply with Section 3.02(d) with respect thereto.

Section 3.03  Successor Subservicers. Each Servicer shall be entitled to terminate any Subservicing Agreement to which such Servicer is a party and the rights and obligations of any Subservicer pursuant to any such Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement; provided, however, that the termination, resignation or removal of a Subservicer shall be not be effective until 30 days after written notice is received by both the Depositor and the Trustee that contains all information reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the applicable Servicer without any act or deed on the part of such Subservicer or such Servicer, and such Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Trustee without fee, in accordance with the terms of this Agreement, in the event that the applicable Servicer shall, for any reason, no longer be a Servicer (including termination due to an Event of Default).

Section 3.04  Liability of the Servicers. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between a Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, such Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if such Servicer alone were servicing and administering such Mortgage Loans. Each Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of such Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 3.05  No Contractual Relationship between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the related Servicer alone, and the Trustee (or any successor to such Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. Each Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether such Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees.

Section 3.06  Assumption or Termination of Subservicing Agreements by Trustee. In the event a Servicer at any time shall for any reason no longer be a Servicer (including by reason of the occurrence of an Event of Default), the Trustee, as successor servicer, or its designee, or another successor servicer if the successor is not the Trustee, shall thereupon assume all of the rights and obligations of such Servicer under each Subservicing Agreement that such Servicer may have entered into, with copies thereof provided to the Trustee, or another successor servicer if the successor is not the Trustee, prior to the Trustee, or such other successor servicer if the successor is not the Trustee, assuming such rights and obligations, unless the Trustee elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

Upon such assumption, the Trustee, as successor servicer, its designee or the successor servicer shall be deemed, subject to Section 3.03, to have assumed all of such Servicer’s interest therein and to have replaced such Servicer as a party to each Subservicing Agreement to which the predecessor servicer was a party to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) such Servicer shall not thereby be relieved of any liability or obligations under any such Subservicing Agreement that arose before it ceased to be a Servicer and (ii) none of the Depositor, the Trustee, their designees or any successor to such Servicer shall be deemed to have assumed any liability or obligation of such Servicer that arose before it ceased to be a Servicer.

Such Servicer at its expense shall, upon request of the Trustee, its designee or the successor servicer deliver to the assuming party all documents and records relating to each Subservicing Agreement to which it is a party and the Mortgage Loans then being serviced by it and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

Section 3.07  Collection of Certain Mortgage Loan Payments. (a)  Each Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, each Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the Due Dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the applicable Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which such Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances.

Notwithstanding the foregoing, a Servicer may waive, or permit a Subservicer to waive, in whole or in part, a Prepayment Charge only under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of such Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan; provided, however, that the applicable Servicer or Subservicer may waive such Prepayment Charge if the Mortgage Loan is accelerated or paid-off in connection with the workout of a delinquent Mortgage Loan or due to the related Mortgagor’s default, notwithstanding that the terms of the Mortgage Loan or federal or state law might permit the imposition of such Prepayment Charge, (ii) such Prepayment Charge is not permitted to be collected by applicable federal, state or local law or regulation or (iii) the collection of such Prepayment Charge would be considered “predatory” pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the applicable Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the related Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account; provided, however, that the applicable Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule in effect at such time.

(b)  (i)The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and any Interest Rate Cap Payment and to secure their limited recourse obligation to pay to the Offered Certificateholders Basis Risk CarryForward Amounts (prior to using any Net Swap Receipts). For the avoidance of doubt, any Basis Risk CarryForward Amounts shall be paid to the Offered Certificates first from the Excess Reserve Fund Account and then from the Swap Account.

(ii)  On each Distribution Date, the Trustee shall deposit the amount of any Basis Risk Payment made for the benefit of the Certificateholders and any Interest Rate Cap Payment made for the benefit of the Offered Certificates for such date into the Excess Reserve Fund Account.

(c)  (i)On each Distribution Date on which there exists a Basis Risk CarryForward Amount on any Class of Certificates, the Trustee shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(S), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in clause (iii) in the definition thereof) (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(R)) and (y) the aggregate Basis Risk CarryForward Amounts for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk CarryForward Amount. Such payments, along with payments from the Swap Account, shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk CarryForward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.02(a)(iii)(T).

(ii)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Excess Reserve Fund Account be disregarded as an entity separate from the Holder of the Class X Certificates unless and until the date when either (a) there is more than one Class X Certificateholder or (b) any Class of Certificates in addition to the Class X Certificates is recharacterized as an equity interest in the Excess Reserve Fund Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Excess Reserve Fund Account be treated as a partnership. The Excess Reserve Fund Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h). For all federal tax purposes, amounts transferred by REMIC VI to the Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class X Certificateholders.

(iii)  Any Basis Risk CarryForward Amounts paid by the Trustee to the Offered Certificateholders shall be accounted for by the Trustee as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of Offered Certificates. In addition, the Trustee shall account for the Offered Certificateholders’ rights to receive payments of Basis Risk CarryForward Amounts (along with payments of Basis Risk CarryForward Amounts from the Swap Account) as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the Offered Certificateholders.

(iv)  Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this Section 3.07(c) and Sections 4.02(a)(iii)(T) and (V).

(d)  The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Depositor shall cause to be deposited into the Distribution Account on the Closing Date the Closing Date Deposit Amount. The Trustee shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

(i)  the aggregate amount remitted by the Servicers to the Trustee pursuant to Section 3.11;

(ii)  any amount deposited by the Servicers pursuant to Section 3.12(b) in connection with any losses on Permitted Investments; and

(iii)  any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

In the event that any Servicer shall remit any amount not required to be remitted, it may at any time direct the Trustee in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Trustee which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02.

(e)  The Trustee may invest the funds in the Distribution Account, in one or more Permitted Investments, in accordance with Section 3.12. Each Servicer shall direct the Trustee to withdraw from the Distribution Account and to remit to such Servicer no less than monthly, all income and gain realized from the investment of the portion of funds deposited in the Distribution Account by such Servicer (except during the Trustee Float Period). The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein during the Trustee Float Period for its own benefit.

(f)  Each Servicer shall give notice to the Trustee, and the Trustee shall give notice to each Rating Agency and the Depositor of any proposed change of the location of the related Collection Account within a reasonable period of time prior to any change thereof.

(g)  In order to comply with laws, rules and regulations applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such party’s complete name, address, tax identification number and such other identifying information together with copies of such party’s constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

Section 3.08  Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more segregated accounts (collectively, the “Subservicing Account”). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the related Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer’s receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account of the related Servicer or remit such proceeds to the related Servicer for deposit in the Collection Account of the related Servicer not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, such Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

Section 3.09  Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) Each Servicer shall enforce the obligations under each paid-in-full, life-of-the-loan tax service contract in effect with respect to each First Lien Mortgage Loan (each, a “Tax Service Contract”) serviced by such Servicer. Each Tax Service Contract shall be assigned to the Trustee, or a successor servicer at the applicable Servicer’s expense in the event that a Servicer is terminated as Servicer of the related Mortgage Loan.

(b)  To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) above, each Servicer undertakes to perform such functions with respect to the Mortgage Loans serviced by such Servicer. To the extent the related Mortgage provides for Escrow Payments, the related Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated accounts (the “Escrow Accounts”), which shall be Eligible Accounts. Each Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after such Servicer’s receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors (“Escrow Payments”) collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse such Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of such Servicer’s obligations and responsibilities in respect of the Mortgage Loans under this Agreement; (vi) to transfer such funds to a replacement Escrow Account that meets the requirements hereof; or (vii) recover amounts deposited in error. As part of its servicing duties, each Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the applicable Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The applicable Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

Section 3.10  Collection Accounts. (a)  On behalf of the Trustee, each Servicer shall establish and maintain, or cause to be established and maintained, one or more separate Eligible Accounts (each such account or accounts, a “Collection Account”), held in trust for the benefit of the Trustee. On behalf of the Trustee, each Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day (or two Business Days in the case of Saxon) after such Servicer’s receipt thereof, and shall thereafter deposit in the related Collection Account, in no event more than two Business Days (or one Business Day in the case of Saxon) after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

(iii)  all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices and Liquidation Proceeds;

(iv)  any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

(v)  any amounts required to be deposited by such Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

(vi)  all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement; and

(vii)  all Prepayment Charges collected or paid (pursuant to Section 3.07(a)) by such Servicer.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by each Servicer in the related Collection Account and shall, upon collection, belong to the applicable Servicer as additional compensation for its servicing activities. In the event a Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

(b)  Funds in the Collection Accounts may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. Each Servicer shall give notice to the Trustee of the location of the related Collection Account maintained by it when established and prior to any change thereof in accordance with Section 3.07(f).

Section 3.11  Withdrawals from the Collection Accounts. (a)  Each Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 4.01:

(i)  on or prior to each Remittance Date, to remit to the Trustee (A) the Trustee Fee with respect to such Distribution Date and (B) all Available Funds (without reduction for amounts owed to the Depositor or the Trustee as provided for in the definition of “Available Funds”) in respect of the related Distribution Date together with all amounts representing Prepayment Charges from the Mortgage Loans received by the applicable Servicer during the related Prepayment Period;

(ii)  to reimburse such Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01 (such Servicer’s right for recovery or reimbursement has priority over the Trust as stated in the definition of “Available Funds”);

(iii)  to pay such Servicer or any Subservicer (a) any unpaid Servicing Fees or (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan serviced by such Servicer or Subservicer, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or other amounts as may be collected by such Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property) (such Servicer’s right for recovery or reimbursement has priority over the Trust as stated in the definition of “Available Funds”);

(iv)  to pay to such Servicer as servicing compensation (in addition to the Servicing Fee) on each Remittance Date any interest or investment income earned on funds deposited in its Collection Account;

(v)  to pay to the Sponsor, the Depositor or the Responsible Party, as applicable, with respect to each Mortgage Loan that has previously been repurchased or replaced pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as further described herein;

(vi)  to reimburse such Servicer for (A) any P&I Advance or Servicing Advance previously made which such Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (B) any unpaid Servicing Fees related to any Second Lien Mortgage Loan to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Second Lien Mortgage Loan under Section 3.11(a)(iii) (such Servicer’s right for recovery or reimbursement has priority over the Trust as stated in the definition of “Available Funds”);

(vii)  to pay, or to reimburse such Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan serviced by such Servicer pursuant to Section 3.15 (such Servicer’s right for recovery or reimbursement has priority over the Trust);

(viii)  to reimburse such Servicer or the Depositor for expenses incurred by or reimbursable to such Servicer or the Depositor, as the case may be, pursuant to Section 6.03 (such Servicer’s right for recovery or reimbursement has priority over the Trust as stated in the definition of “Available Funds”);

(ix)  to reimburse such Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation of the Responsible Party or the Depositor, as applicable, that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof (such Servicer’s right for recovery or reimbursement has priority over the Trust as stated in the definition of “Available Funds”);

(x)  to withdraw any amounts deposited in the related Collection Account in error;

(xi)  to withdraw any amounts held in the related Collection Account and not required to be remitted to the Trustee on the Remittance Date occurring in the month in which such amounts are deposited into such Collection Account, to reimburse such Servicer for unreimbursed P&I Advances;

(xii)  to invest funds in Permitted Investments in accordance with Section 3.12;

(xiii)  to clear and terminate the related Collection Account upon termination of this Agreement; and

(xiv) to withdraw any net Prepayment Interest Excess in accordance with Section 3.21(b).

(b)  Each Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the related Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii), (ix) and (xiv) above. Each Servicer shall provide written notification (as set forth in Section 4.01(d)) to the Trustee, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the related Collection Account pursuant to subclause (a)(vi) above.

(c)  Each Servicer shall be responsible for reviewing and reconciling the related Collection Account in accordance with Accepted Servicing Practices. Each Servicer shall act promptly to resolve any discrepancies.

Section 3.12  Investment of Funds in the Collection Accounts and the Distribution Account. (a) Each Servicer may invest the funds in the related Collection Account and the related Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) and the Trustee may (but is not obligated to) invest funds in the Distribution Account during the Trustee Float Period, and, with respect to the portion of funds in the Distribution Account deposited by a Servicer, shall (except during the Trustee Float Period) invest such funds in the Distribution Account at the direction of such Servicer (for purposes of this Section 3.12, such Accounts are referred to as an “Investment Account”), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided, however, that the Trustee shall have no obligation to invest funds deposited into the Distribution Account by a Servicer on the Remittance Date later than 10:00 a.m. (Pacific Standard Time). If no investment instruction is given in a timely manner, the Trustee shall hold the funds in the Distribution Account uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account (other than investments made during the Trustee Float Period) shall be made in the name of the Trustee in Permitted Investments selected by the applicable Servicer. The applicable Servicer shall be entitled to sole possession (except with respect to investment direction of funds and any income and gain realized on any investment in the Distribution Account during the Trustee Float Period, which shall be for the sole benefit of the Trustee) over each such related investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the applicable Servicer, or with respect to investments during the Trustee Float Period, the Trustee or its agent (with a copy to the Trustee or its agent if related to investment of funds in the Distribution Account not during the Trustee Float Period), together with any document of transfer necessary to transfer title to such investment to the applicable Servicer, or with respect to investments during the Trustee Float Period, the Trustee or its agent. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Servicer, or with respect to investments during the Trustee Float Period, the Trustee may:

(x)
consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)	demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in an Investment Account.

(b)  All income and gain realized from the investment of funds deposited in the related Collection Account or Escrow Account held by or on behalf of the related Servicer, shall be for the benefit of such Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. Such Servicer shall deposit in its Collection Account or Escrow Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(c)  All income and gain realized from the investment of the portion of funds deposited in the Distribution Account by a Servicer and held by the Trustee, shall be for the benefit of such Servicer (except for any income or gain realized from the investment of funds on deposit in the Distribution Account during the Trustee Float Period, which shall be for the benefit of the Trustee) and shall be subject to the Trustee’s withdrawal in the manner set forth in Section 3.07(e). Each Servicer shall deposit in the Distribution Account (except with respect to losses incurred during the Trustee Float Period) the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(d)  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

(e)  The Trustee shall not be liable for the amount of any loss incurred with respect of any investment or lack of investment of funds held in any Investment Account or the Distribution Account (except that if any losses are incurred from the investment of funds deposited in the Distribution Account during the Trustee Float Period, the Trustee shall be responsible for reimbursing the Trust for such loss immediately upon realization of such loss) if made in accordance with this Section 3.12.

(f)  The Trustee or its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

Section 3.13  Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) Each Servicer shall cause to be maintained for each Mortgage Loan serviced by such Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan, (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. Each Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by such Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. Each Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by any Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that such Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by any Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Trustee, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the applicable Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

In the event that any Servicer shall obtain and maintain a blanket policy with an insurer either (i) acceptable to Fannie Mae or Freddie Mac or (ii) having a General Policy Rating of B:III or better from Best’s (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case such Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, each Servicer agrees to prepare and present, on behalf of itself and the Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(b)  Each Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of such Servicer’s obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless such Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless such Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall provide the Trustee upon request with copies of any such insurance policies and fidelity bond. Each Servicer shall be deemed to have complied with this provision if an Affiliate of the applicable Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to such Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days’ prior written notice to the Trustee. Each Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

Section 3.14  Enforcement of “Due-on-Sale” Clauses; Assumption Agreements. Each Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that no Servicer shall be required to take such action if, in its sole business judgment, such Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If a Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, such Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Each Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of such Servicer and such substitution is in the best interest of the Certificateholders as determined by such Servicer. In connection with any assumption, modification or substitution, such Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. No Servicer shall take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by a Servicer in respect of an assumption or substitution of liability agreement will be retained by such Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. Each Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed and shall forward to the Trustee the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, a Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which such Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 3.15  Realization upon Defaulted Mortgage Loans. Each Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. Each Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Trustee, taking into account, among other things, the timing of foreclosure proceedings; provided, however, with respect to any Second Lien Mortgage Loan for which the related first lien mortgage loan is not included in the Trust Fund, if, after such Mortgage Loan becomes 180 days or more delinquent, the applicable Servicer determines that a significant net recovery is not possible through foreclosure, such Mortgage Loan may be charged off and the Mortgage Loan will be treated as a Liquidated Mortgage Loan giving rise to a Realized Loss. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, a Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net proceeds of liquidation of the related Mortgage Loan to the Trustee, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by such Servicer through Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 3.11. Each Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the applicable Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the applicable Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Trustee in accordance with the provisions of Section 4.02, subject to Section 3.17(f) with respect to certain excess recoveries from an REO Disposition.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event a Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee otherwise requests, such Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, such Servicer shall promptly provide the Trustee and the Depositor with a written report of the environmental inspection.

After reviewing the environmental inspection report, the applicable Servicer shall determine consistent with Accepted Servicing Practices how such Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the applicable Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, such Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse such Servicer, such Servicer shall be entitled to be reimbursed from amounts in the related Collection Account pursuant to Section 3.11. In the event the applicable Servicer determines not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, such Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the related Collection Account pursuant to Section 3.11. The Trustee shall not be responsible for any determination made by the applicable Servicer pursuant to this paragraph or otherwise.

In the event either Servicer elects to charge-off a Second Lien Mortgage Loan 180 days or more delinquent pursuant to this Section 3.15, no Second Lien Mortgage Loan shall be characterized as a Liquidated Mortgage Loan, unless the Depositor consents in writing to such characterization after such Servicer has provided the Depositor with a combined equity analysis of such Second Lien Mortgage Loan and the related first lien mortgage loan; provided, that if the Depositor has failed to notify the applicable Servicer within 3 Business Days of receipt of such combined equity analysis, then the Depositor shall be deemed to have consented to such characterization. In the event either Servicer elects to charge off a Second Lien Mortgage Loan 180 days or more delinquent pursuant to this Section 3.15, such Servicer shall notify the Trustee of such election, which notice may be provided in a Servicer Remittance Report delivered pursuant to Section 4.03(d).

Section 3.16  Release of Mortgage Files. (a)  Upon the payment in full of any Mortgage Loan, or the receipt by a Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Servicer will, on or before the last day of the month in which such payment in full occurs, notify the Trustee by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by submitting a Request for Release (in writing or an electronic format acceptable to the Trustee) to the Trustee. Upon receipt of such certification and Request for Release, the Trustee shall promptly release the related Custodial File to such Servicer within three (3) Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Collection Account or to the Trustee.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Trustee shall, upon request of such Servicer and delivery to the Trustee of a Request for Release in written or electronic form, release the related Custodial File to such Servicer, and the Trustee shall, at the direction of such Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and such Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the applicable Servicer to return each and every document previously requested from the Custodial File to the Trustee when the need therefor by such Servicer no longer exists, unless the Mortgage Loan has been charged-off or liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the related Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non- judicially, and such Servicer has delivered to the Trustee a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was charged -off or liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the related Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the applicable Servicer or its designee upon request therefor. Upon receipt of a Request for Release under this Section 3.16, the Trustee shall deliver the related Custodial File to the requesting Servicer (at such Servicer’s expense); provided, however, that in the event a Servicer has not previously received copies of the relevant Mortgage Loan Documents necessary to service the related Mortgage Loan in accordance with Accepted Servicing Practices, the Responsible Party shall reimburse the Trustee for any overnight courier charges incurred for the requested Custodial Files.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the applicable Servicer copies of any court pleadings, requests for trustee’s sale or other documents reasonably necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to such Servicer a power of attorney sufficient to authorize such Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.17  Title, Conservation and Disposition of REO Property. (a)  This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the applicable Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders. Upon written request by the applicable Servicer, the Trustee shall provide such Servicer with a power of attorney prepared by such Servicer with respect to such REO Property in the form of Exhibit O.

(b)  Each Servicer shall manage, conserve, protect and operate each related REO Property for the Trustee solely for the purpose of its prompt disposition and sale. Each Servicer, either itself or through an agent selected by such Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as such Servicer deems to be in the best interest of the Trustee. The Trustee shall have no obligations with respect to any REO Dispositions.

(c)  Each Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the related Collection Account.

(d)  Each Servicer shall deposit net of reimbursement to such Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited, in no event more than two (2) Business Days following such Servicer’s receipt thereof in the related Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

(e)  Each Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

(f)  Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the applicable Servicer as additional servicing compensation.

(g)  Each Servicer shall use its reasonable best efforts to sell, or cause its Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property serviced by such Servicer as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by REMIC I unless (i) such Servicer applies for and receives an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) such Servicer obtains for the Trustee an Opinion of Counsel, addressed to the Depositor, the Trustee and such Servicer, to the effect that the holding by REMIC I of such REO Property subsequent to such period will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. Each Servicer shall manage, conserve, protect and operate each REO Property serviced by such Servicer for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) or result in the receipt by REMIC I of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or any “net income from foreclosure property” which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the applicable Servicer shall either itself or through an agent selected by such Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as such Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as “rents from real property” as defined in Section 856(d) of the Code.

Section 3.18  Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the applicable Servicer shall adjust the Mortgage Rate on the Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the related Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. Each Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. Each Servicer shall promptly, upon written request therefor, deliver to the Trustee such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by a Servicer or the receipt of notice from the Trustee that a Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, such Servicer shall deposit in the related Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

Section 3.19  Access to Certain Documentation and Information Regarding the Mortgage Loans. The applicable Servicer shall provide, or cause any Subservicer to provide, to the Depositor and the Trustee, and at the request of the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon five (5) Business Days’ prior written request and during normal business hours at the offices of the applicable Servicer or any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

Section 3.20  Documents, Records and Funds in Possession of the Servicers to Be Held for the Trustee. Each Servicer shall account fully to the Trustee for any funds received by such Servicer or which otherwise are collected by such Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan serviced by such Servicer. All Mortgage Files and funds collected or held by, or under the control of, a Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in its Collection Account, shall be held by such Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. Each Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Collection Account, the Distribution Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that such Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to such Servicer under this Agreement.

Section 3.21  Servicing Compensation. (a)  As compensation for its activities hereunder, each Servicer shall, with respect to each Mortgage Loan serviced by it, be entitled to retain from deposits to its Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, each Servicer shall be entitled to recover unpaid Servicing Fees out of related late collections to the extent permitted in Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of a Servicer’s responsibilities and obligations under this Agreement; provided, however, that each Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

(b)  Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by a Servicer only to the extent such fees or charges are received by such Servicer. Each Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the related Collection Account, and pursuant to Section 3.07(e), to direct the Trustee to withdraw from the Distribution Account and remit to the applicable Servicer (except for monies invested during the Trustee Float Period), as additional servicing compensation, interest or other income earned on the related portions of deposits therein. Each Servicer shall also be entitled as additional servicing compensation, to interest or other income earned on deposits in the related Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) in accordance with Section 3.12. Each Servicer shall also be entitled to retain net Prepayment Interest Excess (to the extent not required to offset Prepayment Interest Shortfalls), but only to the extent such amounts are received by such Servicer.

(c)  Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by such Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

Section 3.22  Annual Statement as to Compliance. Each Servicer shall deliver or cause to be delivered, and shall cause each Subservicer engaged by such Servicer to deliver or cause to be delivered to the Trustee (and the Trustee shall deliver or otherwise make available to the Depositor and the Rating Agencies) on or before March 5th of each calendar year (or March 15th in the case of Saxon) commencing in 2008, an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of such Servicer or Subservicer, as applicable, during the preceding calendar year and of its performance under this Agreement or the applicable Subservicing Agreement, as the case may be, has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, such Servicer or Subservicer, as applicable, has fulfilled all of its obligations under this Agreement or the applicable Subservicing Agreement, as the case may be, in all material respects, throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officers and the nature and status thereof. Promptly after receipt of each such Officer’s Certificate, the Depositor shall review each such Officer’s Certificate and, if applicable, consult with such Servicer or Subservicer as to the nature of any defaults by that Servicer or any related Subservicer in the fulfillment of any of such Servicer’s or any related Subservicer’s obligations. The obligations of any Servicer and each Subservicer under this Section apply to each Servicer and each Subservicer that serviced a Mortgage Loan during the applicable period, whether or not such Servicer or such Subservicer is acting as a Servicer or a Subservicer at the time such Officer’s Certificate is required to be delivered. None of the Servicers or Subservicer or any Servicing Function Participant shall be required to cause the delivery of any Officer’s Certificate required by this Section until March 10th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

Section 3.23  Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants’ Attestation Report. (a) Not later than March 5th of each calendar year (or March 15th in the case of Saxon) commencing in 2008, each Servicer shall deliver, and shall cause each Subservicer engaged by such Servicer to deliver, and the Trustee shall deliver or otherwise make available, and each Servicer and the Trustee shall cause each Subcontractor utilized by such Servicer (or by any such Subservicer) or the Trustee and determined by such Servicer or the Trustee pursuant to Section 3.02(e) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB (in each case, a “Servicing Function Participant”), to deliver, each at its own expense, to the Trustee (and the Trustee shall make available to the Depositor as part of the filing package forwarded to the Depositor for review and verification) a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the Servicing Criteria, (C) such party’s assessment of compliance with the Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.12, including, if there has been any material instance of noncompliance with the Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person’s assessment of compliance with the Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address each of the Servicing Criteria set forth on Exhibit P hereto, or as set forth in the notification furnished to the Depositor and the Trustee pursuant to Section 3.23(c). Each Servicer and the Trustee hereby acknowledge and agree that their respective assessments of compliance will cover the items identified on Exhibit P hereto as being covered by such party. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party’s assessment of compliance (and related attestation of compliance) will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall review each such report and, if applicable, consult with the Servicers or the Trustee as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing Function Participant engaged or utilized by the applicable Servicer, such Subservicer or the Trustee), as the case may be. None of the Servicers, the Trustee or any Subservicer or any Servicing Function Participant shall be required to cause the delivery of any such assessments until March 10th in any given year.

(b)  Not later than March 5th of each calendar year (or March 15th in the case of Saxon) commencing in 2008, each Servicer and the Trustee shall cause, and each Servicer shall cause each Subservicer engaged by such Servicer and each Servicer and the Trustee shall cause each Servicing Function Participant utilized by the Trustee or any Servicer, as applicable (or by any Subservicer engaged by the Servicer) to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee (and the Trustee shall make available to the Depositor as part of the filing package forwarded to the Depositor for review and verification, with a copy to the Rating Agencies), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 3.23(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person’s assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Promptly after receipt of each such accountants’ attestation report, the Depositor shall review the report and, if applicable, consult with the applicable Servicer or the Trustee as to the nature of any defaults by such Servicer or the Trustee (and each Subservicer or Servicing Function Participant engaged or utilized by such Servicer, the Trustee or by any Subservicer engaged by such Servicer), as the case may be, in the fulfillment of any of the Servicers’, the Trustee’s, any of the applicable Subservicer’s or Servicing Function Participant’s obligations hereunder or under any applicable sub-servicing agreement. None of the Servicers, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such attestation required by this paragraph until March 10th in any given year.

(c)  Promptly upon written request from the Depositor, each Servicer shall notify the Trustee and the Depositor as to the name of each Subservicer engaged by such Servicer and each Servicing Function Participant utilized by such Servicer and by each Subservicer engaged by such Servicer, but only to the extent there has been a change in the information in such notification from notices previously delivered and the Trustee shall notify the Depositor as to the name of each Servicing Function Participant utilized by it, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Subservicer and Servicing Function Participant in each case, to the extent of any change from the prior year’s notice, if any. When a Servicer or the Trustee submits its assessment pursuant to Section 3.23(a), such Servicer and the Trustee, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 3.23(b)) of each Servicing Function Participant utilized by it and by each Subservicer engaged by it.

(d)  The obligations of the Trustee, the Servicers or Subservicer under this Section apply to the Trustee, and the Servicers and Subservicer that serviced a Mortgage Loan during the applicable period, whether or not such Trustee, Servicer or Subservicer is acting as Trustee, Servicer or Subservicer, as applicable, at the time such assessment of compliance with Servicing Criteria and related accountant’s attestation is required to be delivered.

Section 3.24  Trustee to Act as Servicer. (a)  Subject to Section 7.02, in the event that any Servicer shall for any reason no longer be a Servicer hereunder (including by reason of an Event of Default), the Trustee or its successor shall thereupon assume all of the rights and obligations of such Servicer hereunder arising thereafter (except that the Trustee shall not be (i) liable for losses of such predecessor servicer pursuant to Section 3.10 or any acts or omissions of such predecessor servicer hereunder), (ii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iii) responsible for expenses of such predecessor servicer pursuant to Section 2.03 or (iv) deemed to have made any representations and warranties of such Servicer hereunder. Any such assumption shall be subject to Section 7.02.

(b)  Every Subservicing Agreement entered into by a Servicer shall contain a provision giving the successor servicer the option to terminate such agreement in the event a successor servicer is appointed.

(c)  If any Servicer shall for any reason no longer be a Servicer (including by reason of any Event of Default), the Trustee (or any other successor servicer) may, at its option, succeed to any rights and obligations of such Servicer under any Subservicing Agreement in accordance with the terms thereof; provided that the Trustee (or any other successor servicer) shall not incur any liability or have any obligations in its capacity as successor servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of such Servicer thereunder; and such Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

(d)  The applicable Servicer shall, upon request of the Trustee, but at the expense of such Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) to which it is party and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of such Subservicing Agreement to the assuming party.

Section 3.25  Compensating Interest. Each Servicer shall remit to the Trustee on each Remittance Date for deposit in the Distribution Account an amount from its own funds equal to the Compensating Interest payable by such Servicer for the related Distribution Date.

Section 3.26  Credit Reporting; Gramm-Leach-Bliley Act. (a)  With respect to each Mortgage Loan, each Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and TransUnion Credit Information Company (three of the credit repositories), on a monthly basis.

(b)  Each Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans required to be serviced by it and the related borrowers and shall provide all required notices thereunder.

Section 3.27  Optional Purchase of Delinquent Mortgage Loans. Each Servicer (or its assignee), in its sole discretion, shall have the option, but shall not be obligated, to purchase any 90+ Day Delinquent Mortgage Loans from the Trust Fund. Such Servicer shall not use any procedure in selecting Mortgage Loans to be repurchased which is materially adverse to the interests of the Certificateholders. The purchase price for any such Mortgage Loan shall be 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on the related Mortgage Loan at the applicable Mortgage Interest Rate, plus the amount of any unreimbursed Servicing Advances made by the applicable Servicer. Upon receipt of such purchase price, the applicable Servicer shall provide to the Trustee a Request for Release and the Trustee shall promptly release to such Servicer the Mortgage File relating to the Mortgage Loan being purchased. In addition, the applicable Servicer agrees to exercise the option set forth in this Section 3.27 at the request of the Holder of the Class X-IO Certificates (so long as such Holder is not the Depositor or an Affiliate of the Depositor) or, if the Class X-IO Certificates have been pledged to secure debt issued under an indenture, the majority equity holder in such transaction (so long as such equity holder is not the Depositor or an Affiliate of the Depositor).

ARTICLE IV

DISTRIBUTIONS AND
ADVANCES BY THE SERVICERS

Section 4.01  Advances. (a)  The amount of P&I Advances to be made by each Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans serviced by such Servicer, which Scheduled Payments were not received as of the close of business on the related Determination Date (provided, however, that with respect to any Balloon Loan that is delinquent on its maturity date, the applicable Servicer will not be required to advance the principal portion of the related balloon payment but will be required to continue to make P&I Advances in accordance with this Section 4.01(a) with respect to such Balloon Loan in an amount equal to the assumed scheduled interest that would otherwise be due based on the original amortization schedule for such Balloon Loan (with interest at the Adjusted Net Mortgage Rate)), plus (ii) with respect to each REO Property serviced by such Servicer, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the related Collection Account for distribution on such Remittance Date.

(b)  On each Remittance Date, each Servicer shall remit in immediately available funds to the Trustee an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties serviced by such Servicer for the related Remittance Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by such Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Servicer with respect to such Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in such Servicer’s records and replaced by such Servicer by deposit in the related Collection Account on or before any future Remittance Date to the extent required.

(c)  The obligation of each Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to paragraph (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

(d)  Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by any Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by any Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer’s Certificate of such Servicer delivered to the Trustee.

(e)  Except as otherwise provided herein, the applicable Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

Section 4.02  Priorities of Distribution. (a)  On each Distribution Date, the Trustee shall allocate from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds (including for this purpose any Senior Defaulted Swap Termination Payment to the extent received from a replacement swap provider) remaining and, on such Distribution Date, shall make distributions on the Certificates in accordance with such allocation:

(i)  to the holders of each Class of Offered Certificates and to the Swap Account in the following order of priority:

(A)  to the Swap Account, the sum of (x) all Net Swap Payments and (y) any Swap Termination Payment owed to the Swap Provider (to the extent a Replacement Swap Provider Payment has not been previously paid to the Swap Provider by the Trust), other than any Defaulted Swap Termination Payments;

(B)  [from the Interest Remittance Amounts for both Loan Groups, to the Class A-1, Class A-2a, Class A-2b, Class A-2c and Class A-2d Certificates, the related Accrued Certificate Interest Distribution Amounts and any related Unpaid Interest Amounts for such Distribution Date pursuant to the allocation set forth in clauses (iv) and (v) of this Section 4.02(a);]

(C)  from any remaining Interest Remittance Amounts, to the Class M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(D)  from any remaining Interest Remittance Amounts, to the Class M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(E)  from any remaining Interest Remittance Amounts, to the Class M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(F)  from any remaining Interest Remittance Amounts, to the Class M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(G)  from any remaining Interest Remittance Amounts, to the Class M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(H)  from any remaining Interest Remittance Amounts, to the Class M-6 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(I)  from any remaining Interest Remittance Amounts, to the Class B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(J)  from any remaining Interest Remittance Amounts, to the Class B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(K)  from any remaining Interest Remittance Amounts, to the Class B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

(L)  from any remaining Interest Remittance Amounts, to the Class B-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

(ii)  (A)on each Distribution Date (1) before the Stepdown Date or (2) with respect to which a Trigger Event is in effect, to the holders of the related Class or Classes of Offered Certificates then entitled to distributions of principal as set forth below, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

(1) to the Class A Certificates, allocated as described in Sections 4.02(c) and (d), until the respective Class Certificate Balances thereof are reduced to zero; and

(2) sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

(B)  on each Distribution Date (1) on and after the Stepdown Date and (2) as long as a Trigger Event is not in effect, to the holders of the related Class or Classes of Offered Certificates then entitled to distribution of principal, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

(1) to the Class A Certificates, the lesser of (x) the Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated as described in Sections 4.02(c) and (d), until the respective Class Certificate Balances thereof are reduced to zero;

(2) to the Class M-1 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and (y) the Class M-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(3) to the Class M-2 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and to the Class M-1 Certificates in clause (ii)(B)(b) above and (y) the Class M-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(4) to the Class M-3 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above and to the Class M-2 Certificates in clause (ii)(B)(c) above and (y) the Class M-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(5) to the Class M-4 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above and to the Class M-3 Certificates in clause (ii)(B)(d) above and (y) the Class M-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(6) to the Class M-5 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above and to the Class M-4 Certificates in clause (ii)(B)(e) above and (y) the Class M-5 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(7) to the Class M-6 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above and to the Class M-5 Certificates in clause (ii)(B)(f) above and (y) the Class M-6 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(8) to the Class B-1 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above and to the Class M-6 Certificates in clause (ii)(B)(g) above and (y) the Class B-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(9) to the Class B-2 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above and to the Class B-1 Certificates in clause (ii)(B)(h) above and (y) the Class B-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(10) to the Class B-3 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above, to the Class B-1 Certificates in clause (ii)(B)(h) above and to the Class B-2 Certificates in clause (ii)(B)(i) above and (y) the Class B-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

(11) to the Class B-4 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above, to the Class B-1 Certificates in clause (ii)(B)(h) above, to the Class B-2 Certificates in clause (ii)(B)(i) above and to the Class B-3 Certificates in clause (ii)(B)(j) above and (y) the Class B-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

(iii)  any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

(A)  to the Class M-1 Certificates, any Unpaid Interest Amount for such Class;

(B)  to the Class M-1 Certificates, any Unpaid Realized Loss Amount for such Class;

(C)  to the Class M-2 Certificates, any Unpaid Interest Amount for such Class;

(D)  to the Class M-2 Certificates, any Unpaid Realized Loss Amount for such Class;

(E)  to the Class M-3 Certificates, any Unpaid Interest Amount for such Class;

(F)  to the Class M-3 Certificates, any Unpaid Realized Loss Amount for such Class;

(G)  to the Class M-4 Certificates, any Unpaid Interest Amount for such Class;

(H)  to the Class M-4 Certificates, any Unpaid Realized Loss Amount for such Class;

(I)  to the Class M-5 Certificates, any Unpaid Interest Amount for such Class;

(J)  to the Class M-5 Certificates, any Unpaid Realized Loss Amount for such Class;

(K)  to the Class M-6 Certificates, any Unpaid Interest Amount for such Class;

(L)  to the Class M-6 Certificates, any Unpaid Realized Loss Amount for such Class;

(M)  to the Class B-1 Certificates, any Unpaid Interest Amount for such Class;

(N)  to the Class B-1 Certificates, any Unpaid Realized Loss Amount for such Class;

(O)  to the Class B-2 Certificates, any Unpaid Interest Amount for such Class;

(P)  to the Class B-2 Certificates, any Unpaid Realized Loss Amount for such Class;

(Q)  to the Class B-3 Certificates, any Unpaid Interest Amount for such Class;

(R)  to the Class B-3 Certificates, any Unpaid Realized Loss Amount for such Class;

(S)  to the Class B-4 Certificates, any Unpaid Interest Amount for such Class;

(T)  to the Class B-4 Certificates, any Unpaid Realized Loss Amount for such Class;

(U)  to the Excess Reserve Fund Account, the amount of any Basis Risk Payment (without regard to Net Swap Receipts) for such Distribution Date;

(V)  from any Interest Rate Cap Payment on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any unpaid Basis Risk CarryForward Amount with respect to the Offered Certificates for that Distribution Date, allocated (a) first, among those classes of certificates, pro rata, based upon their respective Class Certificate Balances and (b) second, any remaining amounts allocated among those classes of certificates, pro rata, based on any Basis Risk CarryForward Amounts remaining unpaid, in order to reimburse such amounts;

(W)  from funds on deposit in the Excess Reserve Fund Account (not including any Interest Rate Cap Payment included in that account) with respect to such Distribution Date, an amount equal to any remaining Basis Risk CarryForward Amount with respect to the Offered Certificates for such Distribution Date, allocated to the Offered Certificates in the same order and priority in which the Accrued Certificate Interest Distribution Amount is allocated among such Classes of Certificates, with the allocation to the Class A Certificates being (a) first, among the Class A Certificates, pro rata, based on their respective Class Certificate Balances and (b) second, any remaining amounts to the Class A Certificates, pro rata, based on any Basis Risk CarryForward Amounts remaining unpaid, in order to reimburse such unpaid amounts;

(X)  to the Swap Account, the amount of any remaining Defaulted Swap Termination Payment owed to the Swap Provider;

(Y)  to the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(U); and

(Z)  if such Distribution Date follows the Prepayment Period during which occurs the latest date on which a Prepayment Charge may be required to be paid in respect of any Mortgage Loan, to the Class P Certificates, in reduction of the Class Certificate Balance thereof; and

(AA)  to the Residual Certificates, any remaining amount in the Trust REMICs.

(iv)  Solely for purposes of interest allocation calculations, the Interest Remittance Amount attributable to Group I Mortgage Loans will be allocated:

(1)  first, to the Class A-1 Certificates, the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-1 Certificates; and

(2)  second, concurrently, to the Class A-2a, Class A-2b, Class A-2c, and Class A-2d Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(B) to such Classes of Certificates), the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-2a, Class A-2b, Class A-2c and Class A-2d Certificates, respectively, to the extent not otherwise previously paid from the Interest Remittance Amount attributable to Group II Mortgage Loans.

(v)  Solely for purposes of interest allocation calculations, the Interest Remittance Amount attributable to Group II Mortgage Loans will be allocated:

(1)  first, concurrently, to the Class A-2a, Class A-2b, Class A-2c and Class A-2d Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(B) to such Classes of Certificates), the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-2a, Class A-2b, Class A-2c and Class A-2d Certificates, respectively; and

(2)  second, to the Class A-1 Certificates, the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-1 Certificates, to the extent not otherwise previously paid from the Interest Remittance Amount attributable to Group I Mortgage Loans

If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount, if any, then such shortfall will be allocated to the Holders of such Class, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above.

(b)  On each Distribution Date, prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Trustee to the holders of the Class P Certificates.

(c)  All principal distributions to the Holders of the Class A Certificates on any Distribution Date shall be allocated concurrently between the Group I Class A Certificates, on the one hand, and the Group II Class A Certificates, on the other hand, on a pro rata basis, based on the Class A Principal Allocation Percentage for the Group I Class A Certificates and the Group II Class A Certificates, as applicable, for such Distribution Date; provided, however, that if the Class Certificate Balances of the Class A Certificates in either Class A Certificate Group are reduced to zero, then the remaining amount of principal distributions distributable to the Class A Certificates on such Distribution Date, and the amount of such principal distributions distributable on all subsequent Distribution Dates, shall be distributed to the holders of the Class A Certificates in the other Class A Certificate Group remaining Outstanding, in accordance with the principal distribution allocations described in this Section 4.02(c), until their respective Class Certificate Balances have been reduced to zero. Any distributions of principal to the Group I Class A Certificates shall be made first from Available Funds relating to the Group I Mortgage Loans, and any distributions of principal to the Group II Class A Certificates shall be made first from Available Funds relating to the Group II Mortgage Loans.

(d)  Any principal distributions allocated to the Group II Class A Certificates shall be allocated sequentially to the Class A-2a, Class A-2b, Class A-2c and Class A-2d Certificates, in that order`, until their respective Class Certificate Balance has been reduced to zero. Notwithstanding the foregoing, on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Group II Class A Certificates shall be allocated pro rata among the Classes of Group II Class A Certificates, based on their respective Class Certificate Balances, until their respective Class Certificate Balances have been reduced to zero.

(e)  On any Distribution Date, any Relief Act Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

(1)	first, to the portion of the Class X Distributable Amount allocable to interest; and

(2)
second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments made or received under the Interest Rate Swap Agreement and the Interest Rate Cap Agreement and payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

For purposes of this Agreement, any Net Swap Payments or Swap Termination Payments (other than Defaulted Swap Termination Payments) shall be allocated by the Trustee between Loan Groups based on the respective aggregate Stated Principal Balance of the Mortgage Loans in each Loan Group.

Section 4.03  Monthly Statements to Certificateholders. (a)  Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicers, the Depositor and each Rating Agency a statement setting forth with respect to the related distribution:

(i)  the actual Distribution Date, the related Record Date, the Interest Accrual Period(s) for each Class for such Distribution Date and the LIBOR Determination Date for such Interest Accrual Period;

(ii)  the amount of Available Funds;

(iii)  the amount of Available Funds allocable to principal, the Principal Remittance Amount (separately identifying the components thereof) and the Principal Distribution Amount (separately identifying the components thereof);

(iv)  the amount of Available Funds allocable to interest and each Interest Remittance Amount;

(v)  the amount of any Unpaid Interest Amount for each Class included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk CarryForward Amount for each Class and the amount of such Basis Risk CarryForward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

(vi)  if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, including any Basis Risk CarryForward Amount not covered by amounts in the Excess Reserve Fund Account;

(vii)  the Class Certificate Balance of each Class of Certificates before and after giving effect to the distribution of principal on such Distribution Date;

(viii)  the Pool Stated Principal Balance for the related Distribution Date;

(ix)  the amount of the Expense Fees paid to or retained by the Servicers and the Trustee (stated separately and in the aggregate) with respect to such Distribution Date;

(x)  the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

(xi)  the amount of P&I Advances included in the distribution on such Distribution Date reported by the Servicers (and the Trustee as successor servicer and any other successor servicer, if applicable) as of the close of business on the Determination Date immediately preceding such Distribution Date;

(xii)  the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

(xiii)  with respect to any Mortgage Loans that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate Stated Principal Balance of such Mortgage Loans as of the close of business on the last Business Day of the immediately preceding month;

(xiv)  the total number and outstanding principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month;

(xv)  whether a Trigger Event has occurred and is continuing (separately identifying the components of the calculation resulting in the existence of the Trigger Event and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

(xvi)  the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

(xvii)  in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

(xviii)  the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation of it to the Certificateholders with respect to Unpaid Interest Amounts, Unpaid Realized Loss Amounts, and Basis Risk CarryForward Amounts;

(xix)  the amount of any Net Swap Payments, Net Swap Receipts, Swap Termination Payments or Defaulted Swap Termination Payments;

(xx)  the rates of LIBOR and Swap LIBOR, as calculated by or provided to the Trustee, as applicable;

(xxi)  the Subordinated Amount and Specified Subordinated Amount;

(xxii)  Prepayment Charges collected or paid (pursuant to Section 3.07(a)) by the Servicers;

(xxiii)  the Cumulative Loss Percentage and the aggregate amount of Realized Losses used to calculate the Cumulative Loss Percentage;

(xxiv)  the amount distributed on the Class X Certificates;

(xxv)  the amount of any Subsequent Recoveries for such Distribution Date;

(xxvi)  the number of Mortgage Loans at the beginning and end of the applicable reporting period, the pool factor (being the Stated Principal Balance of the Mortgage Loans for the related Distribution Date divided by the Cut-off Date Principal Balance), and the weighted average interest rate, and weighted average remaining term; and

(xxvii)  the Interest Rate Cap Payment, if any, for such Distribution Date.

In addition, each Form 10-D prepared and filed by the Trustee pursuant to Section 8.12 shall include the following information with respect to the related distribution:

(i)  material breaches of Mortgage Loan representations and warranties under this Agreement of which the Trustee has actual knowledge or has received written notice; and

(ii)  material breaches of any covenants under this Agreement of which the Trustee has actual knowledge or has received written notice;

provided that, if the Trustee receives written notice of the events described in (i) and/or (ii) above from any Servicer, such Servicer shall be responsible for providing information to the Trustee for inclusion in the applicable Form 10-D.

(b)  The Trustee’s responsibility for providing the above statement to the Certificateholders, each Rating Agency, and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Swap Provider, the Servicers and the Responsible Party. The Trustee shall make available the above statement via the Trustee’s internet website. The Trustee’s website will initially be located at https://www.tss.db.com/invr and assistance in using the website can be obtained by calling the Trustee’s investor relations desk at 1-800-735-7777. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the investor relations desk and indicating such. The Trustee may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee will not be liable for the dissemination of information in accordance with this Agreement.

The Trustee shall make available to each Analytics Company, either electronically or via the Trustee’s internet website, each statement to Certificateholders prepared pursuant to Section 4.03(b). The Trustee (and the applicable Servicer, if such discrepancy results from or arises out of any information provided by the applicable Servicer pursuant to this Agreement) shall cooperate in good faith with the Depositor to reconcile any discrepancies in such statements, and the Trustee shall provide any corrections to such statements to each Analytics Company as soon as reasonably practicable after the related Distribution Date.

The Trustee will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(c)  Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

(d)  On the 18th day of each month, or if such date is not a Business Day, the next succeeding Business Day (but in no event later than the 20th day of each month), each Servicer shall furnish to the Trustee, a monthly remittance advice statement (the “Servicer Remittance Report”) containing the data fields set forth on Exhibit W-1 attached hereto, in the case of Saxon, or Exhibit W-2 attached hereto, in the case of Countrywide Servicing, in a format mutually agreed upon by such Servicer and the Trustee and such information as shall be reasonably requested (i) by the Depositor to enable the Depositor to disclose “static pool information”, as required by Item 1105 of Regulation AB, with respect to the Mortgage Loans, and (ii) by the Trustee to enable the Trustee to provide the reports required by Section 4.03(a) as to the accompanying remittance and applicable Due Period and Prepayment Period to which such remittance relates.

The Servicer Remittance Report shall, at a minimum, document, on such Determination Date, Mortgage Loan payment activity on an individual Mortgage Loan basis, as follows:

(i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Charges, received during the related Prepayment Period along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

(ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by such Servicer during the current distribution period;

(iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate expenses reimbursed to such Servicer during the prior distribution period pursuant to Section 3.11; and

(vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent 31 to 60 days, 61 to 90 days and 91 or more days; (b) as to which foreclosure or bankruptcy proceedings of the related mortgagor have commenced; and (c) as to which REO Property has been acquired.

The Trustee shall promptly forward the Servicer Remittance Report and the related supplemental statement to the Depositor.

(e)  Notwithstanding anything in Section 4.03(d) to the contrary, each Servicer shall be deemed to have satisfied the requirement to timely deliver the Servicer Remittance Report if such report is received by the Trustee on or prior to the 18th calendar day of such month in which the related Determination Date occurs; provided, however, that if such 18th calendar day is a Sunday or a Monday which is not a Business Day, each Servicer shall be deemed to have satisfied the requirement to timely deliver the Servicer Remittance Report if the Trustee and the Depositor receive such report (i) on the next Business Day succeeding such 18th calendar day, or (ii) on the Business Day immediately preceding such 18th calendar day, if such succeeding Business Day is later than the 20th calendar day of such calendar month.

(f)  For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Trustee from information provided by each Servicer and reported by the Trustee based on the OTS methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be delinquent with respect to a Scheduled Payment due on a Due Date if such Scheduled Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Scheduled Payment if such Scheduled Payment were not made by the close of business on the Mortgage Loan’s second succeeding Due Date. Each Servicer hereby represents and warrants to the Depositor that such Servicer is not subject to any delinquency recognition policy established by the primary safety and soundness regulator, if any, of such Servicer, that is more restrictive than the foregoing delinquency recognition policy.

Section 4.04  Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of “LIBOR”. Until all of the Offered Certificates are paid in full, the Trustee shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each “Reference Bank” shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

The Pass-Through Rate for each Class of Offered Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the Offered Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the Offered Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the Offered Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

Section 4.05  Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Trustee to the most junior Class of Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof.

Section 4.06  Swap Account. On the Closing Date, there is hereby established the Supplemental Interest Trust, into which the Depositor shall deposit the Interest Rate Swap Agreement and the Interest Rate Cap Agreement. The Supplemental Interest Trust shall be maintained by the Supplemental Interest Trust Trustee. On the Closing Date, the Supplemental Interest Trust Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the Certificates (the “Swap Account”) as a part of the Trust Fund. The Swap Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.

On any Distribution Date, Swap Termination Payments, Net Swap Payments owed to the Swap Provider and Net Swap Receipts for that Distribution Date will be deposited into the Swap Account. Funds in the Swap Account will be distributed in the following order of priority:

(i)  to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for that Distribution Date;

(ii)  to the Swap Provider, any Swap Termination Payment, other than a Defaulted Swap Termination Payment, owed to the Swap Provider for that Distribution Date;

(iii)  to the Class A Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i), to the extent unpaid from Available Funds;

(iv)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and Section 4.02(a)(iii), to the extent unpaid from Available Funds;

(v)  to the Offered Certificates, to pay principal as described and, in the same manner and order of priority as set forth, in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated Amount for prior or current Realized Losses not previously reimbursed, after giving effect to payments and distributions from Available Funds;

(vi)  to the Class A Certificates, to pay Basis Risk CarryForward Amounts, pro rata, based on their Class Certificate Balances for such Distribution Date, up to the Swap Payment Allocation for each Class of Class A Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

(vii)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, to pay Basis Risk CarryForward Amounts, up to the Swap Payment Allocation for each Class of Class M and Class B Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

(viii)  to the Offered Certificates, any remaining unpaid Basis Risk CarryForward Amount, pro rata, based on their respective remaining unpaid Basis Risk CarryForward Amount after the allocation of payments as set forth in clauses (vi) and (vii) above;

(ix)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, to pay any Unpaid Realized Loss Amount, to the extent unpaid from Available Funds;

(x)  to the Swap Provider, any remaining Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

(xi)  to the holders of the Class X Certificates, any remaining amounts.

Notwithstanding the foregoing, in the event that the Supplemental Interest Trust receives a Swap Termination Payment, the Supplemental Interest Trust Trustee shall use the Swap Termination Payment to enter into a replacement interest rate swap agreement as directed by the Depositor with a successor Swap Provider (or its guarantor) meeting the ratings requirements set forth in the Interest Rate Swap Agreement being terminated on the same remaining terms as those in the Interest Rate Swap Agreement being terminated, so long as the Swap Termination Payment is sufficient to obtain such replacement interest rate swap agreement. In the event that the Supplemental Interest Trust receives a Swap Termination Payment and a successor Swap Provider cannot be obtained, then the Supplemental Interest Trust Trustee shall deposit the Swap Termination Payment into the reserve account that is a sub-account of the Swap Account. On each subsequent Distribution Date (so long as funds are available in the reserve account), the Supplemental Interest Trust Trustee shall withdraw from the reserve account and deposit into the Swap Account an amount equal to the amount of any Net Swap Receipt due the Supplemental Interest Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and treat such amount as a Net Swap Receipt for purposes of determining the distributions from the Swap Account. In no event shall the Supplemental Interest Trust Trustee be responsible for the selection of any successor or replacement swap provider or any shortfalls caused by a failure to enter into a replacement interest rate swap agreement.

Upon termination of the Trust, any amounts remaining in the Swap Account shall be distributed pursuant to the priorities set forth in this Section 4.06.

In the event that, upon the Supplemental Interest Trust entering into a replacement interest rate swap agreement and the Supplemental Interest Trust is entitled to receive a Replacement Swap Provider Payment, the Supplemental Interest Trust Trustee shall direct the replacement swap provider to make such payment to the Swap Account. Notwithstanding the foregoing, any Replacement Swap Provider Payment shall be made from the Swap Account to the Swap Provider immediately upon receipt of such payment, regardless of whether the date of receipt thereof is a Distribution Date. To the extent that any Replacement Swap Provider Payment is made to an account other than the Swap Account, then any Replacement Swap Provider Payment shall be paid to the Swap Provider immediately upon receipt of such Replacement Swap Provider Payment by the Trust, regardless of whether the date of receipt thereof is a Distribution Date and without regard to anything to the contrary contained in this Agreement. For the avoidance of doubt, the parties agree that the Swap Provider shall have first priority to any Replacement Swap Provider Payment over the payment by the Trust to Certificateholders, the Servicers, the Responsible Party, the Trustee or any other Person. However, to the extent any Replacement Swap Provider Payment received from a replacement swap provider and paid to the Swap Provider being replaced is less than the full amount of a Swap Termination Payment owed to the Swap Provider, any remaining amount of the Swap Termination Payment shall be paid to the Swap Provider on the subsequent Distribution Dates in accordance with this Section 4.06 and Section 4.02 (unless the Replacement Swap Provider Payment is paid to the Swap Provider on a Distribution Date, in which case such remaining amounts will be paid on such Distribution Date).

The beneficial owners of the Swap Account are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments payable to the Swap Provider shall be deemed to be paid to the Swap Account from REMIC VI, first, by the REMIC VI Regular Interest Swap-IO and second, other than any Defaulted Swap Termination Payment, from REMIC III by the Holders of the applicable Class or Classes of Offered Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

Any Basis Risk CarryForward Amounts distributed by the Trustee to the Offered Certificateholders shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates, and then to the respective Class or Classes of Offered Certificates. In addition, the Trustee shall account for the rights of Holders of each Class of Offered Certificates to receive payments of Basis Risk CarryForward Amounts from the Swap Account (along with Basis Risk CarryForward Amounts payable from the Excess Reserve Fund Account) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be disregarded as an entity separate from the Holder of the Class X Certificates unless and until the date when either (a) there is more than one Class X Certificateholder or (b) any Class of Certificates in addition to the Class X Certificates is recharacterized as an equity interest in the Supplemental Interest Trust for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be treated as a partnership. The Supplemental Interest Trust will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and not an asset of any Trust REMIC.

With respect to the failure of the Swap Provider to perform any of its obligations under the Interest Rate Swap Agreement, the breach by the Swap Provider of any of its representations and warranties made pursuant to the Interest Rate Swap Agreement, or the termination of the Interest Rate Swap Agreement, the Supplemental Interest Trust Trustee shall send any notices and make any demands, on behalf of the Supplemental Interest Trust as are required under the Interest Rate Swap Agreement. To the extent that the Swap Provider fails to make any payment required under the terms of the Interest Rate Swap Agreement, the Supplemental Interest Trust Trustee shall immediately demand that Morgan Stanley, the guarantor of the Swap Provider’s obligations under the guarantee of Morgan Stanley relating to the Interest Rate Swap Agreement, make any and all payments then required to be made by Morgan Stanley pursuant to such guarantee. In addition, in the event a “Delivery Amount” (as defined in the Interest Rate Swap Agreement) was due but was not delivered by the Swap Provider as required by the Interest Rate Swap Agreement, the Supplemental Interest Trust Trustee shall deliver a notice of failure to transfer collateral on the next Business Day following such failure, in accordance with the terms of the Interest Rate Swap Agreement. The Supplemental Interest Trust Trustee shall cause any replacement swap provider to provide a copy of the related replacement interest rate swap agreement to the Supplemental Interest Trust Trustee and the Depositor.

If a Responsible Officer of the Trustee receives written notice that the Swap Provider or its guarantor has been downgraded below the levels set forth in Part 5(f) of the Interest Rate Swap Agreement and the posting of collateral is required in accordance with the terms of Part 5(f) of the Interest Rate Swap Agreement, the Trustee shall demand that the Swap Provider or its guarantor post collateral in accordance with the terms of Part 5(f) of the Interest Rate Swap Agreement.

ARTICLE V

THE CERTIFICATES

Section 5.01  The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

The Depositor hereby directs the Trustee to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Trustee, the Trustee shall transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to the NIM Trustee or to such other Person or Persons as the Depositor shall request.

Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

Section 5.02  Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee’s customary procedures.

(b)  No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class X, Class P or Residual Certificates to the Depositor or an Affiliate of the Depositor or, in the case of the Class R-X Certificates, the initial transfer by an Affiliate of the Depositor or the first transfer by the initial transferee of an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) the transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the “Transferor Certificate”) and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit I (the “Rule 144A Letter”) or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Servicers shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor and each Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Except with respect to (A) the transfer of the Class X, Class P or Residual Certificates to the Depositor or an Affiliate of the Depositor or, in the case of the Class R-X Certificates, the initial transfer by an Affiliate of the Depositor or the first transfer by the initial transferee of an Affiliate of the Depositor, (B) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (C) the transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Class P Certificate or a Residual Certificate, such requirement is satisfied only by the Trustee’s receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 (“PTCE 95-60”)) and that it is eligible for exemptive relief under PTCE 95-60 prior to termination of the Supplemental Interest Trust and the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 after termination of the Supplemental Interest Trust or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan’s or arrangement’s assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Servicers, the Depositor, the Trustee or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Class P Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee’s (including an initial acquirer’s) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA Restricted Certificate, other than a Class P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

Each beneficial owner of a Certificate (other than an ERISA-Restricted Certificate) or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of the Certificate, or interest therein, that either (i) it is not a Plan or a trustee or other Person acting on behalf of a Plan or using “plan assets” of a Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”) or (ii)(A) the beneficial owner is an accredited investor within the meaning of Prohibited Transaction Exemption 2002-41, as amended from time to time (the “Exemption”) and (B) for so long as the Supplemental Interest Trust is in existence, the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts), 95-60 (for transactions by insurance company general accounts) or 96-23 (for transactions effected by “in-house asset managers”).

(c)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

(ii)  No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a “Transfer Affidavit”) of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

(iii)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

(iv)  Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall not have any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

(v)  The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund or the Trustee, to the effect that the elimination of such restrictions will not cause any Trust REMIC hereunder to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

(d)  The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

(e)  Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository (and the Trustee consents) of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the “Definitive Certificates”) to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Servicers, the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

(f)  No transfer of any Private Certificate presented or surrendered for registration of transfer or exchange shall be made unless the transfer or exchange is accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

No transfer of the Class X Certificates shall be made unless the proposed transferee of such Certificates provides to the Trustee the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)), as a condition to such transfer and agrees to update such forms (i) upon expiration of any such form, (ii) as required under then applicable U.S. Treasury regulations and (iii) promptly upon learning that any IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), has become obsolete or incorrect. Upon receipt of any such tax certification form from a transferee of any Class X Certificate, the Trustee shall forward a copy of such tax certification form provided to it to the Supplemental Interest Trust Trustee. The Supplemental Interest Trust Trustee shall provide to the Swap Provider and the Cap Provider a copy of any such tax certification form received from the Trustee.

Each Holder of a Class X Certificate and each transferee thereof shall be deemed to have consented to the Supplemental Interest Trust Trustee forwarding to the Swap Provider and the Cap Provider any such tax certification form such Holder or transferee has provided and updated in accordance with these transfer restrictions. Any purported sales or transfers of any Class X Certificate to a transferee which does not comply with these requirements shall be deemed null and void. The Supplemental Interest Trust Trustee and the Trustee, respectively, shall not be liable for the completeness, accuracy, content or truthfulness of any such tax certification provided to it. The Supplemental Interest Trust Trustee and the Trustee shall be required to forward any tax certification received by it, and upon request by the Swap Provider or the Cap Provider, the name and address and Percentage Interest held in the Class X Certificates for each Holder of a Class X Certificate to the Swap Provider or the Cap Provider at the last known address provided to it and shall not be liable for the receipt of such tax certification by the Swap Provider or the Cap Provider, nor any failure of the Swap Provider or the Cap Provider to process such certification or to take any action as required under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement or under applicable law. The Supplemental Interest Trust Trustee and the Trustee shall have no duty to take action to correct any misstatement or omission in any tax certification provided to it and forwarded to the Swap Provider or the Cap Provider; provided however, if the Supplemental Interest Trust Trustee or Trustee has actual knowledge that a tax certificate or name and address information provided to it by a Holder of a Private Certificate contains a misstatement or omission (including by reason of the Swap Provider or the Cap Provider informing it of the misstatement or omission), it shall notify the Swap Provider and the Cap Provider of the misstatement or omission, and when it receives a corrected form or name and address information from the Holder of the Class X Certificate it shall forward the corrected form and/or name and address information to the Swap Provider and the Cap Provider.

Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicers and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04  Persons Deemed Owners. The Servicers, the Trustee, the Depositor and any agent of a Servicer, the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicers, the Trustee, the Depositor, or any agent of a Servicer, the Depositor or the Trustee shall be affected by any notice to the contrary.

Section 5.05  Access to List of Certificateholders’ Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or a Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, such Servicer or the Certificateholders at such recipients’ expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

Section 5.06  Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies in the United States where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates the offices of its agent located at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Transfer Unit for such purposes. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

ARTICLE VI

THE DEPOSITOR AND THE SERVICERS

Section 6.01  Respective Liabilities of the Depositor and the Servicer. The Depositor and each of the Servicers shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

Section 6.02  Merger or Consolidation of the Depositor or the Servicers. (a) The Depositor and each of the Servicers will each keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

(b)  Any Person into which the Depositor or a Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or a Servicer shall be a party, or any person succeeding to the business of the Depositor or a Servicer (including through the acquisition of substantially all of the assets of a Servicer), shall be the successor of the Depositor or such Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (except that any person succeeding to the business of a Servicer shall be required to assume and satisfy all of the requirements of this Agreement to be a successor servicer); provided, however, that the successor or surviving Person to such Servicer shall be qualified to service mortgage loans on behalf of, Fannie Mae or Freddie Mac. As a condition to any succession to a Servicer under this Agreement by any Person (i) into which a Servicer may be merged or consolidated or to whom succeeds to the business of a Servicer, or (ii) which may be appointed as a successor to a Servicer, such Servicer shall provide to the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are then required to be filed under the Exchange Act).

Section 6.03  Limitation on Liability of the Depositor, the Servicers and Others. Neither the Depositor, the Servicers nor any of their respective directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicers or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicers or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, each Servicer and any director, officer, employee or agent of the Depositor and each Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and its Affiliates, the Sponsor, each Servicer and any director, officer, employee or agent of the Depositor, the Sponsor or each Servicer shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense relates to the origination of a Mortgage Loan or Mortgage Loans or shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Neither the Depositor nor any Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that each of the Depositor and each Servicer may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.03 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and the applicable Servicer shall be entitled to be reimbursed therefor out of the applicable Collection Account.

Section 6.04  Limitation on Resignation of a Servicer. Subject to Sections 7.01 and 10.07, no Servicer shall assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicers, the Depositor and the Trustee or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by such Servicer. Any such determination permitting the resignation of a Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Trustee. No such resignation shall become effective until a successor shall have assumed such Servicer’s responsibilities and obligations hereunder.

Notwithstanding the provisions of Section 6.04 herein to the contrary, in the event that a Servicer determines that it will no longer engage in the business of servicing mortgage loans, such Servicer may assign its rights under this Agreement, provided that, (i) the Depositor in its sole discretion has consented, which consent shall not be unreasonably withheld, (ii) the Rating Agencies’ ratings of the Certificates in effect immediately prior to such action will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies) and (iii) such Servicer shall be liable for all costs and expenses associated with the transfer of servicing, provided, further, that such Servicer shall indemnify and hold each of the Trust Fund, the Trustee, the Depositor, the other Servicers hereunder, any sub-servicer, the successor servicer and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to such assignment except with respect to a successor servicer’s failure to comply with the terms of this Agreement. No assignment by such Servicer shall become effective until a successor servicer acceptable to the Depositor and the Trustee shall have assumed in writing such Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such assignment shall not relieve the applicable Servicer of responsibility for any of the obligations specified herein except to the extent that such responsibilities have been expressly assumed by the successor servicer.

Section 6.05  Additional Indemnification by the Servicers; Third Party Claims. (a)  Each Servicer, severally and not jointly, shall indemnify the Responsible Party, the Depositor, the Sponsor and the Trustee and any director, officer, employee or agent of the Depositor, the Sponsor or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to (i) any breach by such Servicer of any of its representations and warranties referred to in Section 2.03(a), (ii) any error in any tax or information return prepared by such Servicer or (iii) the failure of such Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement (including, without limitation, the failure to deliver accurate and complete information on a timely basis pursuant to Section 4.03(d)). The applicable Servicer immediately shall notify the Depositor and the Trustee if such claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, the Sponsor, the Responsible Party or the Trustee in respect of such claim.

(b)  Notwithstanding anything to the contrary contained in this Agreement, each Servicer shall indemnify the Depositor, the Sponsor, the Trustee and any director, officer, employee or agent of the Depositor, the Sponsor or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any failure by such Servicer or any Subservicer engaged by such Servicer or any Subcontractor utilized by such Servicer to deliver any information, report, certification or accountants’ letter when and as required under Sections 3.22, 3.23, 6.02 or 8.12, including without limitation any failure by such Servicer to identify pursuant to Section 3.02(e) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB.

(c)  If the indemnification provided for in this Section 6.05 is unavailable or insufficient to hold harmless any Person entitled to indemnification thereunder, then such Servicer shall contribute to the amount paid or payable to the Person entitled to indemnification as a result of the losses, claims, damages or liabilities of such Person in such proportion as is appropriate to reflect the relative fault of such Person on the one hand and such Servicer, on the other, in connection with that Servicer’s obligations pursuant to this Section 6.05. This Section 6.05 shall survive the termination of this Agreement or the earlier resignation or removal of each Servicer.

(d)  [Reserved].

ARTICLE VII

DEFAULT

Section 7.01  Events of Default. “Event of Default” wherever used herein, means, with respect to each Servicer individually, any one of the following events:

(a)  any failure by a Servicer to remit to the Trustee any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or by the Trustee, or to such Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

(b)  any failure on the part of a Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Servicer set forth in this Agreement which continues unremedied for a period of sixty (60) days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten in the case of a failure of Countrywide Servicing to observe or perform any of its obligations under the provisions of the Countrywide Amendment Regulation AB incorporated by reference into this Agreement pursuant to Section 3.01(f) which are equivalent to a Servicer’s obligations under Sections 3.02 (as it relates to Sections 3.22 and 3.23), 3.22 and 3.23 of this Agreement or zero in the case of a failure of Saxon to observe or perform any of the obligations set forth in Sections 3.02 (as it relates to Sections 3.22 and 3.23), 3.22, 3.23, 6.02 or 8.12 and such number of days shall be after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or the Trustee, or to such Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of such Servicer; or

(c)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(d)  a Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to a Servicer or of or relating to all or substantially all of its property; or

(e)  a Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(f)  a breach of any representation and warranty of a Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the date upon which written notice of such breach is given to such Servicer by the Trustee or by the Depositor, or to such Servicer, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

(g)  with respect to Saxon, any withdrawal or downgrade of two or more levels of Saxon’s servicer rating by any Rating Agency that results in a downgrade, qualification or withdrawal of the rating assigned to any Class of the Certificates by any Rating Agency.

If an Event of Default described in clauses (a) through (g) of this Section 7.01 shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of a majority of the Voting Rights, the Trustee shall, by notice in writing to the applicable Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans serviced by such Servicer and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Trustee shall not be required to give written notice to such Servicer of the occurrence of an Event of Default described in clauses (b) through (g) of this Section 7.01 unless and until a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event. In the event that a Responsible Officer of the Trustee has actual knowledge of the occurrence of an Event of Default described in clause (a) of this Section 7.01, the Trustee shall give written notice to the applicable Servicer of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, that if such failure is the failure to make a P&I Advance, the Trustee shall send such notice prior to 12:00 noon, New York time, on the Distribution Date and, if the Event of Default of such Servicer was the failure to make a P&I Advance, the Trustee, as successor servicer, shall make such P&I Advance on the Distribution Date that such notice was delivered. On and after the receipt by such Servicer of such written notice, all authority and power of such Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. Subject to Section 7.02, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of such Servicer to pay amounts owed pursuant to Article VIII. Such Servicer agrees to cooperate with the Trustee in effecting the termination of such Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee of all cash amounts which shall at the time be credited to the related Collection Account of such predecessor servicer, or thereafter be received with respect to the Mortgage Loans.

Notwithstanding any termination of the activities of a Servicer hereunder, such Servicer shall be entitled to receive from the Trust Fund, prior to transfer of its servicing obligations hereunder, payment of all accrued and unpaid Servicing Fees and reimbursement for all outstanding P&I Advances and Servicing Advances.

Section 7.02  Trustee to Act; Appointment of Successor. On and after the time a Servicer receives a notice of termination pursuant to Section 3.24 or Section 7.01, the Trustee shall, subject to and to the extent provided in Section 3.05, be the successor to such servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances or Servicing Advances pursuant to Section 3.24 or Section 7.01. As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that such Servicer would have been entitled to charge to its Collection Account if such Servicer had continued to act hereunder including, if such Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to its Collection Account and the Distribution Account which such Servicer would be entitled to receive (in addition to income on investments or gain related to the Distribution Account for the benefit of the Trustee during the Trustee Float Period). Notwithstanding the foregoing, if the Trustee has become the successor to such servicer in accordance with Section 7.01, (a) the Trustee, as successor servicer, shall have a period not to exceed 90 days to complete the transfer of servicing and all data and to correct or manipulate such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise enable the Trustee or other successor servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices and (b) the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01, if it is otherwise unable to so act or at the written request of Certificateholders entitled to at least a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to such servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such servicer hereunder. Any successor to such servicer shall be an institution which is a Fannie Mae and Freddie Mac approved servicer in good standing, which has a net worth of at least $30,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated servicer (other than liabilities of such terminated servicer under Section 6.03 incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the predecessor servicer from investments. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

In the event that a Servicer is terminated pursuant to Section 7.01, such terminated Servicer shall be responsible for the servicing transfer, provide notices to the Mortgagors, arrange for and transfer the Servicing Files to a successor servicer, pay all of its own out-of-pocket costs and expenses at its own expense and pay all costs and expenses of all other parties hereto relating to the transfer of the related Servicing Files to a successor servicer (excluding set-up costs and other administrative expenses of the successor servicer), and in all other cases the successor servicer shall pay for such costs and expenses but shall not be entitled to reimbursement therefor from the Trust Fund. Such amounts payable by the terminated Servicer shall be paid by the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the Trustee is the predecessor servicer (except in the case where the Trustee in its role as successor servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Trustee as the successor servicer and not by the predecessor servicer’s actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs.

Any successor to a Servicer as servicer shall give notice to the Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that each Servicer is required to maintain pursuant to Section 3.13.

Section 7.03  Notification to Certificateholders. (a)  Upon any termination of or appointment of a successor to a Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

(b)  Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such event shall have been cured or waived.

ARTICLE VIII

CONCERNING THE TRUSTEE

Section 8.01  Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

Unless an Event of Default known to the Trustee has occurred and is continuing:

(a)  the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming on their face to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(b)  the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

(c)  the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

(d)  The Trustee shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Trustee complies with Section 3.02(e) as if the Trustee were a “Servicer” pursuant to that Section. The Trustee shall indemnify the Depositor, the Sponsor and any director, officer, employee or agent of the Depositor or the Sponsor and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Trustee to perform any of its obligations under Section 3.22 or Section 3.23, including without limitation any failure by the Trustee to identify pursuant to Section 3.02(e) any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

Section 8.02  Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

(a)  the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

(b)  the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(c)  the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(d)  the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

(e)  the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

(f)  the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

(g)  the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security and with respect to the investment of funds in the Distribution Account during the Trustee Float Period);

(h)  unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of an Event of Default, the Trustee shall not be deemed to have knowledge of an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof; and

(i)  the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement, the Interest Rate Swap Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee’s execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or a Servicer of any funds paid to the Depositor or a Servicer in respect of the Mortgage Loans or deposited in or withdrawn from any Collection Account or the Distribution Account by the Depositor or a Servicer.

The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor servicer).

The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. The Supplemental Interest Trust Trustee executes the Interest Rate Swap Agreement and the Interest Rate Cap Agreement not in its individual capacity but solely as Supplemental Interest Trust Trustee of the Supplemental Interest Trust created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee or the Supplemental Interest Trust Trustee on behalf of the Trust Fund or the Supplemental Interest Trust in the Certificates, the Interest Rate Swap Agreement and the Interest Rate Cap Agreement, respectively, is made and intended not as a personal undertaking or agreement by the Trustee or the Supplemental Interest Trust Trustee but is made and intended for the purpose of binding only the Trust Fund or the Supplemental Interest Trust, as applicable.

Section 8.04  Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

Section 8.05  Trustee’s Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date the Trustee Fee for the Distribution Date and any interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund against any loss, liability, or expense (including reasonable attorney’s fees) resulting from any error in any tax or information return prepared by any Servicer or incurred in connection with any claim or legal action relating to (a) this Agreement, (b) the Certificates or the Interest Rate Swap Agreement, or (c) the performance of any of the Trustee’s duties under this Agreement, the Certificates or the Interest Rate Swap Agreement, other than any loss, liability, or expense (i) resulting from any breach of any Servicer’s obligations in connection with this Agreement for which the related Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05, (ii) resulting from any breach of any Responsible Party’s obligations in connection with this Agreement for which the related Responsible Party has performed its obligations to indemnify the Trustee pursuant to Section 2.03(n) or (iii) incurred because of willful misconduct, bad faith, or negligence in the performance of any of the Trustee’s duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee’s negligence, bad faith, or willful misconduct, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

(A)  the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

(B)  the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee under this Agreement or for any other expenses incurred by the Trustee; provided, however, that no expense shall be reimbursed by the Trust Fund under this Agreement if it would not constitute an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions.

Section 8.06  Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor or the Servicers and their respective Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor or a Servicer other than the Trustee in its role as successor to a Servicer.

Section 8.07  Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicers and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to each Servicer and one copy to the successor trustee.

The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to each Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

Section 8.08  Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicers an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the Servicers and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

No successor trustee shall accept appointment as provided in this Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

Section 8.09  Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor of such succession or appointment and shall furnish to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, pursuant to Section 8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 8.10  Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the applicable Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the applicable Servicer and the Trustee may consider appropriate. If any Servicer shall not have joined in such appointment within 15 days after the receipt by such Servicer of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(a)  To the extent necessary to effectuate the purposes of this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee as successor Servicer under this Agreement to advance funds, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(b)  No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

(c)  The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

(d)  The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to each Servicer and the Depositor.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11  Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a “real estate mortgage investment conduit” as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

(a)  prepare and file in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

(b)  apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities (i.e., the Trust REMICs and the grantor trust), furnish to the Depositor not later than the Closing Date in the case of the Supplemental Interest Trust (the corpus of which includes the Interest Rate Swap Agreement) and within thirty days of the Closing Date in the case of the Trust REMICs, copies of such Form SS-4 requesting the employer identification numbers, use its best efforts to obtain, as promptly as practicable, employer identification numbers for any other Trust REMICs or grantor trusts created pursuant to this Agreement (and provide such employer identification numbers to the Depositor promptly upon receipt thereof), furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

(c)  deliver or cause to be delivered the federal taxpayer identification number of the Supplemental Interest Trust on a correct, complete and duly executed IRS Form W-9 of the Supplemental Interest Trust to the Swap Provider and the Cap Provider promptly upon receipt of such number after applying for it pursuant to 8.11(b) above and, in any event, no later than the first Payment Date under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, as applicable, and, if requested by the Swap Provider or the Cap Provider, an applicable IRS Form W-8MY;

(d)  make an election that each Trust REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

(e)  prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

(f)  provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

(g)  to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

(h)  not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

(i)  pay, from the sources specified in the last paragraph of this Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on any Trust REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

(j)  cause federal, state or local income tax or information returns to be signed by the Trustee or such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

(k)  maintain records relating to each Trust REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

The Holder of the largest Percentage Interest of the Class R Certificates shall act as Tax Matters Person for REMIC I, REMIC II and REMIC III, within the meaning of Treasury Regulations Section 1.860F-4(d). The Holder of the largest Percentage Interest of the Class R-X Certificates shall act as Tax Matters Person for REMIC IV, REMIC V and REMIC VI, within the meaning of Treasury Regulations Section 1.860F-4(d). The Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent each Trust REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of each Trust REMIC created hereunder, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value, if any, to each Class of Certificates of the right to receive Basis Risk CarryForward Amounts from the Excess Reserve Fund Account and Basis Risk CarryForward Amounts from the Swap Account. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that a Servicer is required to provide to the Trustee pursuant to this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide pursuant to this paragraph accurate information or data to the Trustee on a timely basis.

Neither the Servicers nor the Trustee shall (i) permit the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement or the related Mortgage Loan documents) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on “net income from foreclosure property”) unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, at the expense of the Trust Fund, but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, any Trust REMIC created hereunder, endanger such status or result in the imposition of such a tax).

If any tax is imposed on “prohibited transactions” of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of REMIC I as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Start-up Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, if applicable, any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the applicable Servicer and the Responsible Party, jointly, in the case of any such minimum tax, and a Servicer if such tax arises out of or results from a breach by such Servicer of any of its obligations under this Agreement, (iii) the Responsible Party if such tax arises out of or results from the Responsible Party’s obligation to repurchase a Mortgage Loan pursuant to Section 2.03, (iv) the Sponsor if such tax arises out of or results from the Sponsor’s obligation to repurchase a Mortgage Loan pursuant to the Representations and Warranties Agreement, or (v) in all other cases, or if the Trustee, the applicable Servicer or the Responsible Party fails to honor its obligations under the preceding clause (i), (ii), (iii) or (iv), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

Section 8.12  Periodic Filings.  (a)  The Trustee and each Servicer shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Trustee shall prepare for execution by the Depositor any Forms 8-K (other than the initial Form 8-K relating to this Agreement, which shall be the responsibility of the Depositor to prepare and file), 10-D and 10-K required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, pursuant to the terms of this Section 8.12, and the Trustee shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”) such Forms executed by the Depositor. The Trustee shall have no duty to verify information received by it from other Persons (other than Subcontractors utilized by the Trustee) in connection with its duties under this Section 8.12.

(b)  No later than 1:00 p.m. (Eastern Standard Time) (so long as the Trustee has received from the Depositor the executed Form 10-D no later than noon (Eastern Standard Time) on the preceding Business Day (or otherwise, the Trustee will utilize reasonable best efforts to file such Form 10 D no later than the filing deadline for such Form 10-D)) on any date within 15 calendar days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be prepared by the party responsible for preparing such disclosure as set forth on Exhibit Q hereto and provided to the Trustee in EDGAR-compatible form at the email address for the Trustee set forth in Section 10.05, using Exhibit V, and the Trustee shall compile such disclosure pursuant to the following paragraph. As used in this Agreement, EDGAR-compatible form means an electronic information storage format acceptable to the Trustee and the party providing such information. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

As set forth on Exhibit Q hereto, within 5 calendar days after the related Distribution Date, certain parties to this Agreement shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, if applicable. The Trustee shall compile all such information provided to it in a Form 10-D prepared by it.

The Trustee shall prepare and forward electronically a draft copy of the Form 10-D to the Depositor sufficiently far in advance of, but in no event less than two (2) Business Days prior to, when the Depositor is required to execute such Form 10-D to permit the Depositor to review, verify and execute such Form 10-D. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). The signing party at the Depositor can be contacted at the Depositor’s address for notices set forth in Section 10.5(b)(ii)(a), or such other address as to which the Depositor has provided prior written notice to the Trustee. The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.12(b) related to the timely preparation and filing of Form 10-D is contingent, in part, upon each Servicer and the Depositor and any other Person obligated to provide Additional Form 10-D Disclosure as set forth on Exhibit Q hereto observing all applicable deadlines in the performance of their duties under this Section 8.12(b). The Trustee shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Trustee’s inability or failure to obtain or receive, on a timely basis, any information or signature from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(c)  No later than 1:00 p.m. (Eastern Standard Time) (so long as the Trustee has received from the Depositor the executed Form 10 K no later than noon (Eastern Standard Time) on the preceding Business Day (or otherwise, the Trustee shall utilize reasonable best efforts to file such Form 10 K no later than the filing deadline for such Form 10 K)) on any date within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for each Servicer and each Subservicer engaged by any Servicer and the Trustee, as described under Section 3.22, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Servicers, each Subservicer engaged by any Servicer and each Servicing Function Participant utilized by the Servicer or the Trustee, as described under Section 3.23, and (B) if any such report on assessment of compliance with servicing criteria described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria described under Section 3.23 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for the Trustee, each Servicer, each Subservicer engaged by a Servicer and each Servicing Function Participant utilized by a Servicer or the Trustee, as described under Section 3.23, and (B) if any registered public accounting firm attestation report described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification in the form attached hereto as Exhibit L, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes Certification”), which shall be signed by the senior officer of the Depositor in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be prepared by the party responsible for preparing such disclosure as set forth on Exhibit V hereto, and provided to the Trustee in EDGAR-compatible form at the email address for the Trustee set forth in Section 10.05, using Exhibit V, and the Trustee shall compile such disclosure pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

As set forth on Exhibit R hereto, no later than March 1st of each year (or, in the case of the Servicers, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements commencing in 2008, certain parties to this Agreement shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, if applicable. The Trustee shall compile all such information provided to it in a Form 10-K prepared by it.

The Trustee shall prepare and forward electronically a draft copy of the Form 10-K to the Depositor sufficiently far in advance of, but in no event less than five (5) Business Days prior to, when the Depositor is required to execute such Form 10-K to permit the Depositor to review, verify and execute such Form 10-K. No later than 5:00 p.m. (Eastern Standard Time) on the 3rd Business Day prior to the 10-K Filing Deadline, an officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). The signing party at the Depositor can be contacted at the Depositor’s address for notices set forth in Section 10.5(b)(ii)(a), or such other address as to which the Depositor has provided prior written notice to the Trustee. The Depositor and each Servicer acknowledge that the performance by the Trustee of its duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-K is contingent, in part, upon each Servicer (and any Subservicer or Servicing Function Participant engaged by a Servicer) and the Depositor and any other Person obligated to provide Additional Form 10-K Disclosure as set forth on Exhibit R hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(c), Section 8.12(d), Section 3.22 and Section 3.23. The Trustee shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-K, where such failure results from the Trustee’s inability or failure to obtain or receive, on a timely basis, any information or signature from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(d)  In connection with the execution of a Sarbanes Certification, the Trustee shall sign a certification (in the form attached hereto as Exhibit M, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor and its officers, directors and Affiliates, and each Servicer shall sign a certification solely with respect to such Servicer (in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor, the Trustee and their respective officers, directors and Affiliates. Each such certification shall be delivered to the Depositor no later than March 10th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Sarbanes Certification no later than the time set forth for the delivery to the Trustee of the signed Form 10-K pursuant to Section 8.12(d) for such year. In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee or any Servicer has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and the Sponsor and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee’s obligations under this Section 8.12(d) or any material misstatement or material omission contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form pursuant to Sections 3.23 and 8.12 of this Agreement and Exhibits Q, R and S to this Agreement provided by or on behalf of the Trustee or any Subcontractor utilized by the Trustee (excluding any information, report, certification, accountants’ letter or other materials provided in written or electronic form by or on behalf of any Person other than the Trustee or any Subcontractor utilized by the Trustee), negligence, bad faith or willful misconduct in connection therewith, and (ii) each Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Sponsor, the Trustee and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the applicable Servicer’s obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then (i) the Trustee agrees in connection with a breach of the Trustee’s obligations under this Section 8.12(d) or any material misstatement or material omission contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form pursuant to Sections 3.23 and 8.12 of this Agreement and Exhibits T, U and V to this Agreement provided by or on behalf of the Trustee or any Subcontractor utilized by the Trustee (excluding any information, report, certification, accountants’ letter or other materials provided in written or electronic form by or on behalf of any Person other than the Trustee or any Subcontractor utilized by the Trustee), negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsor as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsor in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsor on the one hand and the Trustee on the other and (ii) each Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and such Servicer, on the other hand, in connection with a breach of the Servicers’ obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith. The obligations of the Trustee and each Servicer under this Section 8.12(d) shall apply to the Trustee and each Servicer, whether or not such Trustee or Servicer is acting as Trustee or Servicer, as applicable, at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.12(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee or a Servicer, as applicable.

(e)  Upon any filing with the Commission, the Trustee shall promptly deliver to the Depositor a copy of each such executed report, statement or information.

(f)  (i)  The obligations set forth in paragraphs (a) through (d) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. Prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At any time after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.12 and the parties hereto shall again have the obligations set forth in this Section.

(ii)  In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will immediately notify the Depositor and the Servicers. In the case of Form 10-D and 10-K, the Depositor, Servicers and Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a 10-D/A and 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all disclosure information required to be included on Form 8-K, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, the party to this Agreement deciding that an amendment to such Form 8-K, 10-D or 10-K is required will notify the Depositor, the Trustee and the Servicers and such parties will cooperate to prepare any necessary Form 8-K/A, 10-D/A or 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an officer of the Depositor. The Depositor and Servicers acknowledge that the performance by the Trustee of its duties under this Section 8.12(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Servicers and the Depositor observing all applicable deadlines (and the related grace periods thereto) in the performance of their duties under this Section 8.12 and Sections 3.22 and 3.23. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Trustee’s inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(g)  No later than 3:00 p.m. (Eastern Standard Time) (so long as the Trustee has received from the Depositor the executed Form 8-K no later than 5:00 p.m. (Eastern Standard Time) on the 3rd Business Day after the Reportable Event (as defined below) (or otherwise, the Trustee shall utilize reasonable best efforts to file such Form 8-K no later than the filing deadline for such Form 8-K)) on any date within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and also if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be prepared by the party responsible for preparing such disclosure as set forth on Exhibit S hereto and compiled by the Trustee pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

As set forth on Exhibit S hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than noon (Eastern Standard Time) on the 2nd Business Day after the occurrence of a Reportable Event certain parties to this Agreement shall be required to provide to the Depositor and the Trustee, to the extent known by such applicable parties, any Form 8-K Disclosure Information, if applicable. The Trustee shall compile all such information provided to it in a Form 8-K prepared by it.

The Trustee shall prepare and forward electronically a draft copy of the Form 8-K to the Depositor sufficiently far in advance of, but in no event later than noon (Eastern Standard Time) on the 3rd Business Day after a Reportable Event, when the Depositor is required to execute such Form 8-K to permit the Depositor to review, verify and execute such Form 8-K. No later than the end of the 3rd Business Day after the Reportable Event, an officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). The signing party at the Depositor can be contacted at the Depositor’s address for notices set forth in Section 10.5(b)(ii)(a), or such other address as to which the Depositor has provided prior written notice to the Trustee. The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.12(g) related to the timely preparation and filing of Form 8-K is contingent, in part, upon each Servicer and the Depositor and any other Person obligated to provide Form 8-K Disclosure Information as set forth on Exhibit S hereto, providing such information to the Trustee in EDGAR-compatible form at the email address for the Trustee set forth in Section 10.05, using Exhibit V, observing all applicable deadlines in the performance of their duties under this Section 8.12(g). The Trustee shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee’s inability or failure to obtain or receive, on a timely basis, any information or signature from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(h)  The Trustee shall have no liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Trustee or any Subcontractor utilized by the Trustee) provided to the Trustee in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this Section 8.12, or (ii) the failure of the Depositor to timely execute and return for filing any Forms 10-D, 10-K and 8-K required to be filed by the Trustee pursuant to this Section 8.12, in either case, not resulting from the Trustee’s own negligence, bad faith or misconduct.

Section 8.13  Tax Treatment of Swap Payments and Swap Termination Payments. For federal income tax purposes, each holder of a Class A Certificate, Class M Certificate and Class B Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from either the Excess Reserve Fund or the Swap Account in respect of any Basis Risk CarryForward Amounts or the obligation to make payments to the Swap Account. For federal income tax purposes, the Trustee will account for payments to each Class A Certificate, Class M Certificate and Class B Certificate as follows: each Class A Certificate, Class M Certificate and Class B Certificate will be treated as receiving their entire payment from REMIC III (regardless of any Swap Termination Payment or obligation under the Interest Rate Swap Agreement) and subsequently paying their portion of any Swap Termination Payment in respect of each such Class’ obligation under the Interest Rate Swap Agreement. In the event that any such Class is resecuritized in a REMIC, the obligation under the Interest Rate Swap Agreement to pay any such Swap Termination Payment (or any shortfall in Net Swap Payment), will be made by one or more of the REMIC Regular Interests issued by the resecuritization REMIC subsequent to such REMIC Regular Interest receiving its full payment from any such Class A Certificate, Class M Certificate or Class B Certificate.

The REMIC Regular Interest corresponding to a Class A Certificate, Class M Certificate or Class B Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Group I Loan Cap, Group II Loan Cap or WAC Cap, as applicable, computed for this purpose by limiting the notional amount of the Interest Rate Swap Agreement to the Pool Stated Principal Balance and (ii) any Swap Termination Payment will be treated as being payable solely from amounts otherwise payable to the Class X Certificates. As a result of the foregoing, the amount of distributions and taxable income on the REMIC Regular Interest corresponding to a Class A Certificate, Class M Certificate and Class B Certificate may exceed the actual amount of distributions on the Class A Certificates, Class M Certificates and Class B Certificates.

Section 8.14  Distributions on the REMIC Regular Interests. The Trustee shall elect that each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI shall be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity of such REMIC elections. The REMIC I Regular Interests shall constitute the assets of REMIC II. The REMIC II Regular Interests shall constitute the assets of REMIC III. The Class X Interest shall constitute the assets of REMIC IV. The Class P Interest shall constitute the assets of REMIC V. The Class IO Interest shall constitute the assets of REMIC VI.

(a)  On each Distribution Date, the following amounts, in the following order of priority and in accordance with the Servicer Remittance Report, shall be distributed by REMIC I to REMIC II on account of the REMIC I Group I Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-I Interest, as the case may be:

(i)  to Holders of each of REMIC I Regular Interest I and REMIC I Regular Interest I-1-A through I-61-B, on a pro rata basis, in an amount equal to (A) Uncertificated Accrued Interest for such REMIC I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated as follows: to REMIC I Regular Interest I, then to REMIC I Regular Interests I-1-A through I-61-B starting with the lowest numerical denomination until the Uncertificated Principal Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Regular Interests; and

(iii)  to the Holders of REMIC I Regular Interest P, (A) on each Distribution Date, 100% of the amount paid in respect of Prepayment Charges and (B) if such Distribution Date follows the Prepayment Period during which occurs the latest date on which a Prepayment Charge may be required to be paid in respect of any Mortgage Loan, until $100 has been distributed pursuant to this clause.

(b)  On each Distribution Date, the following amounts, in the following order of priority and in accordance with the Servicer Remittance Report, shall be distributed by REMIC I to REMIC II on account of the REMIC I Group II Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-I Interest, as the case may be:

(i)  to Holders of each of REMIC I Regular Interest II and REMIC I Regular Interest II-1-A through II-61-B, pro rata, in an amount equal to (A) Uncertificated Accrued Interest for such REMIC I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated as follows: to REMIC I Regular Interest II, then to REMIC I Regular interests II-1-A through II-61-B starting with the lowest numerical denomination until the Uncertificated Principal Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated on a pro rata basis between such REMIC I Regular Interests.

(c)  On each Distribution Date, the following amounts, in the following order of priority and in accordance with the Servicer Remittance Report, shall be distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-II Interest, as the case may be:

(i)  first, to the Holders of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ, on a pro rata basis, in an amount equal to (A) the Uncertificated Accrued Interest for each such REMIC II Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Accrued Interest in respect of REMIC II Regular Interest LT-ZZ shall be reduced and deferred when the REMIC II Overcollateralization Amount is less than the REMIC II Targeted Overcollateralization Amount, by the lesser of (x) the amount of such difference and (y) the REMIC II Regular Interest LT-ZZ Maximum Interest Deferral Amount and such amount will be payable to the REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3 and REMIC II Regular Interest LT-B4 in the same proportion as the Subordination Deficiency is allocated to the Corresponding Certificates and the Uncertificated Principal Balance of REMIC II Regular Interest LT-ZZ shall be increased by such amount;

(ii)  second, to the Holders of REMIC II Regular Interests, in an amount equal to the remainder of the REMIC II Marker Allocation Percentage of the Interest Remittance Amount and the Principal Distribution Amount for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(A)  98.00% of such remainder (other than amounts payable under clause (C) below) to the Holders of REMIC II Regular Interest LT-AA and REMIC II Regular Interest LT-P, until the Uncertificated Principal Balance of such REMIC II Regular Interest is reduced to zero, provided, however, that the Uncertificated Principal Balance of REMIC II Regular Interest LT-P shall not be reduced until the Distribution Date following the month after the expiration of the last Prepayment Charge or any Distribution Date thereafter, at which point such amount shall be distributed to REMIC II Regular Interest LT-P, until $100 has been distributed pursuant to this clause;

(B)  2.00% of such remainder, first, to the Holders REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3 and REMIC II Regular Interest LT-B4, 1% in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Principal Balances of such REMIC II Regular Interests are reduced to zero and second, to the Holders of REMIC II Regular Interest LT-ZZ (other than amounts payable under the proviso below), until the Uncertificated Principal Balance of such REMIC II Regular Interest is reduced to zero; and

(C)  any remaining amount to the Holders of the Class R Certificates (in respect of the Class R-II Interest).

provided, however, that (i) 98.00% and (ii) 2.00% of any principal payments that are attributable to an Overcollateralization Release Amount shall be allocated to Holders of (i) REMIC II Regular Interest LT-AA and REMIC II Regular Interest LT-P, in that order and (ii) REMIC II Regular Interest LT-ZZ, respectively; provided that REMIC II Regular Interest LT-P shall not be reduced until Distribution Date that follows the Prepayment Period during which occurs the latest date on which a Prepayment Charge may be required to be paid in respect of any Mortgage Loan, at which point such amount shall be distributed to REMIC II Regular Interest LT-P, until $100 has been distributed pursuant to this clause.

(iii)  third, to the Holders of REMIC II Regular Interest LT-1SUB, REMIC II Regular Interest LT-1GRP, REMIC II Regular Interest LT-2SUB, REMIC II Regular Interest LT-2GRP and REMIC II Regular Interest LT-XX, on a pro rata basis, in an amount equal to (A) the Uncertificated Accrued Interest for each such REMIC II Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(iv)  fourth, to the Holders of REMIC II Regular Interests, in an amount equal to the remainder of the REMIC II Sub WAC Allocation Percentage of the Interest Remittance Amount and the Principal Distribution Amount for such Distribution Date after the distributions made pursuant to clause (iii) above, such that distributions of principal shall be deemed to be made to the REMIC II Regular Interests first, so as to keep the Uncertificated Principal Balance of each REMIC II Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related loan group; second, to each REMIC II Regular Interest ending with the designation “SUB,” so that the Uncertificated Principal Balance of each such REMIC II Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related loan group over (y) the current Certificate Principal Balance of the Class A Certificates in the related loan group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC II Regular Interests such that the REMIC II Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC II Regular Interest LT-XX.

Section 8.15  Certain Interest Shortfalls on the REMIC Regular Interests.

(a)  For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC I Group I Regular Interests for any Distribution Date, the aggregate amount of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls incurred in respect of the Group I Mortgage Loans for any Distribution Date shall be allocated first, to REMIC I Regular Interest I and to the REMIC I Group I Regular Interests ending with the designation “B”, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest, and then, to REMIC I Group I Regular Interests ending with the designation “A”, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest. For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC I Group II Regular Interests for any Distribution Date, the aggregate amount of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls incurred in respect of the Group II Mortgage Loans for any Distribution Date shall be allocated first, REMIC I Regular Interest II and to the REMIC I Group II Regular Interests ending with the designation “B”, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest, and then, to REMIC I Group II Regular Interests ending with the designation “A”, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

(b)  For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC II Regular Interests for any Distribution Date:

(i) The REMIC II Marker Allocation Percentage of the aggregate amount of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-A1, REMIC II Regular Interest LT-A2a, REMIC II Regular Interest LT-A2b, REMIC II Regular Interest LT-A2c, REMIC II Regular Interest LT-A2d, REMIC II Regular Interest LT-M1, REMIC II Regular Interest LT-M2, REMIC II Regular Interest LT-M3, REMIC II Regular Interest LT-M4, REMIC II Regular Interest LT-M5, REMIC II Regular Interest LT-M6, REMIC II Regular Interest LT-B1, REMIC II Regular Interest LT-B2, REMIC II Regular Interest LT-B3, REMIC II Regular Interest LT-B4 and REMIC I Regular Interest LT-ZZ, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rate on the respective Uncertificated Principal Balance of each such REMIC I Regular Interest; and

(ii) The REMIC II Sub WAC Allocation Percentage of the aggregate amount of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated to Uncertificated Accrued Interest payable to REMIC II Regular Interest LT-1SUB, REMIC II Regular Interest LT-1GRP, REMIC II Regular Interest LT-2SUB, REMIC II Regular Interest LT-2GRP and REMIC II Regular Interest LT-XX, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC II Pass-Through Rate on the respective Uncertificated Principal Balance of each such REMIC II Regular Interest.

Section 8.16  Allocation of Realized Losses to the REMIC Regular Interests.

(a)  With respect to the REMIC I Regular Interests, all Realized Losses on the Group I Mortgage Loans shall be allocated shall be allocated on each Distribution Date first, to REMIC I Regular Interest I until the Uncertificated Principal Balance has been reduced to zero, and second, to REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-61-B, starting with the lowest numerical denomination until such REMIC I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated on a pro rata basis between such REMIC I Regular Interests. All Realized Losses on the Group II Mortgage Loans shall be allocated on each Distribution Date first, to REMIC I Regular Interest II until the Uncertificated Principal Balance has been reduced to zero, and second, to REMIC I Regular Interest II-1-A through REMIC I Regular Interest II-61-B, starting with the lowest numerical denomination until such REMIC I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated on a pro rata basis between such REMIC I Regular Interests.

(b)  The REMIC II Marker Allocation Percentage of all Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the following REMIC II Regular Interests in the specified percentages, as follows: first, to Uncertificated Accrued Interest payable to the REMIC II Regular Interest LT-AA and REMIC II Regular Interest LT-ZZ up to an aggregate amount equal to the REMIC II Interest Loss Allocation Amount, 98% and 2%, respectively; second, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA and REMIC II Regular Interest LT-ZZ up to an aggregate amount equal to the REMIC II Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-B4 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-B4 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-B3 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-B3 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-B2 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-B2 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-B1 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-B1 has been reduced to zero; seventh, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M6 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M6 has been reduced to zero; eighth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M5 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M5 has been reduced to zero; ninth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M4 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M4 has been reduced to zero; tenth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M3 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M3 has been reduced to zero; eleventh, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M2 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M2 has been reduced to zero; and twelfth, to the Uncertificated Principal Balances of REMIC II Regular Interest LT-AA, REMIC II Regular Interest LT-M1 and REMIC II Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC II Regular Interest LT-M1 has been reduced to zero.

(c)  The REMIC II Sub WAC Allocation Percentage of all Realized Losses on the Mortgage Loans shall be applied after all distributions have been made on each Distribution Date first, so as to keep the Uncertificated Principal Balance of each REMIC II Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related loan group; second, to each REMIC II Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC II Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related loan group over (y) the current Certificate Principal Balance of the Class A Certificate in the related loan group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC II Regular Interests such that the REMIC II Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses shall be allocated to REMIC II Regular Interest LT-XX.

ARTICLE IX

TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Sections 9.02 and 9.03, the obligations and responsibilities of the Depositor, the Servicers, the Responsible Party and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the Optional Termination Date by the Servicers, individually or together, of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Servicers, individually or together, at the expense of the Servicers, individually or together, plus accrued and unpaid interest on each Mortgage Loan at the applicable Mortgage Rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, and (iii) any Swap Termination Payment owed to the Swap Provider pursuant to the Interest Rate Swap Agreement, and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the earlier of (i) the Latest Possible Maturity Date and (ii) the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Notwithstanding anything to the contrary contained herein, no such purchase shall be permitted unless (i) after distribution of the proceeds thereof to the Certificateholders (other than the Holders of the Class X, Class P and Residual Certificates) pursuant to Section 9.02, the distribution of the remaining proceeds to the Class X and Class P Certificates is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, or (ii) prior to such purchase, the Servicers, individually or together, shall have deposited in the related Collection Account an amount to be remitted to the NIM Trustee that, together with such remaining proceeds, will be sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding.

Section 9.02  Final Distribution on the Certificates. If on any Remittance Date, the Servicers determine that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the related Collection Account, the Servicers shall direct the Trustee promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If the Servicers elect to terminate the Trust Fund pursuant to clause (a) of Section 9.01, the Servicers shall notify, by the 25th day of the month preceding the month of the final distribution, the Depositor and the Trustee of the date the Servicers intend to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

In the event such Notice of Final Distribution is given, the Servicers shall cause all funds in the related Collection Account to be remitted to the Trustee for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Trustee of a Request for Release therefor, the Trustee shall promptly release to the Servicers, the Custodial Files for the Mortgage Loans.

Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicers, the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Residual Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

Section 9.03  Additional Termination Requirements.  In the event the Servicers exercise their purchase option with respect to the Mortgage Loans as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense the Servicers, to the effect that the failure to comply with the requirements of this Section 9.03 will not (i) result in the imposition of taxes on “prohibited transactions” on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding:

(a)  The Trustee shall sell all of the assets of the Trust Fund to the Servicers, and, by no later than the next Distribution Date after such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each Trust REMIC; and

(b)  The Trustee shall attach a statement to the final federal income tax return for each Trust REMIC stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90-day liquidation period for each such Trust REMIC was the date on which the Trustee sold the assets of the Trust Fund to the Servicers.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01  Amendment. This Agreement may be amended from time to time by the Depositor, the Servicers, the Responsible Party and the Trustee, without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the Depositor or the Servicers, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided that any amendment pursuant to clauses (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; and provided, further, that any such amendment pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Responsible Party and the Servicers also may at any time and from time to time amend this Agreement, but without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the Code, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

This Agreement may also be amended from time to time by the Depositor, the Servicers, the Responsible Party and the Trustee with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66 2/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66 2/3% or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any such Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicers, any Certificate beneficially owned by the Depositor shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 10.01 have been obtained.

Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

Nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with (including the obtaining of any required consents); and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 10.01.

Notwithstanding the foregoing, any amendment to this Agreement shall require the prior written consent of the Swap Provider if such amendment materially and adversely affects the rights or interests of the Swap Provider.

Section 10.02  Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicers at the direction and expense of the Depositor, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 10.03  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 10.04  Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

Section 10.05  Notices. (a)  The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

(i)  Any material change or amendment to this Agreement;

(ii)  The occurrence of any Event of Default that has not been cured;

(iii)  The resignation or termination of a Servicer or the Trustee and the appointment of any successor;

(iv)  The repurchase or substitution of Mortgage Loans pursuant to Section 2.03; and

(v)  The final payment to Certificateholders.

(b)  In addition, the Trustee shall promptly furnish to each Rating Agency copies (which may be provided electronically via the Trustee’s website) of the following:

(i)  Each report to Certificateholders described in Section 4.03; and

(ii)  Any notice of a purchase of a Mortgage Loan pursuant to Section 2.02, 2.03 or 3.11.

All directions, demands, consents and notices hereunder shall be in writing (unless otherwise indicated in this paragraph) and shall be deemed to have been duly given when delivered to: (a) in the case of the Depositor or Morgan Stanley & Co. Incorporated (1) Steven Shapiro, Morgan Stanley - SPG Finance, 1585 Broadway, 10th Floor, New York, New York 10036; (2) Jeff Williams, Morgan Stanley - Servicing Oversight, 5002 T-Rex Ave., Suite 300, Boca Raton, Florida 33431; (3) Peter Woroniecki, Morgan Stanley - Whole Loan Operations, 750 Seventh Avenue, New York, NY 10019; (4) Scott Samlin, Morgan Stanley - RFPG, 1585 Broadway, 38th Floor, New York, New York 10036; and (5) in the case of a direction or demand, notification to the following email addresses: Jeff.Williams@ morganstanley.com, EK.Kaplan@morganstanley.com, Scott.Samlin@morganstanley.com and John.Monaghan@morganstanley.com; or such other address as may be hereafter furnished to the other parties hereto by the Depositor in writing; (b) in the case of Countrywide Servicing, 400 Countrywide Way, Simi Valley, California 93065, Attention: John Lindberg and Yuan Li, Fax: (800) 658-6209; with a copy to General Counsel: Countrywide Home Loans Inc., 4500 Park Granada, Calabasas, California 91302, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by Countrywide Servicing in writing; (c) in the case of Saxon, 4708 Mercantile Drive, Fort Worth, Texas 76137,or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by Saxon in writing; (d) in the case of the Trustee, to Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration MS07C1 or such other address as the Trustee may hereafter furnish to the other parties hereto and the Swap Provider in writing; provided, however, all reports, statements, certifications and information required to be provided to the Trustee pursuant to Section 8.12 for filing shall be electronically forwarded to DBSec.Notifications@db.com; (e) in the case of the Responsible Party, 18400 Von Karman, Suite 1000, Irvine, California 92612, Attention: Patrick Flanagan, President, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by the Responsible Party in writing; (f) in the case of the Swap Provider to Morgan Stanley Capital Services Inc., Transaction Management Group, 1585 Broadway, New York, New York 10036-8293, Attention: Chief Legal Officer, Facsimile No. (212) 507-4622, or such other address as the Swap Provider may hereafter furnish to the Depositor, the Trustee and the Servicers; in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

Section 10.06  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 10.07  Assignment; Sales; Advance Facilities. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04, this Agreement may not be assigned by any Servicer without the prior written consent of the Trustee and the Depositor; provided, however, each Servicer is hereby authorized to enter into an Advance Facility under which (l) such Servicer sells, assigns or pledges to an Advancing Person the Servicer’s rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by such Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party is required before a Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on a Servicer’s behalf, such Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

Reimbursement amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which a Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming such Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

The applicable Servicer shall maintain and provide to any successor servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor servicer shall be entitled to rely on any such information provided by the predecessor servicer, and the successor servicer shall not be liable for any errors in such information.

An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

The documentation establishing any Advance Facility shall require that reimbursement amounts distributed with respect to each Mortgage Loan be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a “first-in, first out” (FIFO) basis. Such documentation shall also require the applicable Servicer to provide to the related Advancing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advancing Person or Advance Facility trustee on each Distribution Date, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each applicable Mortgage Loan. The applicable Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by such Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

Any amendment to this Section 10.07 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.07, including amendments to add provisions relating to a successor servicer, may be entered into by the Trustee, the Depositor, the Responsible Parties and the Servicers without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. Prior to entering into an Advance Facility, the applicable Servicer shall notify the lender under such facility in writing that: (a) the Advances financed by and/or pledged to the lender are obligations owed to such Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any Advances financed by the lender; (b) such Servicer will be responsible for remitting to the lender the applicable amounts collected by it as reimbursement for Advances funded by the lender, subject to the restrictions and priorities created in this Agreement; and (c) the Trustee shall not have any responsibility to track or monitor the administration of the financing arrangement between such applicable Servicer and the lender.

Section 10.08  Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 10.09  Inspection and Audit Rights. Each Servicer agrees that, on 5 Business Days prior notice, it will permit any representative of the Depositor or the Trustee during such Person’s normal business hours, to examine all the books of account, records, reports and other papers of such Person relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision each Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense of a Servicer incident to the exercise by the Depositor or the Trustee of any right under this Section 10.09 shall be borne by such Servicer.

Section 10.10  Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

Section 10.11  Rule of Construction. Article and section headings are for the convenience of the reader and shall not be considered in interpreting this Agreement or the intent of the parties hereto.

Section 10.12  Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 10.13  Rights of the Swap Provider and the Cap Provider. Each of the Swap Provider and the Cap Provider shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

Section 10.14  Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, each Servicer and the Trustee shall cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to each Servicer and the Trustee, as applicable, reasonably believed by the Depositor to be necessary in order to effect such compliance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

MORGAN STANLEY ABS CAPITAL I INC., as Depositor

By:	/s/ Steven Shapiro
Name:	Steven Shapiro
Title:	Managing Director

COUNTRYWIDE HOME LOANS SERVICING LP, as Servicer

By:	/s/ Jordan Cohen
Name:	Jordan Cohen
Title:	Vice President

SAXON MORTGAGE SERVICES, INC., as Servicer

By:	/s/ Stella F. Hess
Name:	Stella F. Hess
Title:	Executive Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, solely as Trustee and not in its individual capacity

By:	/s/ Barbara Campbell
Name:	Barbara Campbell
Title:	Vice President

By:	/s/ Jennifer Hermansader
Name:	Jennifer Hermansader
Title:	Associate

NC CAPITAL CORPORATION, as Responsible Party

By:	/s/ Kevin Cloyd
Name:	Kevin Cloyd
Title:	President

SCHEDULE I

Mortgage Loan Schedule

(Available Upon Request to Trustee)

SCHEDULE II

Morgan Stanley ABS Capital Inc.
Mortgage Pass-Through Certificates,
Series 2007-NC1

Representations and Warranties of Countrywide Servicing, as Servicer

Countrywide Servicing hereby makes the representations and warranties set forth in this Schedule II to the Depositor and the Trustee as of the Closing Date.

(a)  Due Organization and Authority. The Servicer is validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer. The Seller has the power and authority to execute and deliver this Pooling and Servicing Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Pooling and Servicing Agreement (including all instruments of transfer to be delivered pursuant to this Pooling and Servicing Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Pooling and Servicing Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Servicer, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite action has been taken by the Servicer to make this Pooling and Servicing Agreement valid and binding upon the Servicer in accordance with its terms;

(b)  No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Pooling and Servicing Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Servicer is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

(c)  Ordinary Course of Business. The consummation of the transactions contemplated by this Pooling and Servicing Agreement are in the ordinary course of business of the Servicer;

(d)  No Conflicts. Neither the execution and delivery of this Pooling and Servicing Agreement by the Servicer, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Pooling and Servicing Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer’s partnership agreement or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Trustee to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Trustee to realize the full amount of any insurance benefits accruing pursuant to this Pooling and Servicing Agreement;

(e)  No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to best of knowledge of the Servicer, threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may reasonably result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Pooling and Servicing Agreement;

(f)  Ability to Perform; Solvency. The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Pooling and Servicing Agreement. The Servicer is solvent;

(g)  Servicer’s Ability to Service. The Servicer is an approved seller/servicer for Fannie Mae and Freddie Mac in good standing and is a mortgagee approved by the Secretary of HUD. No event has occurred, including a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

(h)  Reasonable Servicing Fee. The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Pooling and Servicing Agreement; and

(i)  No Untrue Information. Neither this Pooling and Servicing Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Pooling and Servicing Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Pass-Through Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

SCHEDULE III

Morgan Stanley ABS Capital Inc.
Mortgage Pass-Through Certificates,
Series 2007-NC1

Representations and Warranties of the Responsible Party as to the Mortgage Loans

NC Capital Corporation hereby makes the representations and warranties set forth in this Schedule III as to the Mortgage Loans only to the Depositor, the Servicer and the Trustee, as of January 26, 2007 (the “Securitization Closing Date”) (unless otherwise expressly indicated). Capitalized terms used but not otherwise defined in this Schedule III shall have the meanings ascribed thereto in the Purchase Agreement.

(a)  Mortgage Loans as Described. NC Capital Corporation has delivered to the Sponsor, as of January 1, 2007, the Data Tape Information and that Data Tape Information and the information set forth on the Mortgage Loan Schedule (other than item (21) thereof, as to which NC Capital Corporation makes no representation or warranty) are true and correct, including, without limitation, the terms of the Prepayment Charges, if any, as of the Securitization Closing Date;

(b)  Payments Current. All payments required to be made up to January 1, 2007 for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor, except as otherwise disclosed to the Purchaser and set forth on an exhibit to the related Assignment and Conveyance Agreement, has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment was or shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)  No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

(d)  Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

(e)  No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)  Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customarily insured against in the jurisdiction where the related Mortgaged Property is located and acceptable to the Rating Agencies, as well as all additional requirements set forth in Section 2.10 of the Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect, as well as all additional requirements set forth in Section 2.10 of the Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(g)  Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory, abusive and fair lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser’s inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

(h)  No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(i)  Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less, provided, however, that any mobile home (double wide only) shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings and that no Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, a log home, a Manufactured Home or, except as described in Exhibit B to the related Assignment and Conveyance Agreement, a mobile home erected thereon or by a mixed-use property, a property in excess of 10 acres, or other unique property types. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation and warranty is a Deemed Material and Adverse Representation;

(j)  Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or a second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i)  with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

(ii)  the lien of current real property taxes and assessments not yet due and payable;

(iii)  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(iv)  other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

(k)  Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(l)  Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)  Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser’s designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

(n)  Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

(o)  LTV. No Mortgage Loan has an LTV greater than 100%;

(p)  Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i), (ii) and (iii) of Paragraph (j) of this Schedule VII, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(q)  No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

(r)  No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s)  Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(t)  Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage loans, the Lifetime Rate Cap and the Periodic Cap, are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

(u)  Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

(v)  Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Originator has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(w)  Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(x)  No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Paragraph (j) above;

(y)  Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z)  Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

(aa)  Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

(bb)  Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator’s Underwriting Guidelines;

(cc)  Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

(dd)  Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

(ee)  Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

(ff)  No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(gg)  Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or a second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(hh)  Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

(ii)  Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Originator with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Originator and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Originator executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

(jj)  Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

(kk)  Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(ll)  No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(mm)  Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Relief Act or any similar state statute;

(nn)  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller or the Originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(oo)  Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Originator has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Originator to maintain such statement in the Mortgage File;

(pp)  Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

(qq)  Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

(rr)  No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay;

(ss)  Escrow Analysis. With respect to each Mortgage, the Seller or the Originator has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

(tt)  Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

(uu)  No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

(vv)  [Reserved];

(ww)  No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

(xx)  Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney’s fees) arising from disclosure of credit information in connection with the Purchaser’s secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

(yy)  Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

(zz)  Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount not more than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

(aaa)  Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

(bbb)  [Reserved];

(ccc)  Qualified Mortgage. The Mortgage Loan is a “qualified mortgage,” within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

(ddd)  No Prior Offer. The Mortgage Loan has not previously been offered for sale to another entity that constitutes a broker dealer registered with the Commission under Section 15 of the Exchange Act;

(eee)  Fair Credit Reporting Act. The Seller has, in its capacity as servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

(fff)  Fannie Mae Guides Anti-Predatory Lending Eligibility. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides. This representation and warranty is a Deemed Material and Adverse Representation;

(ggg)  Mortgagor Selection. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt to income ratios for a lower cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor’s application to such Affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material and Adverse Representation;

(hhh)  Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the related Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor’s credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

(iii)  Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor, including but not limited to a rate or fee reduction, in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state, local or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment penalty in any instance when the mortgage debt is accelerated or paid off in connection with the workout of a delinquent Mortgage Loan or as a result of the Mortgagor’s default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

(jjj)  Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

(kkk)  [Reserved];

(lll)  Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

(mmm)  No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation;

(nnn)  Request for Notice; No Consent Required. With respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

(ooo)  No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation; and

(ppp)  Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor’s principal residence or second home at the time of the origination of such Second Lien Loan, as set forth on the related Mortgage Loan Schedule. This representation and warranty is a Deemed Material and Adverse Representation.

SCHEDULE IV

Morgan Stanley ABS Capital Inc.
Mortgage Pass-Through Certificates,
Series 2007-NC1

Representations and Warranties as to the Responsible Party

NC Capital Corporation hereby makes the representations and warranties set forth in this Schedule IV to the Depositor, the Servicer and the Trustee, as of the Closing Date:

(a)  Due Organization and Authority. The Responsible Party is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Responsible Party, and in any event the Responsible Party is in compliance with the laws of any such state to the extent necessary; the Responsible Party has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Responsible Party and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Responsible Party, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Responsible Party to make this Agreement and all agreements contemplated hereby valid and binding upon the Responsible Party in accordance with their terms;

(b)  No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Responsible Party’s charter or by-laws or any legal restriction or any agreement or instrument to which the Responsible Party is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Responsible Party or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument;

(c)  No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Responsible Party, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Responsible Party, or in any material impairment of the right or ability of the Responsible Party to carry on its business substantially as now conducted, or in any material liability on the part of the Responsible Party, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Responsible Party contemplated herein, or which would be likely to impair materially the ability of the Responsible Party to perform under the terms of this Agreement; and

(d)  No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including the U.S. Department of Housing and Urban Development (“HUD”), the Federal Housing Administration (“FHA”) or the U.S. Department of Veterans Affairs (“VA”) is required for the execution, delivery and performance by the Responsible Party of or compliance by the Responsible Party with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

SCHEDULE V

Morgan Stanley ABS Capital I Inc.
Mortgage Pass-Through Certificates
Series 2007-NC1

Representations and Warranties of Morgan Stanley ABS Capital I Inc. as to the Mortgage Loans

The Depositor hereby makes with respect the Mortgage Loans the following representations and warranties to the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined shall have the meaning ascribed thereto in the Agreement to which this Schedule is attached.

(a)  Immediately prior to the transfer of the Mortgage Loans by the Depositor to the Trust on the Closing Date, the Depositor had good title to the Mortgage Loans, free and clear of any liens, charges, claims or encumbrances whatsoever.

(b)  The original principal balance of each Group I Mortgage Loan was within Freddie Mac’s and Fannie Mae’s dollar amount limits for conforming one- to four-family mortgage loans and the original principal balance for each Group I Mortgage Loan which is a Second Lien Mortgage Loan was within one-half of Freddie Mac’s and Fannie Mae’s dollar amount limits for one-unit conforming one-to four-family mortgage loans for first lien mortgage loans, without regard to the number of units in the related Mortgaged Property.

(c)  With respect to each Group I Mortgage Loan which is a Second Lien Mortgage Loan (A) such lien is on a one-to four-family residence that is the principal residence of the related Mortgagor, and (B) the original principal balance of the related first lien mortgage loan plus the original principal balance of any subordinate lien mortgage loans relating to the same Mortgaged Property was within Freddie Mac’s and Fannie Mae’s dollar amount limits for first lien mortgage loans for that property type.

(d)  The Depositor (i) currently operates or actively participates in an on-going and active program or business (A) to originate mortgages, and/or (B) to make periodic purchases of mortgage loans from originators or other sellers, and/or (C) to issue and/or purchase securities or bonds supported by the mortgages, with a portion of the proceeds generated by such program or business being used to purchase or originate mortgages made to borrowers who are (x) low-income families (families with incomes of 80% or less of area median income) living in low-income areas (a census tract or block numbering area in which the median income does not exceed 80 percent of the area median income) and/or (y) very low-income families (families with incomes of 60% or less of area median income); and (ii) agrees that Freddie Mac for a period of two (2) years following the date of the Agreement may contact the Depositor to confirm that it continues to operate or actively participate in the mortgage program or business and to obtain other nonproprietary information about the Depositor’s activities that may assist Freddie Mac in completing its regulatory reporting requirements. The Depositor will make reasonable efforts to provide such information to Freddie Mac.

(e)  No Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Group I Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Guides and “points and fees” (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Group I Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Group I Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Group I Mortgage Loan.

SCHEDULE VI

Morgan Stanley ABS Capital I Inc.
Mortgage Pass Through Certificates,
Series 2007-NC1

Representations and Warranties of Saxon, as Servicer

Saxon hereby makes the representations and warranties set forth in this Schedule VI to the Depositor and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in the Agreement to which this Schedule VI is attached shall have the meaning ascribed thereto in the Agreement to which this Schedule VI is attached.

(a)  Saxon is duly organized as a corporation and is validly existing and in good standing under the laws of the state of Texas, and is licensed and qualified to transact any and all business contemplated by this Agreement to be conducted by Saxon in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Agreement;

(b)  Saxon has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of Saxon the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties to this Agreement, constitutes a legal, valid and binding obligation of Saxon, enforceable against Saxon in accordance with its terms; except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c)  The execution and delivery of this Agreement by Saxon, the servicing of the Mortgage Loans required to be serviced by Saxon hereunder, the consummation by Saxon of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Saxon and will not (A) result in a breach of any term or provision of the organizational documents of Saxon or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which Saxon is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to Saxon or its property of any court, regulatory body, administrative agency or governmental body having jurisdiction over Saxon; and Saxon is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which (w) materially and adversely affects or, to Saxon’s knowledge, would in the future materially and adversely affect, the ability of Saxon to perform its obligations under this Pooling and Servicing Agreement, (x) materially and adversely affects or, to Saxon’s knowledge, would in the future materially and adversely affect, the business, operations, financial condition, properties or assets of Saxon taken as a whole, (y) impair the ability of the Trust to realize on the Mortgage Loans, or (z) impair the value of the Mortgage Loans;

(d)  Saxon has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans;

(e)  Saxon does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(f)  No action, suit, proceeding or investigation is pending or threatened against Saxon, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Saxon, or in any material impairment of the right or ability of Saxon to carry on its business substantially as now conducted, or in any material liability on the part of Saxon, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Saxon contemplated herein, or which would be likely to impair materially the ability of Saxon to perform under the terms of this Agreement;

(g)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Saxon of, or compliance by Saxon with, this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation by Saxon of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

(h)  With respect to each Mortgage Loan serviced by Saxon hereunder, to the extent Saxon serviced such Mortgage Loan and to the extent Saxon provided monthly reports to the three credit repositories, Saxon has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND CERTAIN OTHER ASSETS.

EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) (A) IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF PROHIBITED TRANSACTION EXEMPTION 2002-41, AS AMENDED AND (B) FOR SO LONG AS THE SUPPLEMENTAL INTEREST TRUST IS IN EXISTENCE, THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23.

Certificate No:	[___]
Cut-off Date:	January 1, 2007
First Distribution Date:	February 26, 2007
Initial Certificate Balance of this Certificate (“Denomination”):	$[___]
Initial Certificate Balances of all Certificates of this Class:	$[___]
CUSIP:	[___]
ISIN:	[___]

MORGAN STANLEY ABS CAPITAL I INC.

Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates, Series 2007-NC1
[Class A-][Class M-][Class B-]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”) among Morgan Stanley ABS Capital I Inc., as depositor (the “Depositor”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”; together with Saxon, the “Servicers”), NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

* * *

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:
DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:

Authenticated:

By:
Authorized Signatory of DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates

This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day, immediately following (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

Each beneficial owner of the Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of the Certificate, or interest therein, that either (i) it is not a Plan or a trustee or other Person acting on behalf of a Plan or using “plan assets” of a Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”) or (ii)(A) the beneficial owner is an accredited investor within the meaning of Prohibited Transaction Exemption 2002-41, as amended from time to time (the “Exemption”) and (B) for so long as the Supplemental Interest Trust is in existence, the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts), 95-60 (for transactions by insurance company general accounts) or 96-23 (for transactions effected by “in-house asset managers”).

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 5% of the Cut-off Date Pool Principal Balance, the Servicers, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT B

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.:	P-1
Cut-off Date:	January 1, 2007
First Distribution Date:	February 26, 2007
Initial Certificate Balance of this Certificate (“Denomination”):	$100.00
Initial Certificate Balances of all Certificates of this Class:	$100.00

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates, Series 2007-NC1
Class P

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that _____________________, is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”) among Morgan Stanley ABS Capital I Inc., as depositor (the “Depositor”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”; together with Saxon, the “Servicers”), NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or is made in accordance with the Securities Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the Securities Act or is being made pursuant to the Securities Act, which Opinion of Counsel shall be an expense of the transferor.

No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law (“Similar Law”), or a person acting on behalf of or investing plan assets of any such plan.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

* * *

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:
DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee
By:

Authenticated:

By:
Authorized Signatory of DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates

This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 5% of the Cut-off Date Pool Principal Balance, the Servicers, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

DISTRIBUTION INSTRUCTIONS
The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT C

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN THREE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(c) OF THE AGREEMENT OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.	:	[R-1][R-X-1]
Cut-off Date	:	January 1, 2007
First Distribution Date	:	February 26, 2007
Percentage Interest of this Certificate (“Denomination”)	:	100%

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates, Series 2007-NC1
CLASS [R][R-X]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class [R][R-X] Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that ______________________ is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class [R][R-X] Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”) among Morgan Stanley ABS Capital I Inc., as depositor (the “Depositor”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”; together with Saxon, the “Servicers”), NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class [R][R-X] Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders.

No transfer of this Class [R][R-X] Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

Each Holder of this Class [R][R-X] Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class [R][R-X] Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class [R][R-X] Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class [R][R-X] Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class [R][R-X] Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class [R][R-X] Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class [R][R-X] Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class [R][R-X] Certificate, (C) not to cause income with respect to the Class [R][R-X] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class [R][R-X] Certificate or to cause the Transfer of the Ownership Interest in this Class [R][R-X] Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class [R][R-X] Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

* * *

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:
DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee
By:

Authenticated:

By:
Authorized Signatory of DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates

This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 5% of the Cut-off Date Pool Principal Balance, the Servicers, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

DISTRIBUTION INSTRUCTIONS
The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT D

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THIS CERTFICATE HAS BEEN THE SUBJECT OF AN ERISA-QUALIFYING UNDERWRITING AND THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE (A) ELIGIBLE FOR EXEMPTIVE RELIEF UNDER PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 95-60 PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST AND (B) COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 AFTER THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE DEPOSITOR OR THE SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THE AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.	:	X-1
Cut-off Date	:	January 1, 2007
First Distribution Date	:	February 26, 2007
Percentage Interest of this Certificate (“Denomination”)	:	100.00%

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates, Series 2007-NC1
Class X

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that ___________________________, is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”) among Morgan Stanley ABS Capital I Inc., as depositor (the “Depositor”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”; together with Saxon, the “Servicers”), NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Certificate Balance or Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or is made in accordance with the Securities Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the Securities Act or is being made pursuant to the Securities Act, which Opinion of Counsel shall be an expense of the transferor.

No transfer of a Certificate of this Class shall be made unless the Trustee shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable Federal, state or local law (“Similar Law”) or a person acting on behalf of or investing plan assets of any such plan, or (ii) if such Certificate has been the subject of an ERISA-Qualifying Underwriting and the transferee is an insurance company, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates are (A) eligible for exemptive relief under PTCE 95-60 prior to the termination of the Supplemental Interest Trust and (B) covered under Sections I and III of PTCE 95-60 after the termination of the Supplemental Interest Trust, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan’s or arrangement’s assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Servicer or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicer to any obligation in addition to those expressly undertaken in the Agreement or to any liability.

No transfer of a Certificate of this Class shall be made unless the proposed transferee of such Certificate provides to the Trustee the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)), as a condition to such transfer and agrees to update such forms (i) upon expiration of any such form, (ii) as required under then applicable U.S. Treasury regulations and (iii) promptly upon learning that any IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), has become obsolete or incorrect.

Upon receipt of any such tax certification form from a transferee of any Class X Certificate, the Trustee shall forward a copy of such tax certification form to the Supplemental Interest Trust Trustee who shall provide it to the Swap Provider. Each Holder of a Class X Certificate and each transferee thereof shall be deemed to have consented to the Supplemental Interest Trust Trustee forwarding to the Swap Provider any such tax certification form such Holder or transferee has provided and updated in accordance with these transfer restrictions. Any purported sales or transfers of any Class X Certificate to a transferee which does not comply with these requirements shall be deemed null and void.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

* * *

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:
DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee
By:

Authenticated:

By:
Authorized Signatory of DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

MORGAN STANLEY ABS CAPITAL I INC.
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates

This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 5% of the Cut-off Date Pool Principal Balance, the Servicers, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT E

FORM OF INITIAL CERTIFICATION OF TRUSTEE
[DATE]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036

Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065

NC Capital Corporation
18400 Von Karman, Suite 1000
Irvine, California 92612

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137

Re:          Pooling and Servicing Agreement, dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Countrywide Home Loans Servicing LP, as a servicer, Saxon Mortgage Services, Inc., as a servicer, NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee, relating to the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1

Ladies and Gentlemen:

In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

(i) the original Mortgage Note, endorsed as provided in the following form: “Pay to the order of ________, without recourse”; and

(ii) an executed assignment of the Mortgage (which may be included in a blanket assignment or assignments).

Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectibility, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Trustee has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee
By:
Name:
Title:

EXHIBIT F

FORM OF DOCUMENT CERTIFICATION
AND EXCEPTION REPORT OF TRUSTEE
[DATE]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036

Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065

NC Capital Corporation
18400 Von Karman, Suite 1000
Irvine, California 92612

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137

Re:          Pooling and Servicing Agreement, dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Countrywide Home Loans Servicing LP, as a servicer, Saxon Mortgage Services, Inc., as a servicer, NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee, relating to the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1

Ladies and Gentlemen:

In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

(i) The original Mortgage Note, endorsed in the form provided in Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

(ii) The original recorded Mortgage.

(iii) An executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Responsible Party has certified or the Trustee otherwise knows that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

(iv) The original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

(v) The original or duplicate original lender’s title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof certified by the title company.

Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2), (7) and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information accurately reflects information set forth in the Custodial File.

The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectibility, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Trustee has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee
By:
Name:
Title:

EXHIBIT G

RESIDUAL TRANSFER AFFIDAVIT

Morgan Stanley ABS Capital I Inc. Trust 2007-NC1,
Mortgage Pass-Through Certificates,
Series 2007-NC1

STATE OF_____________	)
	)	ss.:
COUNTY OF___________	)

The undersigned, being first duly sworn, deposes and says as follows:

1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class [R][R-X] Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement (the “Agreement”), relating to the above-referenced Series, by and among Morgan Stanley ABS Capital I Inc., as Depositor, Countrywide Home Loans Servicing LP, as a servicer, Saxon Mortgage Services, Inc., as a servicer, NC Capital Corporation, as Responsible Party, and Deutsche Bank National Trust Company, as Trustee (the “Trustee”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are Non-Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is a Non-Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

4. The Transferee has been advised of, and understands that a tax will be imposed on a “pass-through entity” holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is a Non-Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is a Non-Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit H to the Agreement (a “Transferor Certificate”) to the effect that, among other things, such Transferee has no actual knowledge that the Person to which the Transfer is to be made is a Non-Permitted Transferee.

7. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate. The Transferee has historically paid its debts as they have come due and intends to pay its debts as they come due in the future. The Transferee intends to pay all taxes due with respect to the Certificate as they become due.

8. The Transferee’s taxpayer identification number is __________.

9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

10. The Transferee is aware that the Certificate may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

11. The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

12. Check the applicable paragraph:

(i)	The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

(ii)	the present value of any consideration given to the Transferee to acquire such Certificate;

(iii)	the present value of the expected future distributions on such Certificate; and

(iv)	the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

(i) The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(ii) the Transferee is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

(iii) at the time of the transfer, and at the close of the Transferee’s two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iv) the Transferee will transfer the Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(v) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

(vi) None of the above.

5. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

* * *

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this      day of                , 20__.

Print Name of Transferee
By:
Name:
Title:

[Corporate Seal]

ATTEST:

[Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this      day of          , 20    .

NOTARY PUBLIC
My Commission expires the __ day of _________, 20__

EXHIBIT H

FORM OF TRANSFEROR CERTIFICATE

__________, 20__
Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036
Attention: [___]

Deutsche Bank National Trust Company,
as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705

Re:          Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
Mortgage Pass-Through Certificates, Series 2007-NC1, Class [     ]

Ladies and Gentlemen:

In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the “Act”), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and (c) to the extent we are disposing of a Residual Certificate, (i) we have no knowledge the Transferee is a Non-Permitted Transferee, (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee’s Residual Transfer Affidavit are false.

Very truly yours,

Print Name of Transferor

By:
Authorized Officer

EXHIBIT I

FORM OF RULE 144A LETTER

____________, 20__
Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036
Attention: [___]

Deutsche Bank National Trust Company,
as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705

Re:  Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1, Class [___]

Ladies and Gentlemen:

In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates, (c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or a plan subject to materially similar provisions of applicable federal, state or local law, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class X Certificate that has been the subject of an ERISA-Qualifying Underwriting, the purchaser is an insurance company that is purchasing this certificate with funds contained in an “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 (“PTCE 95-60”)) and that is eligible for exemptive relief under PTCE 95-60 prior to the termination of the Supplemental Interest Trust and the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 after the termination of the Supplemental Interest Trust, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

In connection with our purchase of the Certificates, we acknowledge and agree that (i) none of you nor any of your affiliates is acting as a fiduciary or financial or investment adviser for us; (ii) we are not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of any of you or your affiliates with respect to the Certificates; (iii) none of you nor any of your affiliates has given to us (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of our purchase of the Certificates; (iv) we have performed our own diligence to the extent we have deemed necessary and we have consulted with our own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent that we have deemed necessary, and we have made our own investment decisions based upon our own judgment and upon any advice from such advisers as we have deemed necessary and appropriate and not upon any view expressed by any of you or your affiliates with respect to the Certificates; (v) none of you nor any of your affiliates will be obligated to make payments on the Certificates in the event that the assets of the trust is insufficient to provide for such payments; (vi) you and your affiliates may have positions and may effect transactions in any of the Series 2007-NC1 securities; and (vii) we are familiar with the Certificates and have reviewed and understand the related pooling and servicing agreement, the prospectus supplement and prospectus relating to Series 2007-NC1 and the other material transaction documents related thereto.

ANNEX 1 TO EXHIBIT I

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]
The undersigned (the “Buyer”) hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

2. In connection with purchases by the Buyer, the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), because (i) the Buyer owned and/or invested on a discretionary basis $            1  in securities (except for the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

____
Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

____
Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____
Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____	Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

____
Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

____
State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

____	ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

____	Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

____
Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____	Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

3. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer’s direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer’s purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Print Name of Transferee

By:
Name:
Title:

Date:

________________________
1 Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

ANNEX 2 TO EXHIBIT I

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]
The undersigned (the “Buyer”) hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

1. In connection with purchases by Buyer, the Buyer is a “qualified institutional buyer” as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Buyer alone, or the Buyer’s Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer’s Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer’s Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

____
The Buyer owned $________in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____
The Buyer is part of a Family of Investment Companies which owned in the aggregate $________in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

2. The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

3. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer’s Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

4. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer’s own account.

5. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer’s purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Print Name of Transferee

By:
Name:
Title:

Date:

IF AN ADVISER:

Print Name of Buyer

EXHIBIT J

FORM OF REQUEST FOR RELEASE
(for Trustee)

To: [Trustee]

Re:

In connection with the administration of the Mortgage Loans held by you as the Trustee on behalf of the Certificateholders, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor’s Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Delivery Method (check one)

____1. Regular mail

____2. Overnight courier (Tracking information:                   )

       If neither box 1 nor 2 is checked, regular mail shall be assumed.

Reason for Requesting Documents (check one)

____1.  Mortgage Loan Paid in Full. (The Servicer hereby certifies that all amounts received in connection therewith have been credited to its Collection Account as provided in the Pooling and Servicing Agreement.)

____2.  Mortgage Loan Repurchase Pursuant to Subsection 2.03 of the Pooling and Servicing Agreement. (The Servicer hereby certifies that the repurchase price has been credited to Collection Account as provided in the Pooling and Servicing Agreement.)

____3.  Mortgage Loan Liquidated By _________________. (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to its Collection Account pursuant to the Pooling and Servicing Agreement.)

____4. Mortgage Loan in Foreclosure.

____5. Other (explain).

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested by us.

[SERVICER]

By:
Name:
Title:
Date:

[ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Name:
Title:
Date: ]

Name:
Title:
Date:                                                           ]

EXHIBIT K

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Sponsor and which shall be retained by the Servicer or delivered to and retained by the Trustee, as applicable:

(i) The original Mortgage Note bearing all intervening endorsements, showing a complete chain of endorsement from the originator to the last endorsee endorsed “Pay to the order of _________________ without recourse” and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised in writing by the Responsible Party that state law does not so allow.

(ii) The original of any guaranty executed in connection with the Mortgage Note.

(iii) The original Mortgage, with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If in connection with any Mortgage Loan, the Responsible Party cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Responsible Party shall deliver or cause to be delivered to the Trustee, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Responsible Party or evidence of certification on the face of such photocopy of such Mortgage or a certificate from an escrow company, a title company or closing attorney stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage.

(iv) The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or a certified true copy of such agreement submitted for recording.

(v) The original Assignment of Mortgage for each Mortgage Loan endorsed in blank.

(vi) Originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the applicable originator to the last endorsee with evidence of recording thereon or a certified true copy of such intervening assignments of mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Responsible Party shall deliver or cause to be delivered to the Trustee, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Responsible Party or evidence of certification on the face of such photocopy of such intervening assignment or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

(vii) The original mortgagee title insurance policy or attorney’s opinion of title and abstract of title.

(viii) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

(ix) Residential loan application.

(x) Mortgage Loan closing statement.

(xi) Verification of employment and income, if applicable.

(xii) Verification of acceptable evidence of source and amount of down payment.

(xiii) Credit report on Mortgagor.

(xiv) Residential appraisal report.

(xv) Photograph of the Mortgaged Property.

(xvi) Survey of the Mortgaged Property.

(xvii) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(xviii) All required disclosure statements.

(xix) If required in an appraisal, termite report, structural engineer’s report, water potability and septic certification.

(xx) Sales contract, if applicable.

Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

EXHIBIT L

FORM OF CERTIFICATION TO BE
PROVIDED WITH FORM 10-K

Re:
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (the “Trust”), Mortgage Pass-Through Certificates, Series 2007-NC1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Countrywide Home Loans Servicing LP, as a Servicer, Saxon Mortgage Services, Inc., as a servicer (each a “Servicer” and, collectively, the “Servicers”), Deutsche Bank National Trust Company, as trustee (the “Trustee”), and NC Capital Corporation, as responsible party

I, [identify the certifying individual], certify that:

(1)  I have reviewed this annual report on Form 10-K (“Annual Report”), and all reports on Form 10-D (collectively with this Annual Report, the “Reports”) required to be filed in respect of period covered by this Annual Report, of the Trust;

(2)  Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

(3)  Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this Annual Report is included in the Reports;

(4)  Based on my knowledge and the compliance statements required in this Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Servicers have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

(5)  All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria required to be included in this Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this Annual Report, except as otherwise disclosed in this Annual Report. Any material instances of non-compliance described in such reports have been disclosed in this Annual Report.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and the Servicers.

Date: __________________________

_______________________________ [Signature] [Title]

EXHIBIT M

FORM OF CERTIFICATION
TO BE PROVIDED BY THE TRUSTEE TO DEPOSITOR

Re:
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (the “Trust”), Mortgage Pass-Through Certificates, Series 2007-NC1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Countrywide Home Loans Servicing LP, as a servicer, Saxon Mortgage Services, Inc., as a servicer (each a “Servicer” and, collectively, the “Servicers”), Deutsche Bank National Trust Company, as trustee (the “Trustee”), and NC Capital Corporation, as responsible party

The Trustee hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)  I have reviewed the annual report on Form 10-K for the fiscal year [___] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2)  To my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, it being understood that the Trustee is not responsible for verifying the accuracy or completeness of information in the Reports (a) provided by Persons other than the Trustee or any Subcontractor utilized by the Trustee or (b) relating to Persons other than the Trustee or any Subcontractor utilized by the Trustee as to which a Responsible Officer of the Trustee does not have actual knowledge;

(3)  To my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicers under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports; and

(4)  The report on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee and each Subcontractor utilized by the Trustee and their related attestation reports on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

Date: _________________________

_______________________________ [Signature] [Title]

EXHIBIT N

FORM OF CERTIFICATION
TO BE PROVIDED BY SAXON TO DEPOSITOR

Re:
Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (the “Trust”), Mortgage Pass-Through Certificates, Series 2007-NC1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Countrywide Home Loans Servicing LP, as a servicer, Saxon Mortgage Services, Inc., as a servicer, Deutsche Bank National Trust Company, as trustee (the “Trustee”), and NC Capital Corporation, as responsible party

Saxon Mortgage Services, Inc. (the “Company”), certifies to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)  The Company has reviewed the servicer compliance statement of the Company and the compliance statements of each Subservicer, if any, engaged by the Company provided to the Depositor and the Trustee for the Trust’s fiscal year [___] in accordance with Item 1123 of Regulation AB (each a “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”) and reports on assessment of compliance with servicing criteria for asset-backed securities of the Company and of each Subservicer or Subcontractor, if any, engaged or utilized by the Company provided to the Depositor and the Trustee for the Trust’s fiscal year [___] in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (each a “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB related to each Servicing Assessment (each an “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered or caused to be delivered by the Company pursuant to the Agreement (collectively, the “Servicing Information”);

(2)  Based on the Company’s knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicing Information;

(3)  Based on the Company’s knowledge, the servicing information required to be provided to the Trustee by the Company pursuant to the Pooling and Servicing Agreement has been provided to the Trustee;

(4)  Based on the Company’s knowledge and the compliance review conducted in preparing Compliance Statement of the Company and, if applicable, reviewing each Compliance Statement of each Subservicer, if any, engaged by the Company, and except as disclosed in such Compliance Statement[(s)], the Company [(directly and through its Subservicers, if any)] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects.

(5)  Each Servicing Assessment of the Company and of each Subservicer or Subcontractor, if any, engaged or utilized by the Company and its related Attestation Report required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and the Trustee. Any material instances of non-compliance are described in any such Servicing Assessment or Attestation Report.

Date:__________________________
By:___________________________
Name:_________________________
Title:__________________________

EXHIBIT O

FORM OF SERVICER POWER OF ATTORNEY

When Recorded Mail To:

[Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065]

[Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137]

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank National Trust Company, a national banking association organized and existing under the laws of the United States and having its principal place of business at 1761 East St. Andrew Place, Santa Ana, California, 92705, as Trustee pursuant to that Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 Pooling and Servicing Agreement dated as of January 1, 2007 (the “Agreement”) by and among Morgan Stanley ABS Capital I Inc., as depositor (the “Depositor”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a Servicer (“Countrywide Servicing”), NC Capital Corporation, as responsible party (“NC Capital”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”), hereby constitutes and appoints [Countrywide Servicing][Saxon], by and through [Countrywide Servicing][Saxon]’s officers, the Trustee’s true and lawful Attorney-in-fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans serviced by [Countrywide Servicing][Saxon] pursuant to the Agreement solely for the purpose of performing such acts and executing such documents in the name of the Trustee necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the “Mortgages” and the “Deeds of Trust” respectively) and promissory notes secured thereby (the “Mortgage Notes”) for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which [Countrywide Servicing][Saxon] is acting as servicer.

This Appointment shall apply only to the following enumerated transactions and nothing herein or in the Agreement shall be construed to the contrary:

1.
The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

2.
The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

3.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4.	The completion of loan assumption agreements.

5.
The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6.	The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7.
The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

8.
With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure; and

f.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.e. above.

9.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

10.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

The undersigned gives said Attorney-in-fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-fact shall be effective as of January 26, 2007.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Nothing contained herein shall (i) limit in any manner any indemnification provided by [Countrywide Servicing][Saxon] to the Trustee under the Agreement, or (ii) be construed to grant [Countrywide Servicing][Saxon] the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank National Trust Company except as specifically provided for herein. If [Countrywide Servicing][Saxon] receives any notice of suit, litigation or proceeding in the name of Deutsche Bank National Trust Company, then [Countrywide Servicing][Saxon] shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to [Countrywide Servicing][Saxon] under the Agreement or to allow [Countrywide Servicing][Saxon] to take any action with respect to Mortgages, Deeds of Trust or Mortgage Notes not authorized by the Agreement.

[Countrywide Servicing][Saxon] hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by [Countrywide Servicing][Saxon] of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Deutsche Bank National Trust Company, as Trustee has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Deutsche Bank National Trust Company, as Trustee
By:______________________________________

Name::

Title

Acknowledged and Agreed [Countrywide Servicing][Saxon]

By:_____________________________
Name:
Title:

STATE OF CALIFORNIA

COUNTY OF ____________

On ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________________ of Deutsche Bank National Trust Company, as Trustee for Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

WITNESS my hand and official seal.

(SEAL)

Notary Public, State of California

EXHIBIT P

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Trustee, each Servicer, each Subservicer and each Subcontractor shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Trustee/Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Trustee/Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Servicer
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Servicer/Trustee
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Servicer
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Servicer/Trustee
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Servicer/Trustee
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer/Trustee
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Servicer/Trustee
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
Servicer/Trustee
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Servicer/Trustee
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Servicer/Trustee
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Servicer/Trustee
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer/Trustee
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Servicer/Trustee
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Trustee/Servicer
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Servicer
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Servicer
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Trustee

EXHIBIT Q

ADDITIONAL FORM 10-D DISCLOSURE

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Monthly Statement	Servicer/Trustee
Item 2: Legal Proceedings per Item 1117 of Regulation AB
(i) All parties to the Agreement (as to themselves), (ii) the Trustee and Servicer as to the issuing entity, (iii) the Depositor as to the sponsor, and each Originator (other than the Responsible Party) or any Regulation AB Item 1100(d)(1) party

Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Trustee
Item 5: Submission of Matters to a Vote of Security Holders	Depositor or the party to this Agreement submitting such matter to a vote of Certificateholders
Item 6: Significant Obligors of Pool Assets	N/A
Item 7: Significant Enhancement Provider Information	Depositor
Item 8: Other Information	Any party to the Agreement responsible for disclosure items on Form 8-K
Item 9: Exhibits	Trustee

EXHIBIT R

ADDITIONAL FORM 10-K DISCLOSURE

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party to the Agreement responsible for disclosure items on Form 8-K
Item 15: Exhibits, Financial Statement Schedules	Trustee Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB
(i) All parties to the Agreement (as to themselves), (ii) the Trustee and Servicer as to the Trust, (iii) the Depositor as to the sponsor and each Originator (other than the Responsible Party), or any 1100(d)(1) party

Additional Item: Disclosure per Item 1119 of Regulation AB	(i) All parties to the Agreement as to themselves, (ii) the Depositor as to the sponsor, or any derivative provider
Additional Item: Disclosure per Item 1112(b) of Regulation AB	N/A
Additional Item: Disclosure per Items 1114(b) and 1115(b) of Regulation AB	Depositor

EXHIBIT S

FORM 8-K DISCLOSURE INFORMATION

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement	The party to this Agreement entering into such material definitive agreement
Item 1.02- Termination of a Material Definitive Agreement	The party to this Agreement requesting termination of a material definitive agreement
Item 1.03- Bankruptcy or Receivership
(i) All parties to the Agreement (as to themselves), (ii) the Trustee and Servicer as to the Trust, (iii) the Depositor as to the sponsor and each Originator (other than the Responsible Party), or any 1100(d)(1) party

Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor/Trustee
Item 3.03- Material Modification to Rights of Security Holders	The party requesting such modification.
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	Depositor
Item 6.01- Informational and Computational Material	Depositor
Item 6.02- Change of Servicer or Trustee	Servicer, Trustee
Item 6.03- Change in Credit Enhancement or External Support	Depositor/Trustee
Item 6.04- Failure to Make a Required Distribution	Trustee
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01	Depositor
Item 9.01	Depositor

EXHIBIT T

INTEREST RATE SWAP AGREEMENT

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of January 26, 2007

MORGAN STANLEY CAPITAL SERVICES INC.	and
DEUTSCHE BANK NATIONAL TRUST COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

  Accordingly, the parties agree as follows: —

1.	Interpretation

(a)  Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)  Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)  Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)  General Conditions.

(i)  Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)  Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)  Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)  Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)  Netting. If on any date amounts would otherwise be payable:—

(i)  in the same currency; and

(ii)  in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)  Deduction or Withholding for Tax.

(i)  Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)  promptly notify the other party (“Y”) of such requirement;

(2)  pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)  promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)  if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)  the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)  the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)  Liability. If: —

(1)  X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)  X does not so deduct or withhold; and

(3)  a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)  Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect o-f the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a)  Basic Representations.

(i)  Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)  Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)  No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)  Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in lull force and effect and all conditions of any such consents have been complied with; and

(v)  Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)  Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)  Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)  Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)  Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)  Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)  Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)  any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)  any other documents specified in the Schedule or any Confirmation; and

(iii)  upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)  Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)  Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or an Credit Support Document to which it is a party.

(d)  Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)  Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	Events of Default and Termination Events

(a)  Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i)  Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)  Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)  Credit Support Default.

(1)  Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)  the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)  the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Credit Support Document;

(iv)  Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)  Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)  Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)  Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)  Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:—

(1)  the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)  the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)  Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i)  Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): —

(1)  to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)  to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)  Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)  Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)  Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)  Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)  Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.	Early Termination

(a)  Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)  Right to Terminate Following Termination Event.

(i)  Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)  Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)  Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)  Right to Terminate. If: —

(1)  a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)  an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)  Effect of Designation.

(i)  If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)  Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)  Calculations.

(i)  Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)  Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)  Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)  Events of Default. If the Early Termination Date results from an Event of Default: —

(1)  First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)  First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-Defaulting Party’s Loss in respect of this Agreement.

(3)  Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)  Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)  Termination Events. If the Early Termination Date results from a Termination Event: —

(1)  One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)  Two Affected Parties. If there are two Affected Parties: —

(A)  if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)  if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)  Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)  Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: —

(a)  a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)  a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.	Contractual Currency

(a)  Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)  Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)  Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)  Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.	Miscellaneous

(a)  Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)  Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)  Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)  Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)  Counterparts and Confirmations.

(i)  This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)  The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)  No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)  Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.	Offices; Multibranch Parties

(a)  If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)  Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)  If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	Notices

(a)  Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)  if in writing and delivered in person or by courier, on the date it is delivered;

(ii)  if sent by telex, on the date the recipient’s answerback is received;

(iii)  if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)  if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)  if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)  Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.	Governing Law and Jurisdiction

(a)  Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)  Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i)  submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)  waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)  Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)  Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

  “Applicable Rate” means:—

(a)  in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)  in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)  in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)  in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the ease of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except so as to avoid duplication, if Section 6(e)(i)(l) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with a respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such determination as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) its relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of: —

(a)  the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)  such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meanings specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either ease) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each ease together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

MORGAN STANLEY CAPITAL SERVICES INC.
DEUTSCHE BANK NATIONAL TRUST COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXECUTION COPY

SCHEDULE
TO THE
1992 ISDA MASTER AGREEMENT
dated as of January 26, 2007
between

MORGAN STANLEY CAPITAL SERVICES INC.
a Delaware corporation
(“Party A”)

and

DEUTSCHE BANK NATIONAL TRUST COMPANY
a national banking association, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust (the “Trust”) with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1
(“Party B”)

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v), None Specified
Section 5(a)(vi), None Specified
Section 5(a)(vii), None Specified
Section 5(b)(iv), None Specified

and in relation to Party B for the purpose of:

Section 5(a)(v), None Specified
Section 5(a)(vi), None Specified
Section 5(a)(vii), None Specified
Section 5(b)(iv), None Specified

(b)	Events of Default. Notwithstanding anything in this Agreement to the contrary, the following Events of Default shall apply to the specified party:

		Party A	Party B
(i)	Section 5(a)(i), Failure to Pay or Deliver	Applicable	Applicable
(ii)	Section 5(a)(ii), Breach of Agreement	Applicable	Not Applicable
(iii)	Section 5(a)(iii), Credit Support Default	Applicable	Applicable
(iv)	Section 5(a)(iv), Misrepresentation	Applicable	Not Applicable
(v)	Section 5(a)(v), Default Under Specified Transaction	Not Applicable	Not Applicable
(vi)	Section 5(a)(vi), Cross Default	Applicable	Not Applicable
(vii)	Section 5(a)(vii), Bankruptcy	Applicable	Applicable
(viii)	Section 5(a)(viii), Merger Without Assumption	Applicable	Applicable

provided, however, that with respect to:

(i)
Section 5(a)(iii)(1) (Credit Support Default), as it applies to Party B only, shall be deleted in its entirety and replaced with the following: “Failure by Party B to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with Paragraph 3(b) of the Credit Support Annex if such failure is continuing after any applicable grace period has elapsed.”

(ii)
Section 5(a)(vi) (Cross Default), “Threshold Amount” means, with respect to Party A, 3% of its Credit Support Provider’s (or the applicable Relevant Entity’s) shareholder’s equity (as detailed in its Credit Support Provider’s or the Relevant Entity’s most recent financial statements).

(iii)
Section 5(a)(vii) (Bankruptcy), (i) clause (2) and (9) shall not be applicable to Party B; (ii) clause (4) shall not be applicable to Party B if the proceeding or petition is instituted or presented by Party A or any of its Affiliates and is in breach of Party A’s agreement set forth in Part 5(j) of this Schedule; (iii) the appointment of a trustee or other secured party by Party B or the Certificateholders for the purpose of holding all or a substantial portion of the assets of Party B for the benefit of the Certificateholders or Party A does not qualify as the appointment of a trustee, custodian or similar official under clause (6); (iv) a security interest granted by Party B to a trustee, collateral agent, custodian or other secured party, as applicable (the "Secured Party"), pursuant to an indenture, trust agreement, pooling and servicing agreement or other customary securitization transaction document (the "Security Agreement"), in property of Party B (the "Securitization Collateral") supporting a rated securitization transaction (the "Securitization"), and the rights of the Secured Party in and to the Securitization Collateral for the benefit of the investors in the Securitization and/or Party A, is not intended to constitute and shall not be treated as a secured party taking possession of the assets of Party B for purposes of clause (7); (v) the words “seeks or” shall be deleted from clause (6); and (vi) clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses of Section 5(a)(vii) that are not applicable to Party B as a result of the modifications set forth herein. Notwithstanding the foregoing, for the avoidance of doubt, the deletion of clause (9) is not intended to render clauses (1) through (8) inapplicable on the basis that Party B did not actively contest or oppose any of the acts referred to in such clauses or, in the case of clause (4), if a proceeding or petition referred to therein is instituted or presented against Party B, on the basis that Party B consented to or acquiesced in a judgment of bankruptcy or insolvency or the entry of an order for relief or the making of an order for its winding up or liquidation as a result of such proceeding or petition.

(c)	Termination Events. Notwithstanding anything in this Agreement to the contrary, the following Termination Events shall apply to the specified party:

		Party A	Party B
(i)	Section 5(b)(i), Illegality	Applicable	Applicable
(ii)	Section 5(b)(ii), Tax Event	Applicable	Applicable
(iii)	Section 5(b)(iii), Tax Event Upon Merger	Applicable	Applicable
(iv)	Section 5(b)(iv), Credit Event Upon Merger	Not Applicable	Not Applicable
(v)	Section 5(b)(v), Additional Termination Event	Applicable (as set forth in Part 1(g) below)	Applicable (as set forth in Part 1(g) below)

provided, however, that with respect to Section 5(b)(iii), Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event Upon Merger in respect of which it is the Affected Party.

(d)	The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(e)
The “Transfer to Avoid Termination Event” provisions of 6(b)(ii) will apply, provided that the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” shall be deleted.

(f)	Payments on Early Termination.

(i)	For the purpose of Section 6(e), “Market Quotation” and “Second Method” will apply.

(ii)
Where an Early Termination Date is designated as a result of an Event of Default with respect to which Party A is the Defaulting Party or a Termination Event under Section 5(b)(iii), Section 5(b)(iv) or Section 5(b)(v) with respect to which Party A is the sole Affected Party, paragraphs (1) through (8) below shall apply:

(1)	The definition of “Market Quotation” shall be deleted in its entirety and replaced with the following:

“‘Market Quotation’ means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount, if any, that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and an Eligible Replacement to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions). Party A and Party B will request each Eligible Replacement to provide a Firm Offer to the extent reasonably practicable as of the same day and time (without regard to different time zones). If no Firm Offers are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

(2)	The definition of “Settlement Amount” shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B in accordance with clauses (a) and (b) below; provided, however, if Party B fails to make such determination promptly, Party A shall have the right to make such determination) equal to:

(a) the Termination Currency Equivalent of the amount (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined. If more than one Market Quotation is capable of becoming legally binding upon acceptance, Party B shall accept the Market Quotation that constitutes (1) the highest Market Quotation in the case of a payment by an Eligible Replacement to Party B or (2) the lowest Market Quotation in the case of a payment by Party B to an Eligible Replacement; provided, however, if Party B fails to make such determination promptly, Party A shall have the right to make such determination. If only one Market Quotation is provided, Party B shall accept the single Market Quotation. Party B shall be obligated to accept the Market Quotation immediately upon determination so as to become legally binding; or

(b) Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined.

(3)
For the purpose of paragraph (4) of the definition of Market Quotation, Party B shall make reasonable efforts to determine, acting in a commercially reasonable manner, whether a Firm Offer is made in respect of a Replacement Transaction with terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions); provided, however, if Party B fails to make such determination promptly, Party A shall have the right to make such determination.

(4)
Party B undertakes to use its reasonable efforts to obtain at least one Market Quotation on or before the later of (a) the Early Termination Date or (b) 10 Business Days following the designation of the Early Termination Date (the “Latest Settlement Amount Determination Day”).

(5)
Party B will be deemed to have discharged its obligations under (4) above if it requests Party A to obtain Market Quotations, where such request is made in writing within two Business Days after the day on which the Early Termination Date is designated.

(6)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

(7)	Party A shall have the right to obtain Market Quotations, without prior request by Party B, before the Latest Settlement Amount Determination Day.

(8)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) of this Agreement shall be deleted in its entirety and replaced with the following:

“Second Method and Market Quotation. If Second Method and Market Quotation apply, (1) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B, provided that, (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) due to a failure by Party A to make, when due, any payment under this Agreement, shall not be netted against any amount payable by Party B under (1).”

(g)	“Termination Currency” means U.S. Dollars.

(h)	Additional Termination Event.

(A)	The following Additional Termination Event will apply to Party A, with Party A as the sole Affected Party and all Transaction as Affected Transactions.

(i)	Party A fails to comply with the Rating Agency Downgrade provisions as set forth in Part 5(f) below; or

(ii)	A Firm Offer is accepted by Party B pursuant to Part 5(f)(ii)(2)(B) following a Moody’s Second Tier Downgrade Event.

(B)	The following Additional Termination Events will apply to Party B, with Party B as the sole Affected Party and all Transaction as Affected Transactions.

(i)
Upon any amendment, supplement, modification or waiver of any provision of the PSA (as defined below) without the consent of Party A that materially and adversely affects the rights or interests of Party A.

(ii)	The Servicer exercises its option to purchase the Mortgage Loans pursuant to Section 9.01 of the PSA.

(iii)
Upon the irrevocable direction to dissolve or otherwise terminate the Trust following which all assets of the Trust will be liquidated and the proceeds of such liquidation distributed to the Certificateholders.

Part 2.	Tax Representations.

Party A and Party B Payer Tax Representations.

(i) For the purpose of Section 3(e), each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii) For the purposes of Section 3(f), Party A makes the following representation:

Party A is a U.S. corporation organized under the laws of Delaware.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii), each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	A correct, complete and duly executed IRS Form W-9.
(i) Upon entering into this Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such Form previously provided by Party A has become obsolete or incorrect.

Party B
(i) A correct, complete and duly executed IRS Form W-9 (or any successor thereto) that eliminates U.S. federal withholding and backup withholding tax on payments under this Agreement, (ii) if requested by Party A, a correct, complete and duly executed Form W-8IMY, and (iii) a complete and executed IRS Form W-9, W-8BEN, W-8ECI, or W-8IMY (with attachments) (as appropriate) from each Certificateholder that is not an “exempt recipient” as that term is defined in Treasury regulations section 1.6049-4(c)(ii), that eliminates U.S. federal withholding and backup withholding tax on payments under this Agreement.

In each case (a) upon entering into this Agreement, provided however, with respect to (i), the Trustee shall apply for the employer identification number of the Trust promptly upon entering into this Agreement and deliver the related correct, complete and duly executed IRS Form W-9 promptly upon receipt, and in any event, no later than the first Payment Date of this Transaction; (b) in the case of a W-8ECI, W-8IMY, and W-8BEN that does not include a U.S. taxpayer identification number in line 6, before December 31 of each third succeeding calendar year, (c) promptly upon reasonable demand by Party A, and (d) promptly upon actual knowledge that any such Form previously provided by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Either (1) a signature booklet containing secretary’s certificate and resolutions (“authorizing resolutions”) authorizing the party to enter into derivatives transactions of the type contemplated by the parties or (2) a secretary’s certificate, authorizing resolutions and incumbency certificate, in either case, for such party and any Credit Support Provider of such party reasonably satisfactory in form and substance to the other party.
		The earlier of the fifth Business Day after the Trade Date of the first Transaction or upon execution of this Agreement and as deemed necessary for any further documentation.	Yes

Party B
An executed copy of the Pooling and Servicing Agreement (“PSA”), dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Deutsche Bank National Trust Company, as Trustee, Saxon Mortgage Services, Inc., as Servicer, Countrywide Home Loans Servicing LP, as Servicer, and NC Capital Corporation, as Responsible Party.
		Upon execution of this Agreement.	Yes

Party A and Party B	A duly executed copy of the Credit Support Document specified in Part 4 of this Schedule.	As soon as practicable after the execution of this Agreement.	No

Party A and Party B	An opinion of counsel reasonably satisfactory in form and substance to the other party.	As soon as practicable after the execution of this Agreement.	No

Part 4.	Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a):-

(i)	Address for notices or communications to Party A:-

MORGAN STANLEY CAPITAL SERVICES INC.
Transaction Management Group
1585 Broadway
New York, New York 10036-8293
Attention:         CHIEF LEGAL OFFICER
Fax No:  001 212 507 4622

(ii)	Address for notices or communications to Party B:

DEUTSCHE BANK NATIONAL TRUST COMPANY
1761 East St. Andrew Place
Santa Ana, California 92705-4934
Attention: Trust Administration - MS07C1
Facsimile No.:        714 656 2626
Telephone No.:     714 247 6000

(b)
Notices. Section 12(a) is amended by adding in the third line thereof after the phrase “messaging system” and before the “)” the words, “; provided, however, any such notice or other communication may be given by facsimile transmission if telex is unavailable, no telex number is supplied to the party providing notice, or if answer back confirmation is not received from the party to whom the telex is sent.”

(c)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not Applicable.

Party B appoints as its Process Agent: Not Applicable.

(d)	Offices. The provisions of Section 10(a) will not apply to Party A and to Party B.

(e)	Multibranch Party. For the purpose of Section 10(c):

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(f)	“Calculation Agent” means Party A.

(g)
“Credit Support Document” means (a) with respect to Party A, (1) the Credit Support Annex between Party A and Party B dated as of the date hereof (the “Credit Support Annex”) and (2) the guarantee of Morgan Stanley and (b) with respect to Party B, the Credit Support Annex.

(h)	Credit Support Provider means in relation to Party A: Morgan Stanley, a Delaware corporation.

Credit Support Provider means in relation to Party B: None

(i)
Governing Law; Jurisdiction. This Agreement, each Credit Support Document and each Confirmation will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402. Section 13(b) is amended by: (1) deleting “non-” from the second line of clause (i); and (2) deleting the final paragraph.

(j)
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.

(k)	Netting of Payments. Clause (ii) of Section 2(c) will apply to any amounts payable with respect to Transactions from the date of this Agreement.

(l)
“Affiliate”. Party A and Party B shall be deemed not to have any Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii). For the avoidance of doubt, with respect to Party A, such definition shall be understood to exclude Morgan Stanley Derivative Products Inc.

(m)	Additional Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings given thereto in the PSA.

Part 5.	Other Provisions

(a)	Additional Representations.

(i)	The introductory clause of Section 3 of this Agreement is hereby amended to read in its entirety as follows:

“Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f) and Section 3(g)(4), at all times until the termination of this Agreement) that:—”

(ii)	Section 3 of this Agreement is hereby amended by adding at the end thereof the following subsection (g):

“(g) Relationship Between Parties.

(1) Nonreliance. It is not relying on any statement or representation of the other party regarding a Transaction (whether written or oral), other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction.

(2) Evaluation and Understanding.

(i) Non-Reliance. In the case of Party A, it is acting for its own account, and in the case of Party B, the Trustee is acting on behalf of the Trust. It has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and, with respect to Party B, as directed under the PSA. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(3) Purpose. It is an “eligible swap participant” as such term is defined in Section 35.1(b)(2) of the regulations (17 C.F.R 35) promulgated under, and an “eligible contract participant” as defined in Section 1a(12) of, the Commodity Exchange Act, as amended, and it is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4) ERISA Representation.

(i) Party A represents and warrants at all times hereunder that it is not a pension plan or employee benefit plan and that it is not using assets of any such plan or assets deemed to be assets of such a plan in connection with any Transaction under this Agreement, and

(ii) Party B represents and warrants at all times hereunder that (x) it is not a pension plan or employee benefit plan, and (y) (1) that it is not acting on behalf of any such plan or using assets of any such plan or assets deemed to be assets of any such plan in connection with any Transaction under this Agreement or (2) any pension plan or employee benefits plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any person who is acting on behalf of such a plan or using assets of such plan or assets deemed to be “plan assets” of such plan pursuant to U.S. Department of Labor regulation section 2510.3-101, who purchases a certificate issued by the Trust while the Trust is in existence (i) shall represent or shall be deemed to represent that the purchase and holding of such certificate is in reliance on at least one of the Prohibited Transaction Class Exemptions of 84-14, 90-1, 91-38, 95-60 or 96-23 or (ii) shall provide an opinion of counsel which states that such purchase and holding is permissible under applicable law and will not result in a prohibited transaction under ERISA or Section 4975 of the Code.”

(b)
Set-off. Subject to Section 2(c), Paragraphs 8(a) and 8(b) of the Credit Support Annex and Part 1(f)(ii)(8) hereof, notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold, suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) is hereby amended by the deletion of the following sentence at the end of the first paragraph thereof: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(c)	Confirmations. Party A will deliver to Party B a Confirmation relating to each Transaction.

(d)
Form of Agreement. The parties hereby agree that the text of the body of this Agreement is intended to be the printed form of 1992 ISDA Master Agreement (Multicurrency—Cross Border) as published and copyrighted by the International Swaps and Derivatives Association, Inc.

(e)	Transfer, Termination, Amendment and Assignment.

(i)	This Agreement may not be amended unless prior written notice is given to Moody’s and Rating Agency Confirmation from S&P is obtained.

(ii)
Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated by Party B (other than an Early Termination Date designated under Part 5(f)(ii)(3)) unless Moody’s has been given prior written notice of such designation.

(iii)
Party B may, with the prior written consent of Party A and subject prior written notice to Moody’s and Rating Agency Confirmation from S&P, assign, novate or transfer its rights and obligations under the Agreement to a third party. Notwithstanding Section 7 of this Agreement, Party A may, at its own discretion and at its own expense, subject to giving reasonable notice of transfer to Moody’s and subject to Rating Agency Confirmation with respect to S&P, assign, novate or transfer its rights and obligations under this Agreement (including any Transactions hereunder) to any third party including, without limitation, another of Party A’s offices, branches or affiliates (the “Transferee”), provided that:

(1) such third party agrees to be bound by, inter alia, the payment, transfer and collateral terms of this Agreement (including any Transactions hereunder) and substantially all other terms as the party which it replaces;

(2) such third party is an Eligible Replacement;

(3) a Termination Event or an Event of Default does not occur under this Agreement as a result of such transfer;

(4) if the Transferee is domiciled in a different jurisdiction from both Party A and Party B, the rating of the Certificates assigned by S&P are not adversely affected;

(5) as of the date of the transfer the Transferee will not, as a result of such transfer, be required to withhold or deduct on account of tax under this Agreement; and

(6) as of the date of such transfer, neither the Transferee nor Party B will be required to withhold or deduct any increased amount on account of any Taxes under this Agreement as a result of such transfer, unless, as of the date of such transfer, (x) Party B is entitled to additional amounts under Section 2(d)(i)(4) on account of any such Taxes required to be deducted or withheld by the Transferee and (y) Party B is not required to pay Transferee additional amounts under Section 2(d)(i)(4) on account of any such Taxes required to be deducted or withheld by Party B.

Following such transfer, all references herein to Party A shall be deemed to be  references to the Transferee.

(f)	Rating Agency Downgrade.

(i)
Moody’s First Tier Downgrade. In the event the Relevant Entity is downgraded below the Moody’s First Tier Required Swap Counterparty Ratings (a “Moody’s First Tier Downgrade Event”) then, within 30 Business Days after the occurrence of such Moody’s First Tier Downgrade Event, Party A shall, at its option and at its own expense, either:

(A)
cause an Eligible Replacement to replace Party A as party to this Agreement; provided that if such Eligible Replacement or its Credit Support Provider, as applicable, is rated below the Moody’s First Tier Required Swap Counterparty Rating, such Eligible Replacement shall immediately Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex;

(B)	obtain an Eligible Guarantee in respect of Party A’s obligations under this Agreement that is provided by an entity with the Moody’s First Tier Required Swap Counterparty Rating; or

(C)	Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex.

(ii)
Moody’s Second Tier Downgrade. (1) In the event that no Relevant Entity has the Moody’s Second Tier Required Swap Counterparty Rating (a “Moody’s Second Tier Downgrade Event”) then, Party A shall, at its option and at its own expense, use commercially reasonable efforts to as soon as reasonably practicable either:

(A)	cause an Eligible Replacement to replace Party A as party to this Agreement; or

(B)	obtain an Eligible Guarantee in respect of Party A’s obligations under this Agreement that is provided by an entity with the Moody’s Second Tier Required Swap Counterparty Rating.

(2) If no Eligible Replacement or Eligible Guarantee has been effected in accordance with Part 5(f)(ii)(1)(A) or (B) above within 30 Business Days of such Moody’s Second Tier Downgrade Event then:

(A)
Party A shall Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex until such replacement or Eligible Guarantee takes effect or, if sooner, no Moody’s Second Tier Downgrade Event is occurring; and

(B)
without prejudice to Party A’s right to continue to seek an Eligible Replacement or an Eligible Guarantee pursuant to Part 5(f)(ii)(1)(A) and (B), Party B shall also have the right (but not the obligation) on any Business Day thereafter to obtain Firm Offers (such day a “Firm Offer Solicitation Date”) by giving Party A written notice of its intention to seek Firm Offers no later than 12:00 p.m., New York time, on the Business Day prior to the Firm Offer Solicitation Date. Such notice shall indicate the day and time as of which each Eligible Replacement will be requested to provide its Firm Offer; provided that Eligible Replacements shall not provide Firm Offers prior to 12:00 p.m. New York time, on the Firm Offer Solicitation Date. Party B shall undertake to use reasonable efforts to seek at least 5 Firm Offers and Party B shall request each entity providing a Firm Offer to do so to the extent reasonably practicable as of the same day and time (without regard to different time zones). If more than one Firm Offer remains capable of becoming legally binding upon acceptance, Party B shall accept the Firm Offer that constitutes (1) the highest Firm Offer in the case of a payment by an Eligible Replacement to Party B or (2) the lowest Firm Offer in the case of a payment by Party B to an Eligible Replacement; provided, however, if Party B fails to make such determination promptly, Party A shall have the right to make such determination. If only one Firm Offer is provided, Party B shall accept the single Firm Offer. Party B shall be obligated to accept the Firm Offer upon determination; provided however, prior to accepting such Firm Offer, Party B shall (1) on a day that is a Business Day, provide Party A with at least 24 hours prior written notice of its intent to accept such Firm Offer (which acceptance, in all cases, shall be on a Business Day) and (2) confirm that Party A has not identified an Eligible Replacement. If at anytime prior to Party B’s acceptance of a Firm Offer, Party A has identified an Eligible Replacement then, in its sole discretion, Party A may transfer its rights and obligations under this Agreement to such Eligible Replacement and an Early Termination Date will not occur. If a Firm Offer is accepted by Party B, then, notwithstanding Section 6 of the ISDA Master Agreement, an Early Termination Date in respect of all outstanding Transactions will occur immediately upon such acceptance by Party B and the Settlement Amount will equal the Firm Offer so accepted by Party B.

(3) Notwithstanding Part 5(f)(ii)(1) and (2) above, an Additional Termination Event under this Part 5(f)(ii) shall only occur with Party A as the sole Affected Party if:

(A)	a Moody’s Second Tier Downgrade Event has occurred and has been continuing for 30 or more Business Days; and

(B)	at least one Eligible Replacement has made a Firm Offer in accordance with Part 5(f)(ii)(2)(B) above which remains capable of becoming legally binding upon acceptance by the offeree.

(iii)
S&P First Tier Downgrade. In the event the Relevant Entity is downgraded below the S&P First Tier Required Swap Counterparty Rating (an “S&P First Tier Downgrade Event”) then, within 30 calendar days after the occurrence of such S&P First Tier Downgrade Event, Party A shall, subject to Rating Agency Confirmation, at its option and at its own expense, either:

(A)
cause an Eligible Replacement to replace Party A as party to this Agreement; provided that if such Eligible Replacement or its Credit Support Provider, as applicable, is rated below the S&P First Tier Required Swap Counterparty Rating, such Eligible Replacement shall immediately Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex;

(B)	obtain an Eligible Guarantee in respect of Party A’s obligations under this Agreement that is provided by an entity with the S&P First Tier Required Swap Counterparty Rating;

(C)	transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex; or

(D)	take other steps, if any, to enable Party B to remedy a downgrade by S&P below the S&P First Tier Required Swap Counterparty Rating.

(iv)
S&P Second Tier Downgrade. (1) In the event that no Relevant Entity has the S&P Second Tier Required Swap Counterparty Rating (an “S&P Second Tier Downgrade Event”) then, within 10 calendar days after such S&P Second Tier Downgrade Event, Party A shall, subject to Rating Agency Confirmation, at its option and at its own expense, use commercially reasonable efforts to as soon as reasonably practicable either:

(A)
cause an Eligible Replacement to replace Party A as party to this Agreement; provided that if such Eligible Replacement or its Credit Support Provider, as applicable, is rated below the S&P First Tier Required Swap Counterparty Rating, such Eligible Replacement shall immediately Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex; or

(B)	obtain an Eligible Guarantee in respect of Party A’s obligations under this Agreement that is provided by an entity with the S&P First Tier Required Swap Counterparty Rating.

(2) Pending compliance with Part 5(f)(iv)(1)(A) or (B) Party A shall Transfer Eligible Credit Support to Party B pursuant to the Credit Support Annex immediately upon the occurrence of an S&P Second Tier Downgrade Event.

(v)
Failure to act in accordance with this Part 5(f), including any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex, shall constitute an Additional Termination Event with Party A as the sole Affected Party; provided that, failure by Party A to Transfer Eligible Credit Support to Party B in accordance with Part 5(f)(ii)(2) above shall constitute an Event of Default under Section 5(a)(iii)(“Credit Support Default”) if such failure is not remedied on or before the third Business Day after notice of such failure is given to Party A.

(vi)
For purposes of this Part 5(f), but subject to Part 5(f)(ii)(3), Party A shall be responsible for (1) posting collateral in accordance with such Credit Support Annex at its own cost; and (2) any cost incurred by it in complying with its obligations.

(g)	Rating Agency Downgrade Definitions.

(i)	For purposes of this Agreement,

“Eligible Guarantee” means an unconditional and irrevocable guarantee, letter of credit or other arrangement that is provided by a party as principal obligor rather than surety and is directly enforceable by Party B.

“Eligible Replacement” means an entity (1) with the Moody’s First Tier Required Swap Counterparty Ratings and/or the Moody’s Second Tier Required Swap Counterparty Ratings or whose present and future obligations owing to Party B are supported pursuant to an Eligible Guarantee provided by a party with the Moody’s First Tier Required Swap Counterparty Ratings and/or the Moody’s Second Tier Required Swap Counterparty Ratings, and (2) with the S&P First Tier Required Swap Counterparty Ratings and/or the S&P Second Tier Required Swap Counterparty Ratings or whose present and future obligations owing to Party B are supported pursuant to an Eligible Guarantee provided by a party with the S&P First Tier Required Swap Counterparty Ratings and/or the S&P Second Tier Required Swap Counterparty Ratings; provided that no entity shall be an Eligible Replacement unless (A) a legal opinion confirms that none of such Eligible Replacement’s payments to Party B under this Agreement will be subject to deduction or withholding for or on account of any Tax or (B) notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by such Eligible Replacement shall be Indemnifiable Taxes unless such Taxes (x) are assessed directly against Party B and not by deduction or withholding by such Eligible Replacement or (y) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14).

“Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

“Moody’s” means Moody’s Investor Services, Inc. and any successor to its rating business.

“Moody’s First Tier Required Swap Counterparty Rating” means (i) if such counterparty or entity has only Long-Term Rating by Moody’s, a Long-Term Rating of at least “A1” by Moody’s or (ii) if such counterparty or entity has both a Long-Term Rating and a Short-Term Rating by Moody’s, a Long-Term Rating of at least “A2” by Moody’s and a Short-Term Rating of at least “P-1” by Moody’s.

“Moody’s Second Tier Required Swap Counterparty Rating” means (i) if such counterparty or entity has only a Long-Term Rating by Moody’s, a Long-Term Rating of at least “A3” by Moody’s or (ii) if such counterparty or entity has both a Long-Term Rating and a Short-Term Rating by Moody’s, a Long-Term Rating of at least “A3” by Moody’s and a Short-Term Rating of at least “P-2” by Moody’s.

“Rating Agencies” means Moody’s and S&P.

“Rating Agency Confirmation” means, with respect to any particular proposed act or omission to act hereunder, that the party acting or failing to act must consult with S&P and receive from S&P a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then current rating of the Certificates; provided that S&P is then providing a rating of the Certificates.

“Relevant Entity” means Party A, Party A’s Credit Support Provider and any principal obligor under an Eligible Guarantee in respect of Party A’s obligations under this Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor to its rating business.

“S&P First Tier Required Swap Counterparty Rating” means (i) a Short-Term Rating of at least “A-1” by S&P or (ii) if such counterparty or entity does not have a Short-Term Rating by S&P, a Long-Term Rating of at least “A+” by S&P.

“S&P Second Tier Required Swap Counterparty Rating” means a Short-Term Rating of at least “A-3” by S&P and a Long-Term Rating of at least “BBB-” by S&P.

(h)
Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that nothing in this provision shall adversely affect the rights of each party under this Agreement; and provided further that this severability provision shall not be applicable if any provision of Section 1, 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or connection with any such Section) shall be so held to be invalid or unenforceable. The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(i)
Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading and marketing personnel of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

(j)
Proceedings. Party A shall not institute against or cause any other person to institute against, or join any other person in instituting against, the Trust or Deutsche Bank National Trust Company, not individually, but solely as Trustee, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law for a period of one year and one day (or, if longer, the applicable preference period) following payment in full of the Certificates; provided, however, that this shall not restrict or prohibit Party A from joining in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other analogous proceedings under applicable laws.

(k)
Regulation AB. Upon request by the Depositor, Party A may, at its option, but is not required to, (A) (a) provide the financial information required by Item 1115(b)(1) or (b)(2) of Regulation AB (as specified by the Depositor to Party A) with respect to Party A (or any guarantor of Party A if providing the financial data of a guarantor is permitted under Regulation AB) and any affiliated entities providing derivative instruments to Party B (the “Company Financial Information”), in a form appropriate for use in the Exchange Act Reports and in an EDGAR-compatible form; (b) if applicable, cause its accountants to issue their consent to filing or incorporation by reference of such financial statements in the Exchange Act Reports of Party B and (c) within 5 Business Days of the release of any updated financial information, provide current Company Financial Information as required under Item 1115(b) of Regulation AB to the Depositor in an EDGAR-compatible form and, if applicable, cause its accountants to issue their consent to filing or incorporation by reference of such financial statements in the Exchange Act Reports of Party B or (B) assign this Agreement at its own cost to another entity that has agreed to take the actions described in clause (A) of this sentence with respect to itself (and which has the Required Swap Counterparty Rating and the assignment to which would satisfy the Rating Agency Condition). For the avoidance of doubt, Party A is not required to take any action pursuant to this paragraph and the failure of Party A to take any such action will not constitute an Event of Default under this Agreement.

As used in this Agreement the following words shall have the following meanings:

“Commission” shall mean the Securities and Exchange Commission.

“Depositor” shall mean Morgan Stanley ABS Capital I Inc.

“EDGAR” shall mean the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder

“Exchange Act Reports” shall mean all Distribution Reports on Form 10-D, Current Reports on Form 8-K and Annual Reports on Form 10-K that are to be filed with respect to Party B pursuant to the Exchange Act.

“Regulation AB” shall mean the Asset Backed Securities Regulation AB, 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

(l)
Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by Deutsche Bank National Trust Company (i) this Agreement is executed and delivered by Deutsche Bank National Trust Company not in its individual capacity but solely as Trustee under the PSA in the exercise of the powers and authority conferred and vested in it as trustee thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of Party B is made and intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and (iii) under no circumstances shall Deutsche Bank National Trust Company in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(m)	“Indemnifiable Tax” Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, in relation to payments by Party A, no Tax shall be an Indemnifiable Tax.

(n)
If Party A consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity, where such action does not constitute an event described in Section 5(a)(viii), Party A shall either (A) provide a legal opinion that none of Party A's payments to Party B under this Agreement will be subject to deduction or withholding for or on account of any Tax or (B) notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless such Taxes (x) are assessed directly against Party B and not by deduction or withholding by such Eligible Replacement or (y) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14).

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date hereof:

MORGAN STANLEY CAPITAL SERVICES INC.
DEUTSCHE BANK NATIONAL TRUST COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A

Credit Support Annex

(Bilateral Form)	(ISDA Agreements Subject to New York Law Only)

ISDA®

International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

ISDA MASTER AGREEMENT

dated as of January 26, 2007

between

MORGAN STANLEY CAPITAL SERVICES INC.	and
DEUTSCHE BANK NATIONAL TRUST COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

(“Party A”)		(“Party B”)

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows: —

Paragraph 1. Interpretation

(a)          Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meaning specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b)          Secured Party and Pledgor. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Paragraph 3. Credit Support Obligations

(a)          Delivery Amount. Subject to Paragraphs 4 and 5, upon demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the amount by which:

(i) the Credit Support Amount

exceeds

(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.

(b)          Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:

(i) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds

(ii) the Credit Support Amount.

“Credit Support Amount” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

Paragraph 4. Conditions Precedent, Transfer Timing, Calculations and Substitutions

(a)          Conditions Precedent. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the conditions precedent that:

(i) no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and

(ii) no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event or Default or Specified Condition with respect to the other party.

(b)          Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.

(c)          Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than Notification Time on Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).

(d)          Substitutions.

(i) Unless otherwise specified in Paragraph 13, upon notice to the Secured Party specifying the items of Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and

(ii) subject to Paragraph 4(a), the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.

Paragraph 5. Dispute Resolution

If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:

(i) In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:

(A) utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;

(B) calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction); and

(C) utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.

(ii) In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

Paragraph 6. Holding and Using Posted Collateral

(a)          Care of Posted Collateral. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.

(b)          Eligibility to Hold Posted Collateral; Custodians.

(i) General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.

(ii) Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.

(iii) Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.

(c)          Use of Posted Collateral. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to:

(i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and

(ii) register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.

For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.

(d)          Distributions and Interest Amount.

(i) Distributions. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

(ii) Interest Amount. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.

Paragraph 7. Events of Default

For purposes of Section 5(a)(iii)(1) of this Agreement, an Event of Default will exist with respect to a party if:

(i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;

(ii) that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or

(iii) that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.

Paragraph 8. Certain Rights and Remedies

(a)          Secured Party’s Rights and Remedies. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date as occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:

(i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any;

(iii) the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(iv) the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.

Each party acknowledges and agrees that Posted Collateral in the form of Securities may decline speedily in value and is of a type customarily sold on a recognized market, and accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.

(b)          Pledgor’s Rights and Remedies. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that are then due under Section 6(e) of this Agreement);

(i) the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;

(iii) the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and

(iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may:

(A) Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(B) to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.

(c)          Deficiencies and Excess Proceeds. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).

(d)          Final Returns. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.

Paragraph 9. Representations

Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that;

(i) it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;

(ii) it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;

(iii) upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and

(iv) the performance by it of its obligations under this Annex will not result in the creation of any security interest, lien or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

Paragraph 10. Expenses

(a)          General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.

(b)          Posted Credit Support. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with resect to Posted Credit Support held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).

(c)          Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is not Defaulting Party, equally by the parties.

Paragraph 11. Miscellaneous

(a)          Default Interest. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(b)          Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.

(c)          Further Protection. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).

(d)          Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.

Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.

(f)          Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

Paragraph 12. Definitions

As used in this Annex:—

“Cash” means the lawful currency of the United States of America.

“Credit Support Amount” has the meaning specified in Paragraph 3.

“Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13.

“Delivery Amount” has the meaning specified in Paragraph 3(a).

“Disputing Party” has the meaning specified in Paragraph 5.

“Distributions” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.

“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Eligible Credit Support” means Eligible Collateral and Other Eligible Support.

“Exposure” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such days as follows:

(x) the amount of that Cash on that day; multiplied by

(y) the Interest Rate in effect for that day; divided by

(z) 360.

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.

“Interest Rate” means the rate specified in Paragraph 13.

“Local Business Day”, unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.

“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Notification Time” has the meaning specified in Paragraph 13.

“Obligations” means, with a respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.

“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Other Posted Support” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.

“Pledgor” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.

“Posted Credit Support” means Posted Collateral and Other Posted Support.

“Recalculation Date” means that Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.

“Resolution Time” has the meaning specified in Paragraph 13.

“Return Amount” has the meaning specified in Paragraph 3(b).

“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13.

“Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

“Threshold” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if not amount is specified, zero.

“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable;

(i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;

(ii) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

(iii) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and

(iv) in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.

“Valuation Agent” has the meaning specified in Paragraph 13.

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13.

“Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13.

“Valuation Time” has the meaning specified in Paragraph 13.

“Value” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to;

(i) Eligible Collateral or Posted Collateral that is;

(A) Cash, the amount thereof; and

(B) a security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;

(ii) Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and

(iii) Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations with respect to Party A and Party B: None.

(b)	Credit Support Obligations.

(i)
“Delivery Amount” and “Return Amount” each has the meaning specified in Paragraph 3; provided that, in the event that Party A elects or is required to post collateral pursuant to a ratings downgrade by S&P and Moody’s, (1) the Delivery Amount shall be calculated by reference to the requirements set forth by the rating agency that would result in Party A transferring the greater amount of Eligible Credit Support and (2) the Return Amount shall be calculated by reference to the requirements set forth by the rating agency that would result in Party B transferring the least amount of Posted Credit Support. “Credit Support Amount” has the meaning specified below:

(A)
in the event Party A elects or is required to post collateral pursuant to Part 5(f)(iii) or (iv) of the Schedule due to a ratings downgrade or withdrawal by S&P, “Credit Support Amount” shall have the meaning specified in Table 1 attached hereto; and

(B)
in the event Party A elects to post collateral pursuant to Part 5(f)(i) of the Schedule due to a ratings downgrade by Moody’s below the Moody’s First Tier Required Swap Counterparty Rating, “Credit Support Amount” shall have the meaning specified in Table 2A or Table 2B, as applicable, attached hereto; and

(C)
in the event Party A is required to post collateral pursuant to Part 5(f)(ii) of the Schedule due to a ratings downgrade or withdrawal by Moody’s below the Moody’s Second Tier Required Swap Counterparty Rating, “Credit Support Amount” shall have the meaning specified in Table 3A or 3B, as applicable, attached hereto.

In the event Party A or its Credit Support Provider does not have a Long-Term Rating of at least “BBB+” from S&P, the Valuation Agent shall verify its calculation of the Secured Party’s Exposure on a quarterly basis by seeking two quotations from Reference Market-makers. If two Reference Market-makers are not available to provide a quotation, then fewer than two Reference Market-makers may be used for such purpose. If no Reference Market-makers are available, then the Valuation Agent’s estimates at mid-market will be used. The Valuation Agent may not obtain the quotations referred to above from the same person in excess of four times during any 12 month period. Where more than one quotation is obtained, the quotation representing the greatest amount of Exposure shall be used by the Valuation Agent. In the event the verification procedures set forth above indicate that there is a deficiency in the amount of Eligible Collateral that has been Transferred to the Secured Party, the Pledgor shall Transfer the amount of Eligible Collateral necessary to cure such deficiency to the Secured Party within three Local Business Days. The Valuation Agent shall provide to S&P its calculations of the Secured Party’s Exposure for that Valuation Date. The Valuation Agent shall also provide to S&P any external marks received pursuant to this paragraph.

(ii)	Eligible Collateral.

(A)
In the event Party A elects or is required to post collateral pursuant to Part 5(f) of the Schedule due to a ratings downgrade or withdrawal by S&P, the items specified in Table 4 attached hereto will qualify as “Eligible Collateral” for Party A.

(B)
In the event Party A elects to post collateral pursuant to Part 5(f)(i) of the Schedule due to a ratings downgrade by Moody’s below the Moody’s First Tier Required Swap Counterparty Rating, the items specified in Table 5 attached hereto will qualify as “Eligible Collateral” for Party A.

(C)
In the event Party A is required to post collateral pursuant to Part 5(f)(ii) of the Schedule due to a ratings downgrade or withdrawal by Moody’s below the Moody’s Second Tier Required Swap Counterparty Rating, the items specified in Table 6 attached hereto will qualify as “Eligible Collateral” for Party A.

(iii)	Other Eligible Support: Not applicable.

(iv)	Thresholds.

(A)
“Independent Amount” means, with respect to Party A, not applicable in the event Party A elects or is required to post collateral pursuant to Part 5(f) of the Schedule due to a ratings downgrade or withdrawal by S&P or Moody’s.

“Independent Amount” means, with respect to Party B, zero.

(B)         “Threshold” means with, respect to Party A, not applicable in the event Party A elects or is required to post collateral pursuant to Part 5(f) of the Schedule due to a ratings downgrade or withdrawal by S&P or Moody’s.

“Threshold” means with respect to Party B: Infinite.
“Minimum Transfer Amount” means with respect to Party A: USD 50,000; and with respect to Party B: USD 50,000; provided, however, that if such party is a Defaulting Party at the time,
“Minimum Transfer Amount” shall mean zero with respect to such party.

(C)	Rounding. The Delivery Amount will be rounded up to the nearest multiple of $1000 and the Return Amount will be rounded down to the nearest multiple of $1000.

(v)
“Exposure” has the meaning specified in Paragraph 12, except that after the word “Agreement” in the fourth line thereof the words “(assuming, for this purpose only, that Part 1(f)(ii) of the Schedule is deleted)” shall be inserted.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A.

(ii)
“Valuation Date” means (A) each and every Wednesday commencing on the first such date following the date hereof or if any Wednesday is not a Local Business Day, the next succeeding Local Business Day and (B) any other Local Business Day on which notice is made before 12:00 noon, New York time on the immediately preceding Local Business Day.

(iii)
“Valuation Time” means the close of business in New York on the New York Banking Day before the Valuation Date or date of calculation, as applicable, or any time on the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 1:00 p.m., New York time, on a Local Business Day.

(v)
The Valuation Agent’s calculations pursuant to the terms hereof shall be made in accordance with standard market practice, using commonly accepted third party sources that comply with S&P’s criteria (e.g. Bloomberg, Bridge Information Services, Reuters and Telerate).

(d)
Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party of the Termination Event occurs with respect to that party): Not Applicable.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. The Pledgor need not obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d).

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support or of any Transfer of Eligible Credit Support or Posted Credit Support, as the case may be, will be calculated by the Valuation Agent in accordance with standard market practice using third party sources (such as, by way of example only, Bloomberg or Reuters) where available.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodian.

Party B and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	Party B is not a Defaulting Party.

(B)	Posted Collateral may be held only in the following jurisdictions: the United States of America.

(C)	Party B’s Custodian (or its parent) shall have a Long Term Rating by S&P of at least “A” and a Short Term Rating by S&P of at least “A-1” by S&P.

Initially, the Custodian for Party B is the Trustee.

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will apply.

(h)	Distributions and Interest Amount.

(i)	“Interest Rate”. The “Interest Rate” shall be the rate actually earned by Party B on Posted Collateral in the form of Cash.

(ii)
Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the last Local Business Day of each calendar month and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)	Additional Representation(s). None.

(j)	Other Eligible Support and Other Posted Support.“Value” and “Transfer” with respect to Other Eligible Support and Other Posted Support each means: Not applicable.

(k)	Demands and Notices.

(i)	All demands, specifications and notices to Party A under this Annex will be made to:

Morgan Stanley Capital Services Inc.
1585 Broadway
FID Controllers
New York, NY 10036
Attn: FID Collateral Manager
Telephone No.: (212) 761-0877
Facsimile No.: (212) 507-4949
Email: nyfidcoll@morganstanley.com

and all demands, specifications and notices to Party B under this Annex will be to:

Deutsche Bank National Trust Company, as trustee of the Trust
1761 East St. Andrew Place
Santa Ana, California 92705-4934
Attention: Trust Administration - MS07C1
Facsimile: (714) 656-2626
Phone: (714) 247-6000

; provided that any demand, specification or notice may be made by telephone (“Telephone Notice”) between employees of each party if such Telephone Notice is confirmed by a subsequent written instruction (which may be delivered via facsimile or email) by the close of business on the same day that such Telephone Notice is given.

(ii)
Demand for Collateral. Without prejudice to any provision of this Agreement, if a Delivery Amount for a Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will, without prior demand by the Secured Party, Transfer to the Secured Party Eligible Credit Support in accordance with Paragraph 3(a).

(l)	Addresses for Transfers.

Party A:
Cash:	CITIBANK, New York
ABA No.:	021 000 089
Account No.:	4072 - 4601

Treasury Securities
and Agency Notes:	Bank of New York, New York/Morgan Stanley & Co. Incorporated
ABA No.:	021000018

Other Forms of Eligible Collateral: As provided by Party A.

Party B:
Cash:	Deutsche Bank
ABA No.:	021001033
Account No.:	01419663
Account Name:	NYLTD Funds Control - Stars West
Ref:	Morgan Stanley ABS Capital I Inc. Trust 2007-NC1

DTC Eligible Securities: As provided by Party B

(m)	Other Provisions.

(i)
Notwithstanding any other provision in this Agreement to the contrary, no full or partial failure to exercise and no delay in exercising, on the part of Party A or Party B, any right, remedy, power or privilege permitted hereunder shall operate in any way as a waiver thereof by such party, including without limitation any failure to exercise or any delay in exercising to any or to the full extent of such party's rights with respect to transfer timing pursuant to Paragraph 4(b), regardless of the frequency of such failure or delay.

(ii)	In all cases, in order to facilitate calculation of the Delivery Amount and the Return Amount for a particular Valuation Date in accordance with Paragraph 3 of this Annex:

(A)	Eligible Collateral;

(B)	Exposure; and

(C)	Posted Collateral

shall each be expressed in US Dollars. If any of these items are expressed in a currency other than US Dollars, then they shall be converted into US Dollar amounts at the spot exchange rate determined by the Valuation Agent on that Valuation Date.

(iii)
Form of Annex. The parties hereby agree that the text of the body of this Annex is intended to be the printed form of 1994 ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted by the International Swaps and Derivatives Association, Inc.

(n)
Agreement as to Single Secured Party and Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph 1(b) or Paragraph 2 or the definitions of Paragraph 12, (a) the term “Secured Party” as used in this Annex shall mean only Party B, (b) the term “Pledgor” as used in this Annex shall mean only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in paragraph 9 and (d) only Party A will be required to make Transfers of Eligible Credit Support hereunder.

(o)	Events of Default. Paragraph 7(ii) and (iii) will not apply to Party B.

(p)
Expenses. For the avoidance of doubt, Party A shall be responsible for posting collateral in accordance with this Credit Support Annex at its own cost and any cost incurred by it in complying with its obligations hereunder.

(q)	Additional Definitions

“Agency Notes” means U.S. Dollar-denominated fixed rate, non-amortising, non-mortgage-backed, senior debt securities of fixed maturity, rated Aaa by Moody's and AAA by S&P issued by any of the Federal Home Loan Banks (including their consolidated obligations issued through the Office of Finance of the Federal Home Loan Bank System), the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Federal Farm Credit Bank.

“Commercial Paper” means U.S. Dollar-denominated, coupon-bearing, commercial paper issued by a corporation, finance company, partnership or limited liability company.

“Treasury Securities” means U.S. Dollar-denominated, coupon-bearing, senior debt securities of the United States of America issued by the U.S. Treasury Department and backed by the full faith and credit of the United States of America.

(r)
Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Annex is executed by Deutsche Bank National Trust Company (i) this Annex is executed and delivered by Deutsche Bank National Trust Company not in its individual capacity but solely as Trustee under the PSA in the exercise of the powers and authority conferred and invested in it as trustee thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and (iii) under no circumstances shall Deutsche Bank National Trust Company in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Annex.

IN WITNESS WHEREOF, the parties have executed this Credit Support Annex by their duly authorized officers as of the date hereof.

MORGAN STANLEY CAPITAL SERVICES INC.

By:__________________________________
Name
Title:
Date:

DEUTSCHE BANK NATIONAL TRUST COMPANY,

 not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

By: _____________________________________
Name:
Title:
Date:

TABLE 1

CREDIT SUPPORT AMOUNT
DOWNGRADE BY S&P

In the event Party A elects or is required to post collateral pursuant to Part 5(f) of the Schedule due to a ratings downgrade or withdrawal by S&P:

“Credit Support Amount” means, with respect to a Valuation Date, an amount equal to the greater of (1) the sum of (a) the MTM and (b) the Volatility Buffer multiplied by the Notional Amount * 10 and (2) zero.

“MTM” means the Secured Party’s Exposure for that Valuation Date.

“Volatility Buffer” means (a) if, on the date of determination, Party A has a short-term credit rating of “A-2” by S&P and the Termination Date of the Transaction will occur in less than 5 years, 3.25%, (b) if, on the date of determination, Party A has a short-term credit rating of “A-2” by S&P and the Termination Date of the Transaction will occur in less than 10 years but more than 5 years, 4.00%, (c) if, on the date of determination, Party A has a short-term credit rating of “A-3” by S&P and the Termination Date of the Transaction will occur in less than 5 years, 4.00%, (d) if, on the date of determination, Party A has a short-term credit rating of “A-3” by S&P and the Termination Date of the Transaction will occur in less than 10 years but more than 5 years, 5.00%, (e) if, on the date of determination, Party A has a long-term credit rating of “BB+” or lower by S&P and the Termination Date of the Transaction will occur in less than 5 years, 4.50%, or (f) if, on the date of determination, Party A has a long-term credit rating of “BB+” or lower by S&P and the Termination Date of the Transaction will occur in less than 10 years but more than 5 years, 6.75%.

TABLE 2A

CREDIT SUPPORT AMOUNT
DOWNGRADE BY MOODY’S BELOW MOODY’S FIRST TIER REQUIRED
SWAP COUNTERPARTY RATING

In the event Party A elects to post collateral pursuant to Part 5(f)(i) of the Schedule due to a ratings downgrade by Moody’s below the Moody’s First Tier Required Swap Counterparty Rating:

“Credit Support Amount” means, with respect to a Valuation Date, an amount equal to either:

(A) The greater of (1) zero and (2) the sum of (a) the MTM and (b) the lesser of (x) 25 multiplied by DV01 and (y) 4% multiplied by the Notional Amount * 10; or

(B) The greater of (1) zero and (2) the sum of (a) the MTM and (b) the Notional Amount * 10 multiplied by the amount specified in Table 2B attached hereto.

Party A shall, in its sole discretion, have the option to determine the Credit Support Amount based upon either (A) or (B) above.

“DV01” means an estimate (as determined by the Valuation Agent in good faith and in a commercially reasonable manner) of the change in the Secured Party’s Exposure resulting from a one basis point change in the swap curve.

“MTM” means the Secured Party’s Exposure for that Valuation Date.

TABLE 2B

Weighted Average Life of Hedge in Years
1	0.25%
2	0.50%
3	0.70%
4	1.00%
5	1.20%
6	1.40%
7	1.60%
8	1.80%
9	2.00%
10	2.20%
11	2.30%
12	2.50%
13	2.70%
14	2.80%
15	3.00%
16	3.20%
17	3.30%
18	3.50%
19	3.60%
20	3.70%
21	3.90%
22	4.00%
23	4.00%
24	4.00%
25	4.00%
26	4.00%
27	4.00%
28	4.00%
29	4.00%
30	4.00%

TABLE 3A

CREDIT SUPPORT AMOUNT
DOWNGRADE BY MOODY’S BELOW MOODY’S SECOND TIER REQUIRED
SWAP COUNTERPARTY RATING

In the event Party A is required to post collateral pursuant to Part 5(f)(ii) of the Schedule due to a ratings downgrade by Moody’s below the Moody’s Second Tier Required Swap Counterparty Rating:

“Credit Support Amount” means, with respect to a Valuation Date, an amount equal to either:

(A) The greatest of (1) zero, (2) the amount payable by Party A in respect of the next Floating Rate Payer Payment Date, and (3) the sum of (a) the MTM and (b) the lesser of (x) 60 multiplied by DV01 and (y) 9% multiplied by the Notional Amount * 10; or

(B) The greatest of (1) zero, (2) the amount payable by Party A in respect of the next Floating Rate Payer Payment Date, and (3) the sum of (a) the MTM and (b) the Notional Amount * 10 multiplied by the amount specified in Table 3B attached hereto.

Party A shall, in its sole discretion, have the option to determine the Credit Support Amount based upon either (A) or (B) above.

“DV01” means an estimate (as determined by the Valuation Agent in good faith and in a commercially reasonable manner) of the change in the Secured Party’s Exposure resulting from a one basis point change in the swap curve.

“MTM” means the Secured Party’s Exposure for that Valuation Date.

TABLE 3B

Weighted Average Life of Hedge in Years
1	0.60%
2	1.20%
3	1.70%
4	2.30%
5	2.80%
6	3.30%
7	3.80%
8	4.30%
9	4.80%
10	5.30%
11	5.60%
12	6.00%
13	6.40%
14	6.80%
15	7.20%
16	7.60%
17	7.90%
18	8.30%
19	8.60%
20	9.00%
21	9.00%
22	9.00%
23	9.00%
24	9.00%
25	9.00%
26	9.00%
27	9.00%
28	9.00%
29	9.00%
30	9.00%

TABLE 4

ELIGIBLE COLLATERAL
S&P

	Eligible Collateral	Party A	Valuation Percentage
(A)	Cash	X	100.0%
(B)	Treasury Securities with a remaining maturity of 52 weeks or less	X	98.5%
(C)	Treasury Securities with a remaining maturity of more than 52 weeks but no more than 5 years	X	93.6%
(D)	Treasury Securities with a remaining maturity of more than 5 years but no more than 10 years	X	89.9%
(E)	Treasury Securities with a remaining maturity of more than 10 years but no more than 30 years	X	83.9%
(F)	Agency Notes with a remaining maturity of no more than 15 years	X	81.3%
(G)	Agency Notes with a remaining maturity of more than 15 years but no more than 30 years	X	74.8%
(H)	Commercial Paper rated “A-1+” by S&P and “P-1” by Moody’s, with a remaining maturity of 180 days or less	X	98.0%
(I)	Commercial Paper rated “A-1” by S&P and P-1 by Moody’s, with a remaining maturity of 180 days or less	X	97.0%
(J)	Commercial Paper rated “A-1” by S&P and “P-1” by Moody’s, with a remaining maturity of more than 180 days or but no more than 360 days	X	94.0%

Notwithstanding the above, Commercial Paper will qualify as Eligible Collateral for Party A only if the aggregate amount of Commercial Paper Transferred as Eligible Collateral under this Annex constitutes the obligations of 10 or more issuers.

TABLE 5

ELIGIBLE COLLATERAL
DOWNGRADE BY MOODY’S BELOW MOODY’S FIRST TIER REQUIRED
SWAP COUNTERPARTY RATING

Eligible Collateral	Valuation Percentage
U.S. Dollar Cash	100%
EURO Cash	97%
Sterling Cash	97%
Fixed-Rate Negotiable Treasury Debt Issued by The U.S. Treasury Department with Remaining Maturity
< 1 Year	100%
1 to 2 Years	100%
2 to 3 Years	100%
3 to 5 Years	100%
5 to 7 Years	100%
7 to 10 Years	100%
10 to 20 Years	100%
> 20 Years	100%
Floating-Rate Negotiable Treasury Debt issued by The U.S. Treasury Department
All Maturities	100%
Fixed-Rate U.S. Agency Debentures with Remaining Maturity
< 1 Year	100%
1 to 2 Years	100%
2 to 3 Years	100%
3 to 5 Years	100%
5 to 7 Years	100%
7 to 10 Years	100%
10 to 20 Years	100%
> 20 Years	100%
Floating-Rate U.S. Agency Debentures -
All Maturities	100%
Fixed-Rate Euro-Zone Government Bonds Rated Aa3 or Above with Remaining Maturity
< 1 Year	97%
1 to 2 Years	97%
2 to 3 Years	97%
3 to 5 Years	97%
5 to 7 Years	97%
7 to 10 Years	97%
10 to 20 Years	97%
> 20 Years	97%
Floating-Rate Euro-Zone Government Bonds Rated Aa3 or Above
All Maturities	97%
Fixed-Rate United Kingdom Gilts with Remaining Maturity
< 1 Year	97%
1 to 2 Years	97%
2 to 3 Years	97%
3 to 5 Years	97%
5 to 7 Years	97%
7 to 10 Years	97%
10 to 20 Years	97%
> 20 Years	97%
Floating-Rate United Kingdom Gilts
All Maturities	97%

TABLE 6

ELIGIBLE COLLATERAL
DOWNGRADE BY MOODY’S BELOW MOODY’S SECOND TIER REQUIRED
SWAP COUNTERPARTY RATING

Eligible Collateral	Valuation Percentage
U.S. Dollar Cash	100%
EURO Cash	93%
Sterling Cash	94%
Fixed-Rate Negotiable Treasury Debt Issued by The U.S. Treasury Department with Remaining Maturity
< 1 Year	100%
1 to 2 Years	99%
2 to 3 Years	98%
3 to 5 Years	97%
5 to 7 Years	95%
7 to 10 Years	94%
10 to 20 Years	89%
> 20 Years	87%
Floating-Rate Negotiable Treasury Debt issued by The U.S. Treasury Department
All Maturities	99%
Fixed-Rate U.S. Agency Debentures with Remaining Maturity
< 1 Year	99%
1 to 2 Years	98%
2 to 3 Years	97%
3 to 5 Years	96%
5 to 7 Years	94%
7 to 10 Years	93%
10 to 20 Years	88%
> 20 Years	86%
Floating-Rate U.S. Agency Debentures -
All Maturities	98%
Fixed-Rate Euro-Zone Government Bonds Rated Aa3 or Above with Remaining Maturity
< 1 Year	93%
1 to 2 Years	92%
2 to 3 Years	91%
3 to 5 Years	89%
5 to 7 Years	87%
7 to 10 Years	86%
10 to 20 Years	82%
> 20 Years	80%
Floating-Rate Euro-Zone Government Bonds Rated Aa3 or Above
All Maturities	92%
Fixed-Rate United Kingdom Gilts with Remaining Maturity
< 1 Year	93%
1 to 2 Years	92%
2 to 3 Years	91%
3 to 5 Years	90%
5 to 7 Years	89%
7 to 10 Years	88%
10 to 20 Years	84%
> 20 Years	82%
Floating-Rate United Kingdom Gilts
All Maturities	93%

EXECUTION COPY

DATE:	January 26, 2007

TO:
Deutsche Bank National Trust Company, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

ATTENTION:	Trust Administration - MS07C1
TELEPHONE:	(714) 247-6000
FACSIMILE:	(714) 656-2626

FROM:	New York Derivative Client Services Group
TELEPHONE:	(212) 761-2996
FACSIMILE:	(646) 202-9190

SUBJECT:	Fixed Income Derivatives Confirmation

REFERENCE NUMBER:	FS0HG

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley Capital Services Inc. (“Party A”) and Deutsche Bank National Trust Company, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust (the “Trustee”) under the Pooling and Servicing Agreement, dated and effective as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Deutsche Bank National Trust Company, as Trustee, Saxon Mortgage Services, Inc., as Servicer, Countrywide Home Loans Servicing LP, as Servicer, and NC Capital Corporation, as Responsible Party (the “PSA”) for the Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1 (“Party B”).

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Terms capitalized but not defined in this Confirmation (including the Definitions) have the meanings attributed to them in the PSA.

This Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of January 26, 2007, as amended and supplemented from time to time (the “Agreement”), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	With respect to any Calculation Period, the notional amount set forth for such Calculation Period in Schedule I attached hereto.

Trade Date:	January 19, 2007

Effective Date:	December 25, 2007

Termination Date:
January 25, 2013, which for the purpose of the final Fixed Rate Payer Calculation Period is subject to No Adjustment, and for the purpose of the final Floating Rate Payer Calculation Period is subject to adjustment in accordance with the Business Day Convention.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2008, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate Payer Period End
Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2008, subject to No Adjustment.

Fixed Rate:	5.05%

Fixed Amount:	To be determined in accordance with the following formula:

10 * Fixed Rate * Notional Amount * Fixed Rate Day Count Fraction.

Fixed Rate Day Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer Payment
Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2008, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer Period End
Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2008, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Floating Amount:	To be determined in accordance with the following formula:

10 * Floating Rate * Notional Amount * Floating Rate Day Count Fraction.

Designated Maturity:	One month

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York and Los Angeles

Business Day Convention:	Following

2.	Account Details and Settlement Information:

Payments to Party A:

Citibank, New York
ABA No.: 021 000 089
Account No.: 4072-4601
Account Name: Morgan Stanley Capital Services Inc.

Payments to Party B:

Deutsche Bank
ABA No.: 021001033
Account No: 01419663
Acct Name: NYLTD Funds Control - Stars West
Ref: Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (swap)

3.
Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by Deutsche Bank National Trust Company (i) this Confirmation is executed and delivered by Deutsche Bank National Trust Company not in its individual capacity but solely as Trustee on behalf of the Supplemental Interest Trust under the PSA in the exercise of the powers and authority conferred and invested in it as trustee thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of Party B is made and intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Supplemental Interest Trust, and (iii) under no circumstances shall Deutsche Bank National Trust Company in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation.

We are very pleased to have entered into this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY CAPITAL SERVICES INC.

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

DEUTSCHE BANK NATIONAL TRUST
                COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with    respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

By:
Name:
Title:

SCHEDULE I

Line	Calculation Period		Notional Amount ($)	Multiplier
1	Effective Date	1/25/2008	77,167,175.55	10
2	1/25/2008	2/25/2008	73,917,347.83	10
3	2/25/2008	3/25/2008	70,804,122.71	10
4	3/25/2008	4/25/2008	67,823,121.65	10
5	4/25/2008	5/25/2008	64,968,685.98	10
6	5/25/2008	6/25/2008	62,235,400.80	10
7	6/25/2008	7/25/2008	59,618,084.44	10
8	7/25/2008	8/25/2008	57,111,778.39	10
9	8/25/2008	9/25/2008	54,702,313.97	10
10	9/25/2008	10/25/2008	43,185,242.21	10
11	10/25/2008	11/25/2008	40,589,845.01	10
12	11/25/2008	12/25/2008	38,914,734.43	10
13	12/25/2008	1/25/2009	37,309,449.71	10
14	1/25/2009	2/25/2009	35,771,052.24	10
15	2/25/2009	3/25/2009	34,287,170.38	10
16	3/25/2009	4/25/2009	23,524,938.40	10
17	4/25/2009	5/25/2009	21,766,545.41	10
18	5/25/2009	6/25/2009	20,904,374.65	10
19	6/25/2009	7/25/2009	20,076,746.07	10
20	7/25/2009	8/25/2009	19,277,274.74	10
21	8/25/2009	9/25/2009	18,336,623.70	10
22	9/25/2009	10/25/2009	11,665,531.93	10
23	10/25/2009	11/25/2009	10,692,872.63	10
24	11/25/2009	12/25/2009	10,303,290.73	10
25	12/25/2009	1/25/2010	9,927,946.81	10
26	1/25/2010	2/25/2010	9,561,275.99	10
27	2/25/2010	3/25/2010	9,037,993.55	10
28	3/25/2010	4/25/2010	8,089,689.50	10
29	4/25/2010	5/25/2010	7,726,417.63	10
30	5/25/2010	6/25/2010	7,452,001.05	10
31	6/25/2010	7/25/2010	7,187,298.78	10
32	7/25/2010	8/25/2010	6,929,096.74	10
33	8/25/2010	9/25/2010	6,583,068.67	10
34	9/25/2010	10/25/2010	5,996,077.08	10
35	10/25/2010	11/25/2010	5,744,564.57	10
36	11/25/2010	12/25/2010	5,544,686.28	10
37	12/25/2010	1/25/2011	5,351,693.25	10
38	1/25/2011	2/25/2011	5,165,350.83	10
39	2/25/2011	3/25/2011	4,985,432.28	10
40	3/25/2011	4/25/2011	4,811,718.50	10
41	4/25/2011	5/25/2011	4,643,997.75	10
42	5/25/2011	6/25/2011	4,482,065.46	10
43	6/25/2011	7/25/2011	4,325,723.92	10
44	7/25/2011	8/25/2011	4,173,921.65	10
45	8/25/2011	9/25/2011	4,019,999.98	10
46	9/25/2011	10/25/2011	3,868,572.55	10
47	10/25/2011	11/25/2011	3,732,465.30	10
48	11/25/2011	12/25/2011	3,602,050.78	10
49	12/25/2011	1/25/2012	3,476,144.50	10
50	1/25/2012	2/25/2012	3,353,721.71	10
51	2/25/2012	3/25/2012	3,228,056.20	10
52	3/25/2012	4/25/2012	3,104,123.79	10
53	4/25/2012	5/25/2012	2,994,660.60	10
54	5/25/2012	6/25/2012	2,889,975.03	10
55	6/25/2012	7/25/2012	2,788,908.01	10
56	7/25/2012	8/25/2012	2,690,840.08	10
57	8/25/2012	9/25/2012	2,591,891.89	10
58	9/25/2012	10/25/2012	2,494,884.18	10
59	10/25/2012	11/25/2012	2,407,040.66	10
60	11/25/2012	12/25/2012	2,322,800.48	10
61	12/25/2012	Termination Date	2,241,474.37	10

EXHIBIT U

PURCHASE AGREEMENT

EXECUTION COPY

SIXTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
WARRANTIES AGREEMENT

_______________

MORGAN STANLEY MORTGAGE CAPITAL INC.,
Purchaser

NC CAPITAL CORPORATION,
Seller

_______________

Dated as of May 1, 2006

Conventional,
Fixed and Adjustable Rate, B/C Residential Mortgage Loans

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS.

SECTION 2.	AGREEMENT TO PURCHASE.

SECTION 3.	MORTGAGE SCHEDULES.

SECTION 4.	PURCHASE PRICE.

SECTION 5.	EXAMINATION OF MORTGAGE FILES.

SECTION 6.	CONVEYANCE FROM SELLER TO PURCHASER.

SECTION 7.	SERVICING OF THE MORTGAGE LOANS.

SECTION 8.	TRANSFER OF SERVICING.

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER; REMEDIES FOR BREACH.

SECTION 10.	CLOSING.

SECTION 11.	CLOSING DOCUMENTS.

SECTION 12.	COSTS.

SECTION 13.	COOPERATION OF SELLER WITH A RECONSTITUTION.

SECTION 14.	THE SELLER.

SECTION 15.	FINANCIAL STATEMENTS.

SECTION 16.	MANDATORY DELIVERY; GRANT OF SECURITY INTEREST.

SECTION 17.	NOTICES.

SECTION 18.	SEVERABILITY CLAUSE.

SECTION 19.	COUNTERPARTS.

SECTION 20.	GOVERNING LAW.

SECTION 21.	INTENTION OF THE PARTIES.

SECTION 22.	SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.

SECTION 23.	WAIVERS.

SECTION 24.	EXHIBITS.

SECTION 25.	GENERAL INTERPRETIVE PRINCIPLES.

SECTION 26.	REPRODUCTION OF DOCUMENTS.

SECTION 27.	FURTHER AGREEMENTS.

SECTION 28.	RECORDATION OF ASSIGNMENTS OF MORTGAGE.

SECTION 29.	NO SOLICITATION.

SECTION 30.	WAIVER OF TRIAL BY JURY.

SECTION 31.	SUBMISSION TO JURISDICTION; WAIVERS.

SECTION 32.	COMPLIANCE WITH REGULATION AB.

EXHIBITS

EXHIBIT A	CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B	[RESERVED]

EXHIBIT C	FORM OF SELLER’S OFFICER’S CERTIFICATE

EXHIBIT D	FORM OF OPINION OF COUNSEL TO THE SELLER AND ORIGINATOR

EXHIBIT E	FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F	FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G	UNDERWRITING GUIDELINES

EXHIBIT H	FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

SIXTH AMENDED AND RESTATED MORTGAGE LOAN
PURCHASE AND WARRANTIES AGREEMENT

This SIXTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the “Agreement”), dated as of May 1, 2006, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the “Purchaser”) and NC Capital Corporation, a California corporation, having an office at 18400 Von Karman, Suite 1000, Irvine, CA 92612 (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Purchaser and the Seller are parties to that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006 (the “Original Purchase Agreement”), pursuant to which the Seller may sell, from time to time, to the Purchaser, and the Purchaser may purchase, from time to time, from the Seller, certain conventional adjustable and fixed rate B/C, residential first and second mortgage loans (the “Mortgage Loans”) as described therein, and which shall be delivered in pools of whole loans (each, a “Mortgage Loan Package”) on various dates as provided therein (each, a “Closing Date”);

WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

SECTION 1.	Definitions.

For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

Act: The National Housing Act, as amended from time to time.

Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

Agreement: This Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees, and similar types of fees arising from or in connection with any Mortgage, to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

Assignment and Conveyance Agreement: As defined in Subsection 6.01.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which the Originator’s servicing operations are located or (iii) the state in which the Custodian’s operations are located, are authorized or obligated by law or executive order to be closed.

Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

Code: Internal Revenue Code of 1986, as amended.

Commission: The United States Securities and Exchange Commission.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor’s Glossary.

Custodial Account: The separate trust account created and maintained pursuant to Section 2.04 of the Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the “Custodial Agreement”.

Custodian: Deutsche Bank Trust Company Americas, or the Custodian’s successor in interest or permitted assigns, or any successor to the Custodian under the Custodial Agreement as therein provided.

Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The date specified in the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date and any Mortgage Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan occurring in the month preceding the month of the Remittance Date and ending on the next Due Date.

Equity Take-Out Refinanced Mortgage Loan: A Mortgage Loan used to refinance an existing mortgage loan, the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

Escrow Account: The separate account created and maintained pursuant to Section 2.06 of the Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

Fannie Mae Transfer: As defined in Section 13 hereof.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

FHA Approved Mortgagee: A corporation or institution approved as a mortgagee by the FHA under the Act, and applicable HUD regulations, and eligible to own and service mortgage loans such as the FHA mortgage loans.

First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

Fitch: Fitch, Inc., or its successor in interest.

Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

Freddie Mac: Freddie Mac, f/k/a the Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Transfer: As defined in Section 13 hereof.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 (“HOEPA”), (b) with an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i) and (ii), (c) classified as a “high cost home,” “threshold,” “covered,” (excluding New Jersey “Covered Home Loans” as that term was defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) categorized as High Cost pursuant to Appendix E of Standard & Poor’s Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor’s Glossary.

HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Insured Depository Institution: Insured Depository Institution shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap set forth as an amount per annum on the related Mortgage Loan Schedule.

Limited Documentation Program: The guidelines under which the Originator generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development (“HUD Code”), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer’s requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the Mortgagor or may be on leased land.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Moody’s: Moody’s Investors Service, Inc., and any successor thereto.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create, with respect to a First Lien Loan, a first lien, and with respect to a Second Lien Loan, a second lien, in each case, upon a leasehold estate of the Mortgagor.

Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller’s Mortgage Loan identifying number; (2) the Mortgagor’s name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) with respect to each Second Lien Loan and First Lien Loan with a second lien behind it, the combined principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (18) a code indicating whether there is a simultaneous second; (19) delinquency status as of the related Cut-off Date; (20) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (21) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (22) with respect to each Adjustable Rate Mortgage Loan , the Lifetime Rate Cap under the terms of the Mortgage Note; (23) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (24) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (25) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (26) a code indicating the documentation style (i.e., full, alternative or reduced); (27) the loan credit classification (as described in the Underwriting Guidelines); (28) whether such Mortgage Loan provides for a prepayment penalty and, if applicable, the prepayment penalty period; (29) the Mortgage Interest Rate as of origination; (30) the credit risk score (FICO score); (31) the date of origination; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment period; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor; (35) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (37) a code indicating whether the Mortgage Loan is a High Cost Loan; (38) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (39) the Due Date for the first Monthly Payment; (40) the original Monthly Payment due; (41) with respect to the related Mortgagor, the debt-to-income ratio; (42) sales price; (43) Appraised Value; (44) appraisal type; (45) appraisal date; and (46) a code indicating whether the Mortgage Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by the related Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Non-Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which does not contain a provision pursuant to which the Mortgagor may convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan.

Nonrecoverable Advance: Any advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Originator, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise. The determination by the Originator that it has made a Nonrecoverable Advance or that any proposed advance of principal and interest, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officers’ Certificate delivered to the Purchaser.

OCC: Office of the Comptroller of the Currency, and any successor thereto.

Officer’s Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

Originator: New Century Mortgage Corporation, its successors in interest and assigns.

Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Preliminary Mortgage Schedule: As defined in Section 3.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller, the Originator and the Purchaser.

Purchaser: Morgan Stanley Mortgage Capital Inc., or its successor in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

Qualified Appraiser: An appraiser, duly appointed by the Seller or the Originator, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transaction in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transaction).

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

Rating Agency: Any of Fitch, Moody’s or Standard & Poor’s, or their respective successors designated by the Purchaser.

Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Originator and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller’s warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

Reconstitution Date: As defined in Section 13.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The date specified in the Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Seller: NC Capital Corporation, its successors in interest and assigns.

Seller Information: As defined in Subsection 32.04(a).

Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of December 1, 2005, between the Purchaser and the Originator, providing for the Originator to service the Mortgage Loans as specified in the Servicing Agreement.

Servicing Fee: With respect to each Mortgage Loan subject to the Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Originator under the Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Originator, or as otherwise provided under this Agreement.

Servicing Fee Rate: An amount per annum as set forth in the Servicing Agreement.

Servicing File: With respect to each Mortgage Loan, the file retained by the Originator consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Standard & Poor’s: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

Standard & Poor’s Glossary: The Standard & Poor’s LEVELS® Glossary, as may be in effect from time to time.

Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Servicing Agreement.

Underwriting Guidelines: The underwriting guidelines of the Originator, a copy of which is attached hereto as Exhibit G and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

VA Approved Lender: Those lenders which are approved by the VA to act as a lender in connection with the origination of VA mortgage loans.

Whole Loan Agreement: Any Reconstitution Agreement in respect of a Whole Loan Transfer.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

SECTION 2.	Agreement to Purchase.

The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

SECTION 3.	Mortgage Schedules.

The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a “Preliminary Mortgage Schedule”).

The Seller is obligated to deliver those Mortgage Loans owned by the Seller and funded by the Originator pursuant to the original terms of the Originator’s commitment to the mortgagor. The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

SECTION 4.	Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

The Purchaser shall be entitled to (l) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off Date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

SECTION 5.	Examination of Mortgage Files.

At least three (3) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s (or any of its successor’s) rights to demand repurchase, substitution or other relief as provided herein.

SECTION 6.	Conveyance from Seller to Purchaser.

Subsection 6.01  Conveyance of Mortgage Loans; Possession of Servicing Files.

The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the “Assignment and Conveyance Agreement”). The Seller shall cause the Servicing File retained by the Originator pursuant to this Agreement to be appropriately identified in the Seller’s computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Originator to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

Subsection 6.02  Books and Records.

Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Originator after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Originator in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

The sale of each Mortgage Loan shall be reflected on the Seller’s balance sheet and other financial statements as a sale of assets by the Seller.

The Seller shall or shall cause the Originator to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Originator to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or Originator may be in the form of microfilm or microfiche so long as the Seller or Originator complies with the requirements of the Fannie Mae Guides.

Subsection 6.03  Delivery of Mortgage Loan Documents.

The Seller shall deliver and release to the Custodian no later than three (3) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

The Seller shall or shall cause the Originator to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer’s certificate.

The Seller shall pay all fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser’s designee. The Purchaser or the Purchaser’s designee shall be responsible for paying for and recording the Assignments of Mortgage.

Subsection 6.04  Quality Control Procedures.

The Seller shall, or shall cause the Originator to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Originator’s loan production and the servicing activities of the Originator. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Standards and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

SECTION 7.	Servicing of the Mortgage Loans.

The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights. The Purchaser shall retain the Originator as independent contract servicer of the Mortgage Loans pursuant to and in accordance with the terms and conditions contained in the Servicing Agreement. Pursuant to the Servicing Agreement, the Originator shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to the Servicing Fee and any Ancillary Income with respect to such Mortgage Loans from the related Closing Date until the termination of the Servicing Agreement with respect to any of the Mortgage Loans as set forth in the Servicing Agreement. The Seller shall cause the Originator to service the Mortgage Loans in accordance with the terms of the Servicing Agreement.

SECTION 8.	Transfer of Servicing.

On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Originator to cease all servicing responsibilities related to the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.03 of the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

On or prior to the applicable Transfer Date, the Seller shall cause the Originator shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

(a)  Notice to Mortgagors. The Seller shall cause the Originator to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Originator to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

(b)  Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Originator to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the related Transfer Date. The Seller shall cause the Originator to provide the Purchaser with copies of all such notices no later than such Transfer Date.

(c)  Delivery of Servicing Records. The Seller shall cause the Originator to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Originator’s possession relating to each related Mortgage Loan including the information enumerated in the Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

(d)  Escrow Payments. The Seller shall cause the Originator to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Originator to provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Originator to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Originator.

(e)  Payoffs and Assumptions. The Seller shall cause the Originator to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Originator on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

(f)  Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Originator on each related Mortgage Loan shall be properly applied by the Originator to the account of the particular Mortgagor.

(g)  Mortgage Payments Received After Transfer Date. The Seller shall cause the amount of any related Monthly Payments received by the Originator after the Transfer Date to be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall cause the Originator to notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Originator forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall cause the Originator to assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Originator after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the Transfer Date.

(h)  Misapplied Payments. Misapplied payments shall be processed as follows:

(1)  All parties shall cooperate in correcting misapplication errors;

(2)  The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after such Transfer Date shall immediately notify the other party;

(3)  If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall or the Seller shall cause the Originator to be liable for the amount of such shortage. The Seller shall or the Seller shall cause the Originator to reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

(4)  If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

(5)  Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

(i)  Books and Records. On the Transfer Date, the books, records and accounts of the Originator with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

(j)  Reconciliation. The Seller shall or shall cause the Originator to, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller, the Originator and the Purchaser as appropriate.

(k)  IRS Forms. The Seller shall or shall cause the Originator to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller or Originator shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller’s or Originator’s failure to comply with this paragraph.

SECTION 9.	Representations, Warranties and Covenants of the Seller; Remedies for Breach.

Subsection 9.01  Representations and Warranties Regarding the Seller.

The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

(a)  Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

(b)  Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)  No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s charter or by-laws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

(d)  Ability to Service. Originator has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Originator is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by HUD, the OTS, the OCC or the FDIC, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

(e)  Reasonable Servicing Fee. The Originator acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Originator, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Servicing Agreement;

(f)  Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors;

(g)  No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

(h)  No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)  Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller’s portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)  Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

(k)  Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

(l)  No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

(m)  Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller’s financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

(n)  No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(o)  Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

(p)  Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

(q)  Origination. The Originator’s decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Originator’s Underwriting Guidelines, and is in no way made as a result of Purchaser’s decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

(r)  Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including, without limitation, the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”). Additionally, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations; and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations; and

(s)  Credit Reporting. The Seller shall cause the Originator, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller shall cause the Originator, as servicer, to transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller shall cause the Originator, as servicer, to report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

Subsection 9.02  Representations and Warranties Regarding Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

(a)  Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b)  Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor, except as otherwise disclosed to the Purchaser and set forth on an exhibit to the related Assignment and Conveyance Agreement, has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)  No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

(d)  Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

(e)  No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)  Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customarily insured against in the jurisdiction where the related Mortgaged Property is located and acceptable to the Rating Agencies, as well as all additional requirements set forth in Section 2.10 of the Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect, as well as all additional requirements set forth in Section 2.10 of the Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(g)  Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory, abusive and fair lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser’s inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

(h)  No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(i)  Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less, provided, however, that any mobile home (double wide only) shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings and that no Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, a log home, a Manufactured Home or, except as described in Exhibit B to the related Assignment and Conveyance Agreement, a mobile home erected thereon or by a mixed-use property, a property in excess of 10 acres, or other unique property types. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation and warranty is a Deemed Material and Adverse Representation;

(j)  Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or a second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)  with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

(2)  the lien of current real property taxes and assessments not yet due and payable;

(3)  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(4)  other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser.;

(k)  Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(l)  Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)  Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser’s designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

(n)  Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

(o)  LTV. No Mortgage Loan has an LTV greater than 100%;

(p)  Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(q)  No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

(r)  No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s)  Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(t)  Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage loans, the Lifetime Rate Cap and the Periodic Cap, are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

(u)  Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

(v)  Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Originator has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(w)  Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(x)  No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Paragraph (j) above;

(y)  Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z)  Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

(aa)  Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

(bb)  Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator’s Underwriting Guidelines;

(cc)  Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

(dd)  Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

(ee)  Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

(ff)  No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(gg)  Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or a second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(hh)  Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

(ii)  Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Originator with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Originator and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Originator executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

(jj)  Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

(kk)  Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(ll)  No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(mm)  Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Relief Act or any similar state statute;

(nn)  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller or the Originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(oo)  Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Originator has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Originator to maintain such statement in the Mortgage File;

(pp)  Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

(qq)  Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

(rr)  No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay;

(ss)  Escrow Analysis. With respect to each Mortgage, the Seller or the Originator has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

(tt)  Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

(uu)  No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

(vv)  [Reserved];

(ww)  No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

(xx)  Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney’s fees) arising from disclosure of credit information in connection with the Purchaser’s secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

(yy)  Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

(zz)  Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount not more than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

(aaa)  Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

(bbb)  [Reserved];

(ccc)  Qualified Mortgage. The Mortgage Loan would be a “qualified mortgage,” within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

(ddd)  No Prior Offer. The Mortgage Loan has not previously been offered for sale to another entity that constitutes a broker dealer registered with the Commission under Section 15 of the Exchange Act;

(eee)  Fair Credit Reporting Act. The Seller has, in its capacity as servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

(fff)  Fannie Mae Guides Anti-Predatory Lending Eligibility. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides. This representation and warranty is a Deemed Material and Adverse Representation;

(ggg)  Mortgagor Selection. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor’s application to such Affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material and Adverse Representation;

(hhh)  Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the related Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor’s credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

(iii)  Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor, including but not limited to a rate or fee reduction, in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state, local or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment penalty in any instance when the mortgage debt is accelerated or paid off in connection with the workout of a delinquent Mortgage Loan or as a result of the Mortgagor’s default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

(jjj)  Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

(kkk)  Points and Fees. No Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Guides and “points and fees” (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

(lll)  Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

(mmm)  No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation;

(nnn)  Request for Notice; No Consent Required. With respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

(ooo)  No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation; and

(ppp)  Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor’s principal residence or second home at the time of the origination of such Second Lien Loan, as set forth on the related Mortgage Loan Schedule. This representation and warranty is a Deemed Material and Adverse Representation;

Subsection 9.03  Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (ccc) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser’s option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause (ccc) of such Section or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser’s option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a “Deleted Mortgage Loan”) and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser’s instructions.

At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Originator to remit directly to the Purchaser, or its designee in accordance with the Purchaser’s instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser’s instructions within two (2) Business Days of such substitution.

In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and the Successor Servicer and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and the Successor Servicer as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and the Successor Servicer respecting a breach of the foregoing representations and warranties.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and 9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

Subsection 9.04  [RESERVED].

Subsection 9.05  Repurchase of Mortgage Loans With First Payment Defaults.

If the related Mortgagor is delinquent with respect to the Mortgage Loan’s first Monthly Payment either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date, the Seller, at the Purchaser’s option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. For purposes of clarification, with respect to a Mortgage Loan’s first Monthly Payment after the related Closing Date, such payment shall not be considered a “First Payment Default” for purposes of clause (ii) of the previous sentence until the payment has not been received by the Purchaser within sixty (60) days of the related Due Date (effectively allowing for a thirty (30) day cure period). The Purchaser shall have ninety (90) days following any such delinquency to notify the Seller of any repurchase request and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of the date of such request.

Subsection 9.06  Repurchase of Certain Mortgage Loans That Prepay in Full.

With respect to Mortgage Loans without prepayment penalties, in the event that any such Mortgage Loan prepays in full either (i) on or before a Securitization Transaction or (ii) during the first three (3) months following the related Closing Date, the Seller shall pay the Purchaser, within three (3) Business Days of such prepayment in full, the difference between the Purchase Price for such Mortgage Loan and the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

SECTION 10.	Closing.

The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser’s option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

(i)
at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

(ii)
all of the representations and warranties of the Seller under this Agreement and of the Originator under the Servicing Agreement (with respect to each Mortgage Loan, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Servicing Agreement;

(iii)
the Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(iv)	the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

(v)	all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 11.	Closing Documents.

The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

1.	this Agreement (to be executed and delivered only for the initial Closing Date);

2.
the related Mortgage Loan Schedule (one copy to be attached to the Custodian’s counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

3.	a Custodian’s Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

4.
with respect to the initial Closing Date, an Officer’s Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Originator, including all attachments thereto; with respect to subsequent Closing Dates, an Officer’s Certificate upon request of the Purchaser;

5.
with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto (“Opinion of Counsel of the Seller”); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

6.	with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

7.
a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

8.
a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

9.	with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit G; and

10.	Assignment and Conveyance Agreement in the form of Exhibit H hereto, and all exhibits thereto.

The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

SECTION 12.	Costs.

The Purchaser shall pay any fees and expenses relating to due diligence review of the Mortgage Files, commissions due its salesmen, fees of the Custodian incurred following the related Closing Date, fees for recording each Assignment of Mortgage, any loan file shipping fees and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including fees for title policy endorsements and continuations, and the Seller’s attorney’s fees, shall be paid by the Seller.

SECTION 13.	Cooperation of Seller with a Reconstitution.

The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a “Reconstitution Date”) at the Purchaser’s sole option, the Purchaser may effect a sale (each a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(i)	Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a “Fannie Mae Transfer”); or

(ii)	Freddie Mac (the “Freddie Mac Transfer”); or

(iii)	one or more third party purchasers in one or more Whole Loan Transfers; or

(iv)	one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller’s warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Seller, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the Seller (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”).

With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Servicing Agreement as of the settlement or closing date in connection with such Reconstitution that occurs on or prior to the date which is six (6) months following the related Closing Date and in connection with any Reconstitution on or after the date which is six (6) months following the related Closing Date, to restate the representations and warranties set forth in this Agreement as of the Closing Date (each, a “Reconstitution Date”) or make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, in connection with such Reconstitution. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Originator as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser and each Person who controls the Purchaser or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller or the Originator regarding the Seller, the Originator, the Seller’s or other originator’s Static Pool Information, the Seller’s and Originator’s servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, “Purchaser” shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were “Purchasers” under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

In the event the Purchaser has elected to have the Seller or the Originator hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Originator, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Originator to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller’s receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Originator to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

SECTION 14.	The Seller.

Subsection 14.01  Additional Indemnification by the Seller; Third Party Claims.

The Seller shall indemnify the Purchaser and the Successor Servicer and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Originator to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13. The Seller immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser promptly shall reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence, except when the claim is in any way related to the Seller’s indemnification pursuant to Section 9, or is in any way related to the failure of the Originator or the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement.

Subsection 14.02  Merger or Consolidation of the Seller.

The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

SECTION 15.	Financial Statements.

The Seller understands that in connection with the Purchaser’s marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

SECTION 16.	Mandatory Delivery; Grant of Security Interest.

The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller’s failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser’s (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 17.	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(i)	if to the Seller:

NC Capital Corporation
18400 Van Karman, Suite 1000
Irvine, California 92612
Attention: Mr. Kevin Cloyd

(ii)	if to the Purchaser:

Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: Peter Woroniecki - Whole Loan Operations Manager
Fax: 212-507-3565
Email: peter.woroniecki@morganstanley.com

with copies to:

Scott Samlin
Morgan Stanley - RFPG
1585 Broadway, 10th Floor
New York, New York 10036
Fax: 212-507-6569
Email: scott.samlin@morganstanley.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 18.	Severability Clause.

Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 19.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 20.	Governing Law.

This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

SECTION 21.	Intention of the Parties.

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

SECTION 22.	Successors and Assigns; Assignment of Purchase Agreement.

This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser. This Agreement may be assigned, pledged or hypothecated by the Purchaser without the consent of the Seller. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser’s obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

SECTION 23.	Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 24.	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 25.	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)  references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)  reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)  the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)  the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 26.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 27.	Further Agreements.

The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

SECTION 28.	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

SECTION 29.	No Solicitation.

From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller’s behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or (ii) written notice from the related borrower or obligor under a Mortgage Loan of such party’s intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

SECTION 30.	Waiver of Trial by Jury.

THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 31.	Submission To Jurisdiction; Waivers.

The Seller hereby irrevocably and unconditionally:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

SECTION 32.	Compliance With Regulation AB.

Subsection 32.01  Intent of the Parties; Reasonableness.

The Purchaser and the Seller acknowledge and agree that the purpose of Section 32 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

Subsection 32.02  Additional Representations and Warranties of the Seller.

(a)  The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer’s policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer’s financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Subsection 32.03  Information to Be Provided by the Seller.

In connection with any Securitization Transaction the Seller shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a)  If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)  the originator’s form of organization;

(B)  a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)  a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

(D)  a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)  the sponsor;
(2)  the depositor;
(3)  the issuing entity;
(4)  any servicer;
(5)  any trustee;
(6)  any originator;
(7)  any significant obligor;
(8)  any enhancement or support provider; and
(9)  any other material transaction party.

(b)  If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c)  [Reserved].

(d)  If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Subsection 32.04  Indemnification; Remedies.

(a)  The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(1) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form under this Section 32 by or on behalf of the Seller, or provided under this Section 32 by or on behalf of any Third-Party Originator (collectively, the “Seller Information”), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

(2) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 32; or

(3) any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in clause (a)(2) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Seller or any Third-Party Originator.

(b)  Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 32, or any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

MORGAN STANLEY MORTGAGE CAPITAL INC. (Purchaser)

By:

Name: Title:

NC CAPITAL CORPORATION (Seller)

By:

Name: Title:

EXHIBIT A
CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the “Agreement”):

(c)  (a) the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _________, without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Last Endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by “[Last Endorsee], formerly known as [previous name]”;

(d)  the original of any guarantee executed in connection with the Mortgage Note;

(e)  the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(f)  the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon, or certified copies thereof if the original has been sent for recording;

(g)  the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser or its designee. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by “[Seller], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by “[Seller], formerly known as [previous name]”;

(h)  the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Originator to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

(i)  the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

(j)  the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

(k)  if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

In the event an Officer’s Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT B

[RESERVED]

EXHIBIT C

SELLER’S OFFICER’S CERTIFICATE

I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the “Company”) and further as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between Morgan Stanley Mortgage Capital Inc. (the “Purchaser”) and the Company (the “Purchase Agreement”) and (b) the Amended and Restated Interim Servicing Agreement, dated as of _______ __, 200_, by and between the Purchaser and New Century Mortgage Corporation (the “Servicing Agreement”), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Servicing Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Servicing Agreement.

8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Servicing Agreement or (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________	By:___________________________
Name:_________________________
[Seal]	Title: [Vice] President

I, ________________________, an [Assistant] Secretary of ______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________	By:___________________________
Name:_________________________
[Seal]	Title: [Assistant] Secretary

EXHIBIT 5 to
Company’s Officer’s Certificate

NAME	TITLE	SIGNATURE

EXHIBIT D

FORM OF OPINION OF COUNSEL TO THE SELLER AND ORIGINATOR

(date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the “Company”), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the “Purchaser”), dated as of _________ __, 200_ (the “Purchase Agreement”) and the Amended and Restated Interim Servicing Agreement, by and between the Purchaser and New Century Mortgage Corporation (the “Originator”), dated as of _________ __, 200_ (the “Servicing Agreement”, and together with the Purchase Agreement, the “Agreements”). which sale is in the form of whole loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Servicing Agreement.

[We] [I] have examined the following documents:

1.	the Agreements;

2.	the form of Assignment of Mortgage;

3.	the form of endorsement of the Mortgage Notes; and

4.	such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Originator contained in the Agreements. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1.
The Company and the Originator are [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

2.
Each of the Company and the Originator has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

3.
Each Agreement has been duly authorized, executed and delivered by the Company and the Originator, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its terms against the Company and the Originator, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s ownership of the Mortgage Loans.

4.
Each of the Company and the Originator has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

[5.
The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company].

6.
Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Originator of or compliance by the Company or the Originator with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Originator.

7.
Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or the Originator, as applicable, or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company or the Originator is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Originator is subject or by which it is bound.

8.
There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company or the Originator which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Originator or in any material impairment of the right or ability of the Company or the Originator to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Originator or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company or the Originator to perform under the terms of the Agreements.

9.
The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement, is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

10.
The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

Very truly yours,

[Name] [Assistant] General Counsel

EXHIBIT E

FORM OF SECURITY RELEASE CERTIFICATION

___________________, 200__

[Federal Home Loan Bank of
______ (the “Association”)]
________________________
________________________
________________________

Attention:	___________________________ ___________________________

Re:	Notice of Sale and Release of Collateral

Dear Sirs:

This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the “Company”) has committed to sell to Morgan Stanley Mortgage Capital Inc. under the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company’s mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

Very truly yours,

____________________________

By:__________________________
Name:________________________
Title:_________________________
Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

Exhibit F

EXHIBIT F

FORM OF SECURITY RELEASE CERTIFICATION

I.  Release of Security Interest

The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the “Mortgage Loans”), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the “Company”) pursuant to that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name and Address and Wire Instructions of Financial Institution

________________________________
(Name)

________________________________
(Address)

By:_____________________________

II.  Certification of Release

The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

_____________________________

By:__________________________
Title:_________________________
Date:_________________________

EXHIBIT G

UNDERWRITING GUIDELINES

EXHIBIT H

FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this ___ day of __________, ____, ___________________ NC Capital Corporation (“Seller”), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the “PPTA”), and (ii) that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the “Purchase Agreement”), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital Inc. (“Purchaser”) as the Purchaser under the Agreements (as defined below), without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the “Mortgage Loans”), together with the Servicing Rights, and the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by New Century Mortgage Corporation (“Servicer”), as Originator/Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of December 1, 2005 (the “Servicing Agreement”) to service the Mortgage Loans pursuant to the Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof. The Servicer’s possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Servicing Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only. The PPTA, the Purchase Agreement and the Servicing Agreement shall collectively be referred to as the “Agreements” herein.

The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

[SELLER]

By:_______________________________________

Name:_____________________________________ Title:______________________________________

[SERVICER]

By:_______________________________________

Name:_____________________________________ Title:______________________________________

Accepted and Agreed:

MORGAN STANLEY MORTGAGE CAPITAL INC.

By:_______________________________

Name:_____________________________

Title:______________________________

EXHIBIT A
TO ASSIGNMENT AND CONVEYANCE AGREEMENT

THE MORTGAGE LOANS

EXHIBIT B
TO ASSIGNMENT AND CONVEYANCE AGREEMENT

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than __ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

EXHIBIT C
TO ASSIGNMENT AND CONVEYANCE AGREEMENT

UNDERWRITING GUIDELINES

EXHIBIT V

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO DBSec.Notifications@db.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Deutsche Bank National Trust Company, as trustee
1761 St. Andrew Place
Santa Ana, California 92705
Email: DBSec.Notifications@db.com
Attn.: Trust & Securities Services - MS07C1

RE: **Additional Form [10-D] [10-K] [8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 8.12 of the Pooling and Servicing Agreement (the “Agreement”), dated as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as depositor, Saxon Mortgage Services, Inc., as a servicer (“Saxon”), Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”; together with Saxon, the “Servicers”), NC Capital Corporation, as responsible party, and Deutsche Bank National Trust Company, as trustee, the undersigned, as [_________________________] hereby notifies you that certain events have come to our attention that we are required to report to you for disclosure on Form [10-D] [10-K] [8-K].

Description of additional Form [10-D] [10-K] [8-K] Disclosure:

List of any attachments hereto to be included in the Additional Form [10-D] [10-K] [8-K] Disclosure:

Each of the attachments hereto is being transmitted to the Trustee in an EDGAR-compatible format.

Any inquiries related to this notification should be directed to [_________________] phone number [___________________]; email address [______________________].

[NAME OF PARTY],
As [Role]

By:_____________________________
Name:

EXHIBIT W-1

FORM OF SAXON SERVICER REPORTS

(Available upon request)

EXHIBIT W-2

FORM OF COUNTRYWIDE SERVICING SERVICER REPORTS

(Available upon request)

EXHIBIT X

FORM OF COUNTRYWIDE AMENDMENT TO REGULATION AB

Capitalized terms used in this Exhibit X, but not defined in this Exhibit X shall have the meanings given to such terms in this Agreement, except the term “Mortgage Loan” shall mean “Mortgage Loan” as defined in this Agreement.

EXHIBIT Y

REPRESENTATIONS AND WARRANTIES AGREEMENT

REPRESENTATIONS AND WARRANTIES AGREEMENT

This REPRESENTATIONS AND WARRANTIES AGREEMENT (this “Agreement”), dated as of January 26, 2007 (the “Closing Date”), is between MORGAN STANLEY MORTGAGE CAPITAL INC. (the “Sponsor”) and MORGAN STANLEY ABS CAPITAL I INC. (the “Depositor”).

W I T N E S S E T H:

WHEREAS, the Sponsor acquired certain mortgage loans (the “Mortgage Loans”) set forth on the mortgage loan schedule attached hereto as Schedule I (the “Mortgage Loan Schedule”) from various mortgage loan sellers pursuant to certain purchase agreements;

WHEREAS, the Sponsor subsequently sold certain of the Mortgage Loans (the “MSSA Mortgage Loans”) to Morgan Stanley Securitized Assets LLC (“MSSA”);

WHEREAS, pursuant to that certain bill of sale, dated as of the Closing Date, between MSSA and the Depositor, the MSSA Mortgage Loans are to be transferred by MSSA to the Depositor;

WHEREAS, pursuant to that certain bill of sale, dated as of the Closing Date, between the Sponsor and the Depositor, the remaining Mortgage Loans are to be transferred by the Sponsor to the Depositor;

WHEREAS, pursuant to that certain Pooling and Servicing Agreement, dated as of January 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor, Countrywide Home Loans Servicing LP, as a servicer (“Countrywide Servicing”), Saxon Mortgage Services, Inc., as a servicer (“Saxon”, together with Countrywide Servicing, the “Servicers”), NC Capital Corporation, as responsible party (the “Responsible Party”) and Deutsche Bank National Trust Company, as a trustee, (the “Trustee”), Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (the “Trust”) shall issue its Mortgage Pass-Through Certificates, Series 2007-NC1 (the “Certificates”), representing beneficial ownership interest in a trust, the assets of which include, but are not limited to, the Mortgage Loans transferred by the Depositor to the Trust pursuant to the Pooling and Servicing Agreement;

WHEREAS, in connection with the sale of the Mortgage Loans by the Sponsor and MSSA to the Depositor, the Sponsor shall make various representations and warranties to the Depositor regarding the Mortgage Loans;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Defined Terms.

Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Section 2.  Representations and Warranties of the Sponsor.

The Sponsor represents and warrants to the Depositor as of the date hereof that:

(a)  No Mortgage Loan is a “High Cost Loan” or “Covered Loan”, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary Appendix E).

(b)  No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

Section 3.  Assignment and Assumption of EPD Provision.

(a) The Sponsor hereby assigns, conveys, transfers and sets over to the Depositor all of the Sponsor’s right, title and interest (except as otherwise set forth in Section 3(b) below) in, to and under the Sponsor’s rights to require any Responsible Party to repurchase a Mortgage Loan as a result of a scheduled payment of principal and interest not being made during the period of time specified in the third full paragraph (the “EPD Provision”) under the heading “Purchase Agreement” in each of the letter agreements listed on Schedule II attached hereto (each a “Purchase Price and Terms Agreement”) between the Sponsor and the applicable Responsible Party, but only to the extent such provision relates to any Mortgage Loans that are the subject of this Agreement.

(b) Notwithstanding the foregoing set forth in Section 3(a), the Sponsor specifically reserves and does not assign to the Depositor any and all right, title and interest in, to and under the right to receive as part of the repurchase price for any such Mortgage Loan repurchased pursuant to any EPD Provision the excess (the “Repurchase Premium”) of the Purchase Price Percentage (as defined in the applicable Purchase Price and Terms Agreement) over 100% multiplied by the unpaid principal balance of such Mortgage Loan. In the event any Mortgage Loan is required to be repurchased by the applicable Responsible Party pursuant to the provisions of the applicable Purchase Price and Terms Agreement specified in Section 3(a) above, the Depositor shall require the applicable Responsible Party to repurchase such Mortgage Loan at the Repurchase Price (as defined in such Purchase Price and Terms Agreement), and the Depositor shall cause the applicable Responsible Party to pay such Repurchase Premium to the Sponsor or its designee as instructed by the Sponsor.

Section 4.  Remedies for Breach of Representations and Warranties of the Sponsor; the Repurchase Price.

(a)  Within ninety (90) days of the earlier of either discovery by or notice to the Sponsor of any breach of a representation or warranty set forth in Section 2 of this Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the holders of the Certificates therein, the Sponsor shall use its best efforts to promptly cure such breach in all material respects and, if such breach cannot be remedied, the Sponsor shall repurchase such Mortgage Loan at a repurchase price (the “Repurchase Price”) equal to the sum of: (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the mortgage interest rate of such Mortgage Loan from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances (as defined in the Pooling and Servicing Agreement), (iv) all costs and expenses incurred by the Trustee arising out of or based upon such breach, including without limitation, costs and expenses relating to the Trustee’s enforcement of the repurchase obligation of the Sponsor under this Agreement, and (v) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law. Any repurchase of a Mortgage Loan pursuant to the foregoing provisions of this Section 3 shall be accomplished by direct remittance of the Repurchase Price to the Depositor or its designee in accordance with the Depositor’s instructions.

(b)  At the time of repurchase, the Depositor and the Sponsor shall arrange for the reassignment of the repurchased Mortgage Loan to the Sponsor and the delivery to the Sponsor of any documents held by the Trustee, relating to the repurchased Mortgage Loan. In the event of a repurchase, the Sponsor shall, simultaneously with such reassignment, give written notice to the Depositor that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

(c)  Any cause of action against the Sponsor relating to or arising out of the breach of any representations and warranties made in Section 2 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Depositor or notice thereof by the Sponsor to the Depositor, (ii) failure by the Sponsor to cure such breach, repurchase such Mortgage Loan as specified above, and (iii) demand upon the Sponsor by the Depositor for compliance with this Agreement.

(d)  It is understood and agreed that the obligation of the Sponsor set forth in Section 4(a) to repurchase for a Mortgage Loan in breach of a representation or warranty contained in Section 2 constitutes the sole remedy of the Depositor or any other person or entity with respect to such breach.

(e)  The representations and warranties of the Sponsor set forth in Section 2 shall inure to the benefit of the Depositor and its successors and assigns until all amounts payable to the holders of the Certificates under the Pooling and Servicing Agreement have been paid in full.

Section 5.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 6.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICTS OF LAWS PRINCIPLES.

Section 7.  Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.  Captions.

The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 9.  Successors and Assigns.

This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. Any entity into which the Sponsor or the Depositor may be merged or consolidated shall, without the requirement for any further writing, be deemed the Sponsor or the Depositor, respectively, hereunder.

Section 10.  Amendments

This Agreement may be amended from time to time by the parties hereto.

[Remainder of this Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

MORGAN STANLEY MORTGAGE CAPITAL INC.

By:
Name:
Title:

MORGAN STANLEY ABS CAPITAL I INC.

By:
Name:
Title:

SCHEDULE I

Mortgage Loan Schedule

(Delivered to the Trustee and not attached to the Pooling and Servicing Agreement)

SCHEDULE II

List of Purchase Price and Terms Agreements

1.	Purchase Price and Terms Agreement dated August 25, 2006 among Morgan Stanley Mortgage Capital Inc., NC Capital Corporation and New Century Mortgage Corporation.

2.	Purchase Price and Terms Agreement dated July 24, 2006 among Morgan Stanley Mortgage Capital Inc., NC Capital Corporation and New Century Mortgage Corporation.

EXHIBIT Z

INTEREST RATE CAP AGREEMENT

EXECUTION COPY

DATE:	January 26, 2007

TO:
Deutsche Bank National Trust Company, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

ATTENTION:	Trust Administration - MS07C1
TELEPHONE:	(714) 247-6000
FACSIMILE:	(714) 656-2626

FROM:	New York Derivative Client Services Group
TELEPHONE:	(212) 761-2996
FACSIMILE:	(646) 202-9190

SUBJECT:	Fixed Income Derivatives Confirmation

REFERENCE NUMBER:	HR3HY

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley Capital Services Inc. (“Party A”) and Deutsche Bank National Trust Company, not individually, but solely as Trustee (the “Trustee”) under the Pooling and Servicing Agreement, dated and effective as of January 1, 2007, among Morgan Stanley ABS Capital I Inc., as Depositor, Deutsche Bank National Trust Company, as Trustee, Saxon Mortgage Services, Inc., as Servicer, Countrywide Home Loans Servicing LP, as Servicer, and NC Capital Corporation, as Responsible Party (the “PSA”) for the Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1 (“Party B”).

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Terms capitalized but not defined in this Confirmation (including the Definitions) have the meanings attributed to them in the PSA.

This Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of January 26, 2007, as amended and supplemented from time to time (the “Agreement”), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	With respect to any Calculation Period, the notional amount set forth for such Calculation Period in Schedule I attached hereto.

Trade Date:	January 24, 2007

Effective Date:	January 26, 2007

Termination Date:	December 25, 2007

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Dates:	January 26, 2007

Fixed Amount:	None

Floating Amounts:

Floating Rate Payer:	Party A

Cap Rate:	7.35%

Floating Rate Payer Payment
Dates:	Early Payment—For each Calculation Period, the first Business Day prior to each Floating Rate Payer Period End Date.

Floating Rate Payer Period End
Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing February 25, 2007, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Floating Amount:	To be determined in accordance with the following formula:

10 * Floating Rate * Notional Amount * Floating Rate Day Count Fraction.

Designated Maturity:	One month

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York and Los Angeles

Business Day Convention:	Following

2.	Account Details and Settlement Information:

Payment to Party A:

Citibank, New York
ABA No.: 021 000 089
Account No.: 4072-4601
Account Name: Morgan Stanley Capital Services Inc.

Payments to Party B:

Deutsche Bank
ABA No.: 021001033
Account No: 01419663
Acct Name: NYLTD Funds Control - Stars West
Ref: Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 (cap)

3.
Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by Deutsche Bank National Trust Company (i) this Confirmation is executed and delivered by Deutsche Bank National Trust Company not in its individual capacity but solely as Trustee of the Trust under the PSA in the exercise of the powers and authority conferred and invested in it as trustee thereunder, (ii) each of the representations, undertakings and agreements herein made on behalf of Party B is made and intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and (iii) under no circumstances shall Deutsche Bank National Trust Company in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation.

4.
Modifications to the Agreement. For purposes of this Transaction only, the Agreement is modified as follows: Part 1(f)(ii), Part 1(h)(A) and Part 5(f) of the Schedule to the ISDA Master Agreement are hereby deleted in their entirety.

We are very pleased to have entered into this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY CAPITAL SERVICES INC.

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

DEUTSCHE BANK NATIONAL TRUST COMPANY, not individually, but solely as Trustee on behalf of the Supplemental Interest Trust with respect to Morgan Stanley ABS Capital I Inc. Trust 2007-NC1, Mortgage Pass-Through Certificates, Series 2007-NC1

By:
Name:
Title:

SCHEDULE I

Line	Calculation Period		Notional Amount ($)	Multiplier
1	Effective Date	2/25/2007	120,000,764.32	10
2	2/25/2007	3/25/2007	115,491,029.43	10
3	3/25/2007	4/25/2007	111,122,782.50	10
4	4/25/2007	5/25/2007	106,888,765.93	10
5	5/25/2007	6/25/2007	102,782,321.68	10
6	6/25/2007	7/25/2007	98,797,372.59	10
7	7/25/2007	8/25/2007	94,928,406.05	10
8	8/25/2007	9/25/2007	91,170,445.47	10
9	9/25/2007	10/25/2007	87,519,034.58	10
10	10/25/2007	11/25/2007	83,970,207.54	10
11	11/25/2007	Termination Date	80,520,482.29	10